      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1996


                                                       REGISTRATION NO. 333-3648
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                                AFFYMETRIX, INC.
             (Exact Name of Registrant as Specified in Its Charter)


          CALIFORNIA                         8731                  77-0319159
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)


     3380 CENTRAL EXPRESSWAY, SANTA CLARA, CALIFORNIA 95051; (408) 522-6000

         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

  KENNETH J. NUSSBACHER, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
     3380 CENTRAL EXPRESSWAY, SANTA CLARA, CALIFORNIA 95051; (408) 522-6000

       (Name, Address Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                            ------------------------

                                   COPIES TO:

           Julian N. Stern                            Alan K. Austin
          August J. Moretti                         Elizabeth R. Flint
         Stephen C. Ferruolo                        Elizabeth M. Kurr
   Heller Ehrman White & McAuliffe          Wilson, Sonsini, Goodrich & Rosati
        525 University Avenue                       650 Page Mill Road
     Palo Alto, California 94301               Palo Alto, California 94304
            (415) 324-7000                            (415) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THIS REGISTRATION
                                   STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                AFFYMETRIX, INC.
                             CROSS-REFERENCE SHEET

                        ITEM AND HEADING
           FOR S-1 REGISTRATION STATEMENT PROSPECTUS                             LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page; Additional Information
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Summary; Risk Factors
       4.  Use of Proceeds......................................  Summary; Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page; Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Not Applicable
       8.  Plan of Distribution.................................  Outside and Inside Front Cover Pages; Underwriting
       9.  Description of Securities to be Registered...........  Summary; Capitalization; Description of Capital Stock
      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts
      11.  Information with Respect to the Registrant...........  Outside and Inside Front Cover Pages; Summary; Risk
                                                                   Factors; Use of Proceeds; Dividend Policy;
                                                                   Capitalization; Dilution; Selected Financial Data;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Management; Certain Transactions; Principal
                                                                   Shareholders; Description of Capital Stock; Shares
                                                                   Eligible for Future Sale; Financial Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 20, 1996


                                      LOGO

                                5,000,000 SHARES

                                  COMMON STOCK

    All of the 5,000,000 shares of Common Stock offered hereby are being sold by Affymetrix, Inc. ("Affymetrix" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.
                               ------------------

          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                                ----------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
   AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR HAS
     THE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  PASSED   UPON
       THE    ACCURACY    OR   ADEQUACY    OF   THIS    PROSPECTUS.   ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
                                                   UNDERWRITING
                                    PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                     PUBLIC         COMMISSIONS      COMPANY (1)
---------------------------------------------------------------------------------
Per Share.....................          $                $                $
---------------------------------------------------------------------------------
Total (2).....................          $                $                $
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated at $800,000.

(2) The Company has granted the Underwriters  a 30-day option to purchase up  to
    an additional        shares of Common Stock solely to cover over-allotments,
    if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to
    Company will be $     , $      , and $      , respectively.
                               ------------------

    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California, on or about       , 1996.

ROBERTSON, STEPHENS & COMPANY

                                 CS FIRST BOSTON

                                                           MONTGOMERY SECURITIES

                  The date of this Prospectus is       , 1996

Affymetrix GeneChip-TM- Technology Opportunities
--------------------------------------------


      All genomics programs are expected to be research collaborations. All diagnostic product opportunities are in research and development with the indicated collaborators, except for HIV, which Affymetrix introduced as a "Research Use Only" product in April 1996. Diagnostic use of the Company's products would be subject to FDA and other applicable regulatory approvals, which have not been applied for or received, and which may not be obtained for several years, if at all.


--------------------------------------------------------------------------------
IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Affymetrix GeneChip Technology
-----------------------------------------

                             [Depictions of genes,
                                double helix and
                           probe array in cartridge]

Affymetrix GeneChip probe arrays provide the capacity to acquire, analyze, and manage complex genetic information.

Integrated GeneChip System

[PICTURE]                      [PICTURE]                      [PICTURE]

GeneChip Fluidics Station      GeneChip Scanner               GeneChip Software
Controls hybridization of the  Quantitatively detects         Analyzes and manages genetic
test sample to the probe       hybridization of test sample   information from the scanner.
array.                         to the probe array.

              GeneChip Probe Array
             A GeneChip probe array currently contains from 16,000 to more than 100,000 different
             DNA probes. Each probe array is packaged in a catridge.

                                          Probe Array Image
                                        A GeneChip scanner image of an
                                        HIV probe array for sequencing the
                                        reverse transcriplase and protease
                                        genes. Each small square represents
                                        the quantitative hybridization
                                        intensity of a labeled test sample to
                                        a specific DNA probe.

             [PICTURE]

             [PICTURE]

              GeneChip Software
             GeneChip software translates the quantitative hybridization intensities into sequence information which can also be used for gene expression analysis and genetic mapping. The red "a" in the Sequences window indicates a mutation in HIV causing resistance to a class of HIV protease inhibitor drugs.

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL        , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Summary...................................................................    4
Risk Factors..............................................................    6
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Capitalization............................................................   19
Dilution..................................................................   20
Selected Financial Data...................................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   26
Management................................................................   48
Certain Transactions......................................................   54
Principal Shareholders....................................................   56
Description of Capital Stock..............................................   58
Shares Eligible for Future Sale...........................................   60
Underwriting..............................................................   62
Legal Matters.............................................................   63
Experts...................................................................   63
Additional Information....................................................   63
Glossary..................................................................   64
Index to Financial Statements.............................................  F-1


                               ------------------

    The Company's executive offices are located at 3380 Central Expressway, Santa Clara, California 95051. The Company's telephone number is (408) 522-6000.

    GeneChip-TM- and Affymetrix-TM- are trademarks of the Company. Tradenames and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS", AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. A GLOSSARY OF TECHNICAL TERMS USED IN THIS PROSPECTUS APPEARS AT PAGE 64 OF THIS PROSPECTUS.

                                  THE COMPANY

    Affymetrix has developed and intends to establish its GeneChip system as the platform of choice for acquiring, analyzing and managing complex genetic information in order to improve the diagnosis, monitoring and treatment of disease. The Company's system consists of disposable DNA probe arrays containing gene sequences on a chip, instruments to process the probe arrays, and software to analyze and manage genetic information. The Company commenced commercial sales of the GeneChip system and an HIV probe array for research use in April 1996.

    The Company manufactures its DNA probe arrays using an innovative and proprietary process that combines photolithographic fabrication techniques from the semicondutor industry with solid phase DNA synthesis to assemble large amounts of genetic information on a small glass chip called a probe array. The Company can manufacture a number of identical DNA probe arrays on a glass wafer, which is then diced into individual probe arrays. Currently, each probe array manufactured by the Company contains from 16,000 to more than 100,000 different DNA probes.

    Genes provide the fundamental basis for understanding human health and disease. Increased knowledge of how genes encode the functions of living organisms has generated a worldwide effort to identify and sequence genes of many organisms, including the estimated 100,000 genes within the human genome. This effort is being led by the Human Genome Project and related academic, government and industry research projects. Once the genes and their sequences are identified, it is anticipated that many years of additional research will be required to understand the specific function of each gene and its role in disease. Affymetrix believes that the GeneChip system can play an important role in this research and its application in drug discovery and the development of new diagnostic products. The Company intends to commercialize the GeneChip system in two principal areas: genomics, or the study of genes and their function, and diagnostics.


    In genomics, Affymetrix intends to sell custom DNA probe arrays to pharmaceutical and biotechnology companies through collaborative agreements. The Company would receive revenues in the form of probe array design and development fees, and subsequently through the sale of DNA probe arrays and instruments. In addition, the Company may receive milestone payments and royalties from discoveries made through the use of the DNA probe arrays. Affymetrix also intends to use the GeneChip technology to help create and commercialize databases containing information on the function of genes and their role in disease. There can be no assurance that the Company will be successful in marketing its GeneChip system for these genomics applications.



    In diagnostics, Affymetrix intends to develop DNA probe arrays to analyze genetic information from patient samples to improve the accuracy and speed of diagnosis. The Company is pursuing diagnostic products and research applications in infectious diseases, cancer and other areas, such as monitoring drug metabolism. The Company intends to market its diagnostic GeneChip products directly and through collaborative partnerships. Affymetrix believes its GeneChip technology can also be used as a discovery tool for new diagnostic markers to be used in conventional immunoassays. There can be no assurance that the Company will be successful in marketing its GeneChip system for these diagnostic applications.


    The Company's first application for the GeneChip system is to help researchers identify mutations in HIV that cause resistance to antiviral drugs, such as AZT. The Company believes that monitoring such mutations may become an important aspect of managing patients with AIDS. As of March 31, 1996, Affymetrix had placed five prototype GeneChip systems for the HIV application in academic research centers and pharmaceutical companies for research use.

    An important part of the Company's strategy is to work with collaborative partners to expand the applications of the Company's technology and to acquire access to complementary technologies and resources such as manufacturing and marketing. Affymetrix has two agreements with Genetics Institute, Inc. ("GI") to apply the Company's technology to understand the function of human genes. The Company will design, manufacture and supply custom probe arrays for use in GI's drug discovery programs. Affymetrix also has a collaborative agreement with Hewlett-Packard Company ("HP"), whereby HP will develop advanced instruments to read the GeneChip probe arrays. In addition, in collaboration with HP, the Company will develop and manufacture certain probe arrays to be marketed by HP.


    Affymetrix began operations in 1991 as a division of Affymax N.V. ("Affymax"), was incorporated in California in March 1992 and began operating independently as a wholly-owned subsidiary of Affymax in March 1993. In March 1995, Glaxo plc, now Glaxo Wellcome plc ("Glaxo"), purchased Affymax. Prior to this offering, Glaxo indirectly owns approximately 46% of the Common Stock of Affymetrix.


                                  RISK FACTORS



    An investment in the shares of Common Stock offered hereby involves a high degree of risk. The Company's GeneChip system and other potential products will require significant additional development and investment. While the Company's initial product sales for research use have not required regulatory approval, the Company expects that such approval will be required for diagnostic applications in the future. There can be no assurance that the Company will obtain any required regulatory approval for the GeneChip system or that the GeneChip system will be successfully commercialized or obtain market acceptance. Other risk factors include the Company's early stage of development, uncertainties relating to technological approaches, history of losses and expectation of future losses, intense competition, rapid technological change, limited manufacturing capability and sales and marketing experience and the Company's dependence on proprietary technology. See "Risk Factors."

                                  THE OFFERING


Common Stock Offered by the Company...........  5,000,000 shares
Common Stock Outstanding after the Offering...  21,239,231 shares (1)
Use of Proceeds...............................  For  research  and   development  (including   product
                                                development  and core  research), capital expenditures
                                                (manufacturing  scale-up,  facilities  and  laboratory
                                                equipment),  expansion of sales and marketing, working
                                                capital and other general corporate purposes. See "Use
                                                of Proceeds."
Proposed Nasdaq National Market Symbol........  AFFX


                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                                                   THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                  MARCH 31,
                                                    --------------------------------------------  --------------------
                                                     1991     1992     1993     1994      1995      1995       1996
                                                    -------  -------  -------  -------  --------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Contract and grant revenue........................  $ --     $    43  $ 1,413  $ 1,574  $  4,625  $     854  $   1,416
Operating expenses:
    Research and development......................    1,576    4,106    6,566    9,483    12,420      2,274      4,177
    General and administrative....................      261      582      577    2,303     3,833        777      1,649
                                                    -------  -------  -------  -------  --------  ---------  ---------
      Total operating expenses....................    1,837    4,688    7,143   11,786    16,253      3,051      5,826
                                                    -------  -------  -------  -------  --------  ---------  ---------
Loss from operations..............................   (1,837)  (4,645)  (5,730) (10,212)  (11,628)    (2,197)    (4,410)
Interest income (expense), net....................    --         (15)     138      532       881         23        489
                                                    -------  -------  -------  -------  --------  ---------  ---------
Net loss..........................................  $(1,837) $(4,660) $(5,592) $(9,680) $(10,747) $  (2,174) $  (3,921)
                                                    -------  -------  -------  -------  --------  ---------  ---------
                                                    -------  -------  -------  -------  --------  ---------  ---------
Pro forma net loss per share......................                    $ (0.52) $ (0.55) $  (0.61) $   (0.12) $   (0.22)
                                                                      -------  -------  --------  ---------  ---------
                                                                      -------  -------  --------  ---------  ---------
Pro forma weighted average shares outstanding.....                     10,715   17,653    17,664     17,663     17,664

                                                                      MARCH 31, 1996
                                                                 ------------------------
                                                                                  AS
                                                                  ACTUAL      ADJUSTED (2)
                                                                 --------     -----------
BALANCE SHEET DATA:
Cash, cash equivalents, and short-term investments............... $ 34,837    $ 89,837
Total assets.....................................................   41,185      96,185
Long-term obligation.............................................      898         898
Deficit accumulated during development stage.....................  (36,437)    (36,437)
Total shareholders' equity.......................................   34,652      89,652

-------------
(1) Excludes 2,191,518 shares of Common Stock issuable upon exercise of outstanding options under the Company's 1993 Stock Plan. Also excludes 203,881 shares issuable upon the exercise of warrants outstanding as of March 31, 1996. See "Management -- Stock Plans" and Note 6 of Notes to Financial Statements.

(2) As adjusted to reflect the sale of the 5,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds."

    UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; (II) REFLECTS A 2-FOR-3 REVERSE STOCK SPLIT PRIOR TO THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT; AND (III) GIVES EFFECT TO THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO COMMON STOCK UPON THE CLOSING OF THIS OFFERING.

                                  RISK FACTORS

    In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

EARLY STAGE OF DEVELOPMENT

    The Company is at an early stage of development. The Company has not commercialized significant quantities of products based on its technologies. As of March 31, 1996, the Company had placed only nine GeneChip systems, all of which have been solely for research use and only five of which have been purchased by customers. Substantially all of the Company's revenues have been derived from payments from collaborative research and development agreements and government research grants.

    The Company's GeneChip system and other potential products will require significant additional development and investment, including testing to further validate performance and demonstrate cost effectiveness. While the Company's initial product sales for research use have not required regulatory approval, the Company expects that such approval will be required in the future. The Company may need to undertake costly and time-consuming efforts to obtain this approval. There can be no assurance that any products will be successfully developed, be proven to be accurate and efficacious in any markets, meet applicable regulatory standards in a timely manner or at all, be protected from competition by others, avoid infringing the proprietary rights of others, be manufactured in sufficient quantities or at reasonable costs, or be marketed successfully.

    The Company has experienced significant operating losses since inception and expects these losses to continue for at least the next several years. Whether the Company can successfully manage the transition to a commercial-scale enterprise will depend upon a number of factors including establishing its commercial manufacturing capability, developing its marketing capabilities, establishing a direct sales force and entering into collaborative arrangements to market its products. Failure to make such a transition successfully would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


UNCERTAINTIES RELATING TO TECHNOLOGICAL APPROACHES; NEED FOR ADDITIONAL RESEARCH AND DEVELOPMENT


    The Company intends to develop its GeneChip system for genomics and diagnostics applications. The GeneChip system involves several new technologies, including a complex chemical synthesis process necessary to create DNA probe arrays. In addition, technicians using the GeneChip system require new technical skills and training. There can be no assurance that technicians will not experience difficulties with the system that would prevent or limit its use. The instrumentation and software that comprise the GeneChip system are new and have not been previously used in commercial applications. As the system is used, it is possible that previously unrecognized defects will emerge. In addition, DNA probe arrays are tested only on a random sample basis, and quality problems could develop with the untested arrays. Further, in order for the Company to address new applications for the GeneChip system, the Company may be required to reduce the size of its probe arrays, increase the number of features on these arrays, develop instruments capable of processing the information from such probe arrays, and design software capable of managing such information. There can be no assurance that the Company will be capable of validating or achieving the improvements in the components of the GeneChip system necessary for its successful commercialization. The Company's GeneChip technology will also need to compete against well-established techniques and enhancements to such techniques for analyzing genes and for diagnostics. There can be no assurance that the GeneChip system will replace or compete successfully against existing techniques and instruments. Furthermore, there can be no assurance that the Company's GeneChip technology will be useful in providing information on the function of genes or for the analysis of larger sequences of genes.

    The  development  of  diagnostic  and  therapeutic  products  based  on  the
Company's technologies will be subject to the risks of failure inherent in the development of products based on new technologies. These risks include possibilities that any products based on these technologies will be found to be ineffective, unreliable or unsafe, or otherwise fail to receive necessary regulatory clearances; that products will be difficult to manufacture on a large scale or will be uneconomical to market; that proprietary rights of third parties will preclude the Company or its collaborative partners from marketing products; or that third parties will market superior or equivalent products. Furthermore, there can be no assurance that the Company's research and development activities will result in any commercially viable products. See "Business -- Technology."

UNCERTAINTY OF MARKET ACCEPTANCE

    The commercial success of the Company's GeneChip system will depend upon market acceptance by academic research centers, pharmaceutical and biotechnology companies and reference laboratories. Market acceptance will depend on many factors, including convincing researchers that the GeneChip system is an attractive alternative to current technologies for the acquisition, analysis and management of genetic information; the receipt of regulatory clearances in the United States, Europe, Japan and elsewhere; the need for laboratories to license other technologies, such as amplification technologies that may be required to use the GeneChip system for certain applications; and the availability of new proprietary markers that may be important to the diagnosis, monitoring and treatment of disease for incorporation on the Company's probe arrays. Market acceptance may be adversely affected by ethical concerns that may limit the use of the GeneChip system for certain diagnostic applications or the analysis of genetic information. In addition, potential customers will need skilled laboratory technicians to operate the GeneChip system. Market acceptance of the GeneChip system could also be adversely affected by limited funding available for academic research centers and other research organizations that are the potential customers for the GeneChip system.

    Potential customers of the GeneChip system will need to acquire the Company's fluidics station and probe array scanner in order to utilize the DNA probe arrays. The cost of this instrumentation may deter certain potential customers from purchasing probe arrays. The Company may be required to discount the price of its GeneChip system in order to place the system with customers. The failure of the Company to place sufficient quantities of the instruments for the GeneChip system would have a material adverse effect on its ability to sell the disposable probe arrays. There can be no assurance that academic research centers, pharmaceutical or biotechnology companies or reference laboratories will replace existing instrumentation and techniques with the GeneChip system. Because of these and other factors, there can be no assurance that the Company's products will gain market acceptance.

    The Company expects that its customers will be concentrated in a small number of academic research centers, pharmaceutical and biotechnology companies and reference laboratories. As a result, the Company's financial performance may depend on large orders from a limited number of customers. There are only three major reference laboratories in the United States, two of which are associated with large pharmaceutical companies. There can be no assurance that the Company will be able to successfully market the GeneChip system to reference laboratories or that the affiliation of these laboratories with pharmaceutical companies will not adversely affect their decision to purchase GeneChip systems. The Company's dependence on sales to a few large reference laboratories may also strengthen the purchasing leverage of these potential customers, which could reduce the sales price of the GeneChip system. Also, the Company believes that the sales cycle for the GeneChip system will be lengthy due to the need to educate potential customers about its characteristics. The failure of the Company to gain additional customers, the loss of any customer or a significant reduction in the level of sales to any customer would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Business Strategy" and "-- Sales and Marketing."

UNCERTAINTIES RELATED TO THE HIV PROBE ARRAY

    The first commercial application of the Company's GeneChip system is an HIV probe array designed to detect mutations in HIV, the virus that causes AIDS. The HIV probe array provides sequence information from the reverse transcriptase and protease genes of HIV and the system includes a fluidics station, a scanner and related software. In April 1996, the Company introduced the HIV probe array for research purposes only. The Company has placed only five HIV probe arrays at customer sites to date, all in the United States. These systems have been in operation for only a limited period of time, and their accuracy and efficacy have not been fully demonstrated. There are other uncertainties relating to the system, including that the Company has no prior experience in introducing a commercial product, that technicians may encounter difficulties with the system that would prevent or limit its use, and that the Company will rely on third parties to manufacture and service its instruments. Furthermore, there can be no assurance that the accuracy of the HIV probe array in providing sequence information from HIV will be better than current technologies, such as gel-based sequencing techniques.

    As new therapies and combinations of therapies for treating HIV are employed, new mutations in the HIV genome may be discovered that would require the Company to redesign its current probe array or develop new probe arrays. Advanced therapies could be discovered that target other components of the virus or which do not generate drug resistance. In addition, cost containment pressures for treating HIV patients may limit the price the Company may be able to charge potential customers for its HIV probe array. There can be no assurance that the HIV probe array will provide useful diagnostic and monitoring information, that it will operate without difficulties, that technicians will have adequate training to use the system, or that the Company will not experience manufacturing or marketing difficulties selling the HIV probe array to academic research centers, pharmaceutical and biotechnology companies and reference laboratories. Furthermore, there can be no assurance that the HIV probe array will gain regulatory approval for clinical use. The Company's product revenues in the near term are dependent upon the commercialization of the HIV probe array. There can be no assurance that these revenues will be realized in the near term, or at all. Failure of the Company to successfully commercialize the HIV probe array could have a material adverse effect on the Company's business, financial condition and results of operations, and may adversely affect the Company's ability to commercialize any future products it may develop. See "Business -- Business Strategy" and "-- Sales and Marketing."


HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES


    The Company has incurred operating losses in each year since its inception, including net losses of approximately $10.7 million during the year ended December 31, 1995, and, at March 31, 1996, the Company had an accumulated deficit of approximately $36.4 million. The Company's losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with the Company's operations. These costs have exceeded the Company's interest income and revenues which, to date, have been generated principally from collaborative research and development agreements and government research grants. The Company expects to incur substantial additional operating losses over the next several years as a result of increases in its expenses for research and product development, manufacturing scale-up, expanding sales and marketing and capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROFITABILITY UNCERTAIN

    The Company has experienced substantial operating losses and has never been profitable. The Company expects that it may have to discount the price of the GeneChip system to gain market acceptance, which could adversely affect gross margins. The Company's future gross margins, if any, will be dependent on, among other factors, the Company's ability to cost-effectively manufacture the GeneChip system, product mix and the degree of price discounts required to market its products to academic research centers, pharmaceutical and biotechnology companies and reference laboratories. The amount of future operating losses and time required by the Company to reach profitability, if ever, are highly uncertain. The Company's ability to generate significant revenues and become profitable is dependent in large part on the ability of the Company to enter into additional collaborative arrangements and on the ability of the Company and its collaborative partners to successfully commercialize products developed under the collaborations. In addition, delays in receipt of any necessary regulatory approvals by the Company or its collaborators, or receipt of approvals by competitors, could adversely affect the successful commercialization of the Company's technologies. There can be no assurance that the Company will successfully commercialize any product or that the Company will achieve product revenues or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN OPERATING RESULTS

    The Company's quarterly operating results will depend upon the volume and timing of orders for GeneChip systems and probe arrays received and delivered during the quarter, variations in payments under collaborative agreements, including milestones, royalties, license fees, and other contract revenues, and the timing of new product introductions by the Company. The Company's quarterly operating results may also fluctuate significantly depending on other factors, including the introduction of new products by the Company's competitors; regulatory actions; market acceptance of the GeneChip system and other potential products; adoption of new technologies; manufacturing capabilities; variations in gross margins of the Company's products; competition; the cost, quality and availability of reagents and components; the mix of products sold; changes in government funding; and third-party reimbursement policies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE

    Competition in genomics and diagnostics is intense and expected to increase. Further, the technologies for discovering genes associated with significant diseases and approaches for commercializing those discoveries are new and rapidly evolving.

    Currently, the Company's principal competition comes from existing technologies that are used to perform many of the same functions for which the Company plans to market its GeneChip systems. In the diagnostic field, these technologies are provided by established diagnostic companies, such as Abbott Laboratories, Boehringer Mannheim GmbH, Hoffmann-LaRoche, Inc. ("Roche"), Johnson & Johnson and SmithKline Beecham plc. These technologies include a variety of established assays, such as immunoassays, histochemistry, flow cytometry and culture, and newer DNA probe diagnostics to analyze certain amounts of genetic information. In the genomics field, competitive technologies include gel-based sequencing using instruments provided by companies such as the Applied Biosystems division of Perkin Elmer and Pharmacia Biotech AB. In order to compete against existing technologies, the Company will need to demonstrate to potential customers that the GeneChip system provides improved performance and capabilities.

    The market for diagnostic products derived from gene discovery is currently limited and will be highly competitive. Many companies are developing and marketing DNA probe tests for genetic and other diseases. Other companies are conducting research on new technologies for diagnostic tests based on advances in genetic information. Established diagnostic companies could provide significant competition to Affymetrix through the development of new products. These companies have the strategic commitment to diagnostics, the financial and other resources to invest in new technologies, substantial intellectual property portfolios, substantial experience in new product development, regulatory expertise, manufacturing capabilities and the distribution channels to deliver products to customers. These companies also have an installed base of instruments in several markets, including clinical and reference laboratories, which are not compatible with the GeneChip system. In addition, these companies have formed alliances with genomics companies which provide them access to genetic information that may be incorporated into their diagnostic tests.

    In the genomics field, future competition will likely come from existing competitors as well as other companies seeking to develop new technologies for sequencing and analyzing genetic information. In addition, pharmaceutical and biotechnology companies, such as Genome Therapeutics Corporation, Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc. ("Incyte"), Millennium Pharmaceuticals, Inc., Myriad Genetics, Inc. and Sequana Therapeutics, Inc. have significant needs for genomic information and may choose to develop or acquire competing technologies to meet these needs.

    Genomics and diagnostic technologies have undergone and are expected to continue to undergo rapid and significant change. The Company's future success will depend in large part on its ability to maintain a competitive position with respect to these technologies. Rapid technological development by the Company or others may result in products or technologies becoming obsolete. In addition, products offered by the Company would be made obsolete by less expensive or more effective tests based on other technologies or by new therapeutic or prophylactic agents that obviate the need for diagnostic and monitoring information. There is no assurance that the Company will be able to make the enhancements to its technology necessary to compete successfully with newly emerging technologies. See "Business -- Research and Development" and "-- Competition."

DEPENDENCE UPON COLLABORATIVE PARTNERS

    An important element of the Company's business strategy involves collaborations with pharmaceutical, diagnostic and biotechnology companies that have discovered genes and may seek to use the Company's technologies to discover genetic mutations or develop diagnostic and therapeutic products. The Company has significant collaborations with HP and GI.


    In November 1994, the Company entered into a collaborative agreement with HP to develop an advanced scanner for use with the GeneChip probe arrays. The HP scanner is currently under development and, in 1997 the Company expects that HP will be the sole source of its scanners. Accordingly, if the HP scanner does not become available on a timely basis or fails to meet its performance and cost specifications, it would have a material adverse effect on the Company's business.


    The Company has two agreements with GI, dated November 1994 and December 1995, relating to use of GeneChip technology to measure gene expression in order for GI to develop new therapeutic proteins. If GI is not successful in using the GeneChip technology or if the Company fails to maintain a satisfactory relationship with GI, the Company could lose significant revenues and its ability to obtain additional collaborations with other companies would be impaired.

    The Company has received a substantial portion of its revenues since inception from its collaborative partners and intends to enter into collaborative arrangements with other companies to apply its technology, fund development, commercialize potential future products, and assist in obtaining regulatory approval. There can be no assurance that any of the Company's present or future collaborative partners will perform their obligations as expected or will devote sufficient resources to the development, clinical testing or marketing of the Company's potential products developed under the collaborations. Any parallel development by a partner of alternative technologies or components of the GeneChip system, preclusion of the Company from entering into competitive arrangements, failure to obtain timely regulatory approvals, premature termination of an agreement, or failure by a partner to devote sufficient resources to the development and commercialization of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's agreements with consultants and collaborators are complex. There may be provisions within such agreements which give rise to disputes regarding the rights and obligations of the parties. These and other possible disagreements could lead to delays in collaborative research, development or commercialization of certain products, or could require or result in litigation or arbitration, which would be time-consuming and expensive, and could have a material adverse effect on the Company's business, financial condition and results of operations.

    There can be no assurance that the Company will be able to negotiate future collaborative arrangements on acceptable terms, if at all, or that such collaborations will be successful. See "Business -- Collaborative Agreements and Grants."

NEED FOR ADDITIONAL FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL


    The Company anticipates that its existing capital resources, together with the net proceeds of this offering and interest earned thereon, will enable it to maintain currently planned operations through at least 1998. However, this expectation is based on the Company's current operating plan, which could change as a result of many factors, and the Company could require additional funding sooner than anticipated. In addition, the Company may choose to raise additional capital due to market conditions or strategic considerations even if it has sufficient funds for its operating plan. The Company's requirements for additional capital will be substantial and will depend on many factors, including payments received under existing and possible future collaborative agreements; the availability of government research grant payments; the progress of the Company's collaborative and independent research and development projects; the costs of preclinical and clinical trials for the Company's products; the prosecution, defense and enforcement of patent claims and other intellectual property rights; and development of manufacturing, marketing and sales capabilities. The Company has no credit facility or other committed sources of capital. To the extent capital resources are insufficient to meet future capital requirements, the Company will have to raise additional funds to continue the development of its technologies. There can be no assurance that such funds will be available on favorable terms, or at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's shareholders. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into collaboration agreements on unattractive terms. The Company's inability to raise capital would have a material effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."

ETHICAL, LEGAL AND SOCIAL IMPLICATIONS OF GENETIC PREDISPOSITION TESTING

    The Company's success will depend in part upon the Company's ability to develop genetic tests for genes discovered by the Company and others. Genetic tests, such as certain of the Company's GeneChip tests, may be difficult to perform and interpret and may lead to misinformation or misdiagnosis. Further, even when a genetic test identifies the existence of a mutation in an
individual,   the  interpretation  of  the  result   is  often  limited  to  the
identification of a statistical probability that the tested individual will develop the disease or condition for which the test is performed. In addition, once available, such tests may be subject to ethical concerns or reluctance to administer or pay for tests for conditions that are not treatable. Further, it is possible that gene-based diagnostic tests marketed by other companies could encounter specific difficulties, resulting in societal and governmental concerns regarding genetic testing.

    The prospect of broadly available genetic predisposition testing has raised issues regarding the appropriate utilization and the confidentiality of information provided by such testing. It is possible that discrimination by insurance companies could occur through the raising of premiums by insurers to prohibitive levels, outright cancellation of insurance or unwillingness to provide coverage to patients shown to have a genetic predisposition to a particular disease. In addition, employers could discriminate against employees with a positive genetic predisposition due to the increased risk for disease resulting in possible cost increases for health insurance and the potential for lost employment time. Finally, governmental authorities could, for social or other purposes, limit the use of genetic testing or prohibit testing for genetic predisposition to certain conditions which could adversely affect the use of the Company's products. There can be no assurance that ethical concerns about genetic testing will not materially adversely affect market acceptance of the Company's GeneChip system. See "Business -- Government Regulation."

LIMITED MANUFACTURING CAPABILITY; SOLE SOURCE SUPPLIERS

    The Company has limited experience manufacturing products for commercial purposes. To date, the Company has a small scale facility providing limited quantities of probe arrays for internal and collaborative purposes and initial sales of the GeneChip system to the research market. To achieve the production levels of probe arrays necessary for successful commercialization of its products, the Company will need to scale-up its manufacturing facilities and establish automated manufacturing capabilities. The Company may also need to comply with the current good manufacturing practices ("GMP") prescribed by the United States Food and Drug Administration ("FDA") for sale of products in the United States, ISO standards for sale of products in Europe, as well as other standards prescribed by various federal, state and local regulatory agencies in the United States and other countries. Although the Company does not currently need to comply with GMP to manufacture probe arrays and related instrumentation for sale for research purposes, it may need to be GMP compliant to sell these products to clinical reference laboratories, and it will need to be compliant to sell these products for clinical use. There can be no assurance that manufacturing and quality control problems will not arise as the Company attempts to scale-up its manufacturing facilities or that such scale-up can be achieved in a timely manner or at commercially reasonable costs.

    The Company's probe array manufacturing process is complex and involves a number of technologies that have never before been combined in the manufacture of a single product. The Company tests only selected probe arrays from each wafer and only selected probes on each probe array. It is therefore possible that defective probe arrays might not be identified before they are shipped. The Company therefore relies on quality control procedures, including controls on the manufacturing process and sample testing, to verify the correct completion of the manufacturing process. In addition, there may be certain aspects of the Company's manufacturing that are not fully understood and cannot be readily replicated for commercial use. If the Company is unable to manufacture probe arrays on a timely basis because of these or other factors, its business, financial condition and results of operations could be adversely affected.

    As the Company's technologies evolve, new manufacturing techniques and systems will be required. For example, it is anticipated that batch processing systems will be needed to meet the Company's future probe array manufacturing needs. Further, as products requiring increased density are developed, miniaturization of the features on the arrays will be necessary, requiring new or modified manufacturing equipment and processes. Further, the Company's manufacturing equipment requires significant capital investment. The Company will rely on a single manufacturing facility for its probe arrays for the foreseeable future. This manufacturing facility is subject to natural disasters such as earthquakes and floods. The former are of particular significance since the manufacturing facility is located in an earthquake prone area. In the event that its manufacturing facility were to be affected by accidental or natural disasters, the Company would be unable to manufacture products for sale until the facility was replaced or restored to operation.

    Certain key parts of the GeneChip system, such as the probe array scanner, the fluidics station, and certain reagents, are currently available only from a single source or a few sources. The Company currently obtains the scanner for its GeneChip probe arrays from Molecular Dynamics, Inc. ("Molecular Dynamics"). The Company is dependent on Molecular Dynamics for quality testing and service of this instrument. The Company has entered into an agreement with HP to supply a new scanner for the GeneChip system, which the Company expects to be available for commercialization in 1997. The Company's ability to commercialize a probe array with more features is dependent upon successful development of the HP scanner. The Company has contracted with RELA, Inc. ("RELA"), a private company, to supply the fluidics station that is part of the GeneChip system. The fluidics stations of the nine GeneChip systems placed to date are prototypes manufactured by the Company and not supplied by RELA. No assurance can be given that probe array scanners, fluidics stations or reagents will be available in commercial quantities at acceptable costs. If the Company is required to seek alternative sources of supply, it could be time consuming and expensive. In addition, the Company is dependent on its vendors to provide components of appropriate quality and reliability and to meet applicable regulatory requirements. Consequently, in the event that supplies from these suppliers were delayed or interrupted for any reason, the Company's ability to develop and supply its products could be impaired, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The GeneChip system is a complex set of instruments and includes DNA probe arrays, which are produced in an innovative and complicated manufacturing process. During the beta testing phase of the GeneChip system's development, the Company and its vendors have encountered and addressed a number of technical problems, including software failures, improper alignment of probe array wafers, valve and tube failures in the fluidics station, sensor wiring issues and scanner control problems. Due to the complexity and lack of operating history of these products, the Company anticipates that additional technical problems may occur or be discovered as more systems are placed into operation. If these problems cannot be readily addressed, they could cause delays in shipments, warranty expenses and damages to customer relationships, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

LIMITED SALES AND MARKETING EXPERIENCE

    The Company does not have a direct sales force and has only limited experience in sales and marketing. As of March 31, 1996, the Company had placed nine GeneChip systems, of which only five had been sold. The Company has not placed any of its GeneChip systems outside the United States. The Company intends to market its products to academic research centers, pharmaceutical and biotechnology companies and reference laboratories. The Company intends to market diagnostic tests through a direct sales force to its potential customers for research use only. The Company intends to market the GeneChip system for genomic applications through collaborations with pharmaceutical and biotechnology companies. The Company anticipates a long sales cycle to market the GeneChip system to its potential customers. The Company will be required to enter into collaboration or distribution arrangements to commercialize its products outside the United States. There can be no assurance that the Company will be able to establish a direct sales force or to establish collaborative or distribution arrangements to market its products. Failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

UNCERTAINTIES RELATED TO GOVERNMENT FUNDING

    A significant portion of the Company's products for research use are likely to be sold to universities, government research laboratories, private foundations and other institutions where funding is dependent upon grants from government agencies such as the National Institutes of Health ("NIH"). Research funding by the government, however, may be significantly reduced under several budget proposals being discussed by the United States Congress. Any such reduction may materially affect the ability of the Company's prospective research customers to purchase the Company's products for research use.

    The Company has received and expects to continue to receive significant funds under various United States Government research and technology programs. While the programs are generally multi-year awards, they are subject to a yearly appropriations process in the United States Congress. Proposed legislation being debated in the United States Congress would eliminate or reduce the program under which the Company's Advanced Technology Program ("ATP") grant is funded by the Department of Commerce. There can be no assurance that the Company will receive the entire $20.8 million of funding designated for it under the ATP grant, and termination of the ATP grant could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's grants from the Departments of Commerce and Energy and the NIH give the government certain rights to license for its own use inventions resulting from funded work. There can be no assurance that the Company's proprietary position will not be adversely affected should the government exercise these rights. See "Business -- Collaborative Agreements and Grants."

UNCERTAINTIES RELATED TO THIRD-PARTY REIMBURSEMENT

    The Company's ability to successfully commercialize its products may depend on the Company's ability to obtain adequate levels of third-party reimbursement for use of certain diagnostic tests in the United States, Europe and other countries. Currently, availability of third-party reimbursement is limited and uncertain for genetic tests.

    In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payors may deny reimbursement if they determine that a prescribed device or diagnostic test has not received appropriate FDA or other governmental regulatory clearances, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. The Company's ability to commercialize certain of its products successfully may depend on the extent to which appropriate reimbursement levels for the costs of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. The trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for certain of the Company's products. The cost containment measures that health care providers are instituting and the results of any health care reform could have an adverse effect on the Company's ability to sell certain of its products and may have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

    The Company anticipates the manufacturing, labeling, distribution and marketing of some or all of the Company's diagnostic products will be subject to regulation in the United States and in certain other countries.

    In the United States, the FDA regulates, as medical devices, most diagnostic tests and IN VITRO reagents that are marketed as finished test kits or equipment. Some clinical laboratories, however, purchase individual reagents intended for specific analytes, and develop and prepare their own finished diagnostic tests. Although the FDA has not generally exercised regulatory authority over these individual reagents or the finished tests prepared from them by the clinical laboratories. The FDA has recently proposed a rule that, if adopted, would regulate the reagents sold to clinical laboratories as medical devices. The proposed rule would also restrict sales of these reagents to clinical laboratories certified under Clinical Laboratory Improvement Amendments of 1988 ("CLIA") as high complexity testing laboratories. The Company intends to market some diagnostic products as finished test kits or equipment and others as individual reagents; consequently, some or all of these products will be regulated as medical devices.

    Medical devices generally require FDA approval or clearance prior to marketing in the United States. The process of obtaining FDA clearances or approvals necessary to market medical devices can be time-consuming, expensive and uncertain, and there can be no assurance that any clearance or approval sought by the Company will be granted or that FDA review will not involve delays, adversely affecting the marketing and sale of the Company's products. Further, clearance or approval may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed. Additionally, there can be no assurance that FDA will not request additional data or request that the Company conduct further clinical studies.

    If approval or clearance is obtained, the Company will be subject to continuing FDA obligations. When manufacturing medical devices, the Company will be required to adhere to regulations setting forth current GMP, which require that the Company manufacture its products and maintain its records in a prescribed manner with respect to manufacturing, testing and quality control activities. In addition, among other requirements, the Company will be required to comply with FDA requirements for labeling and promotion of its medical devices. Further, if the Company wanted to make changes on a product after FDA clearance or approval, including changes in indications or intended use or other significant modifications to labeling, manufacturing or product design, additional clearances or approvals would be required from the FDA.

    Failure to obtain required regulatory approval or clearance or failure to obtain timely approval or clearance, or the imposition of stringent labeling or sales restrictions on the Company's products, could have a material adverse effect on the Company. In addition, failure to comply with applicable regulatory requirements could subject the Company to enforcement action, including product seizures, recalls, withdrawal of clearances or approvals, restrictions on or injunctions against marketing the Company's products, and civil and criminal penalties, any one or more of which could have a material adverse effect on the Company.

    Medical device laws and regulations are also in effect in many countries outside the United States. These range from comprehensive device approval requirements for some or all of the Company's medical device products to requests for product data or certifications. The number and scope of these requirements are increasing. Failure to comply with applicable state and foreign medical device laws and regulations may have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could adversely affect the Company's operations. See "Business -- Government Regulation."

DEPENDENCE ON PROPRIETARY TECHNOLOGY AND UNPREDICTABILITY OF PATENT PROTECTION


    As of April 15, 1996, Affymetrix had exclusive licenses from Affymax for over 20 patents and patent applications in the United States related to its business in the fields of clinical diagnostics and research supply. In addition, Affymetrix is the assignee of 52 United States patent applications and one issued patent in the United States. Many of these patents and applications have been filed and/or issued in one or more foreign countries. Affymetrix also relies upon those patents, copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its copyright and trade secrets and to operate without infringing the proprietary rights of third parties.


    The Company is party to various license option agreements (including agreements with Affymax, Stanford University and the University of California) which give it rights to use certain technologies. Failure of the Company to maintain rights to such technology could have a material adverse effect on the Company's business, financial condition and results of operations. For example, inability of the Company to exercise the option for the Stanford technology under commercially reasonable terms could have an adverse effect on the ability of the Company to sell certain of its products.

    The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including the Company, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

    Others may have filed and in the future are likely to file patent applications that are similar or identical to those of the Company. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company.

    The commercial success of the Company also depends in part on the Company neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to the Company's technologies and products. For example, the Company, its collaborators and customers may need to acquire a license for an amplification technology to use the GeneChip system, and there is no assurance such a license will be available on commercially reasonable terms. The Company is aware of third-party patents that may relate to the Company's technology, including reagents used in probe array synthesis and in probe array assays, probe array scanners, synthesis techniques, oligonucleotide amplification techniques, assays, and probe arrays. There can be no assurance that the Company will not infringe these patents, other patents or proprietary rights of third parties. In addition, the Company has received and may in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third party patents. Any legal action against the Company or its collaborative partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborative partner to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its collaborative partners would prevail in any such action or that any license (including licenses proposed by third parties) required under any such patent would be made available on commercially acceptable terms, if at all. There are a significant number of United States and foreign patents and patent applications in the Company's areas of interest, and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The enactment of legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes in United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years after the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications in the Company's area of interest is often more than three years, a twenty-year term after the effective date of filing may result in a substantially shortened term of the Company's patent protection which may adversely affect the Company's patent position.

    The Company also relies upon copyright and trade secret protection for its confidential and proprietary information. There can be no assurance, however, that such measures will provide adequate protection for the Company's trade secrets or other proprietary information. In addition, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's copyrights and trade secrets or disclose such technology, or that the Company can meaningfully protect its trade secrets.

    The Company's academic collaborators have certain rights to publish data and information in which the Company has rights. There is considerable pressure on academic institutions to publish discoveries in the genetics and genomics fields. There can be no assurance that such publication would not adversely affect the Company's ability to obtain patent protection for some genes in which it may have a commercial interest. See "Business -- Intellectual Property."

ATTRACTION AND RETENTION OF KEY EMPLOYEES AND CONSULTANTS

    The Company is highly dependent on the principal members of its management and scientific staff. The loss of services of any of these persons could have a material adverse effect on the Company's product development and commercialization objectives. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such personnel.

    Product development and commercialization will require additional personnel in areas such as diagnostic testing, regulatory affairs, manufacturing and marketing. The inability to acquire such services or to develop such expertise could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, the Company relies on its scientific advisors to assist the Company in formulating its research and development strategy. All of the scientific advisors are employed by employers other than the Company and have commitments to other entities that may limit their availability to the Company. Some of the Company's scientific advisors also consult for companies that may be competitors of the Company. See "Business -- Scientific Advisory Board."

EXPOSURE TO PRODUCT LIABILITY CLAIMS

    The Company's business exposes it to potential product liability claims that are inherent in the testing, manufacturing, marketing and sale of human diagnostic and therapeutic products. The Company intends to acquire clinical liability insurance. There can be no assurance that it will be able to obtain such insurance or general product liability insurance on acceptable terms or at reasonable costs or that such insurance will be in sufficient amounts to provide the Company with adequate coverage against potential liabilities. A product liability claim or recall could have a material adverse effect on the Company's business, financial condition and results of operations.


BROAD DISCRETION IN ALLOCATION AND USE OF PROCEEDS



    Although the Company expects to use approximately $46,000,000 of the net proceeds of this offering for research and development, including product development and core research, manufacturing scale-up, and to expand sales and marketing capabilities, the Company has not yet identified the specific amounts and uses of approximately $9,000,000 (approximately 16%) of the net proceeds. The Company's Board of Directors and management will retain broad discretion as to the allocation of the net proceeds of the offering. See "Use of Proceeds."


CONTROL BY GLAXO, MANAGEMENT AND RELATED PERSONS

    Upon completion of this offering, Glaxo will indirectly beneficially own 35.9% of the Company's outstanding Common Stock and executive officers, directors and principal shareholders (other than Glaxo) will indirectly beneficially own 15.0% of the Company's outstanding Common Stock. Accordingly, Glaxo and these shareholders may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, adoption of amendments to the Company's Articles of Incorporation and Bylaws and approval of mergers and other significant corporate transactions. Glaxo and the Company have executed a governance agreement that confers rights on Glaxo in certain circumstances. See "Principal Shareholders" and "Certain Transactions."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    Certain provisions of the Company's Articles of Incorporation and Bylaws and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, or control the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the shareholders, eliminate the right of shareholders to act by written consent which could make it more difficult for shareholders to affect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

NO PRIOR TRADING MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE; DILUTION

    Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market will develop or be sustained after this offering. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Company's Common Stock could be subject to significant fluctuations in response to announcements of results of research activities, collaborative agreements, technological innovations, or new commercial products by the Company, collaborative partners or competitors, changes in government regulations, regulatory actions, changes in patent laws, developments concerning proprietary rights, quarterly variations in operating results, litigation and other events. The stock market has from time to time experienced significant price and volume fluctuations which have particularly affected the market prices of the stocks of technology companies, and which may be unrelated to the operating performance of particular companies. Further, there has been particular volatility in the market prices of securities of biotechnology and other life sciences companies.

    Purchasers of the Common Stock will incur an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. Additional dilution is likely to occur upon exercise of options granted by the Company. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICE


    Future sales of substantial amounts of the Company's Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. Of the 21,239,231 shares to be outstanding after the offering, the 5,000,000 shares of Common Stock offered hereby (plus any shares issued upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction. Beginning 90 days after the Effective Date, approximately 50,100 additional shares will be eligible for sale in the public market subject to compliance with Rule 701. In addition, beginning 90 days after the Effective Date approximately 186,140 shares subject to vested options will be available for sale subject to compliance with Rule 701. Certain shareholders of the Company, including the officers, directors, employees and the affiliates of the Company are subject to contractual "lock-up" agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock of the Company or any securities exercisable for or convertible into the Company's Common Stock owned by them for a period of 180 days after the effective date of the offering (the "Effective Date") without the prior written consent of Robertson Stephens & Company. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701 under the Securities Act of 1933, as amended (the "Securities Act"), shares subject to lock-up agreements will not be saleable until such agreements expire or are waived by Robertson Stephens & Company. Beginning 180 days after the Effective Date, approximately 10,411,408 additional shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 upon the expiration of the lock-up agreements not to sell such shares. Beginning 180 days after the Effective Date, approximately 183,366 additional shares subject to vested options will be available for sale subject to compliance with Rule 701 upon the expiration of lock-up agreements not to sell such shares. Robertson, Stephens & Company may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the Company intends to register on Form S-8 under the Securities Act within 180 days after the Effective Date shares of Common Stock issued or reserved for issuance under the Company's 1993 Stock Plan (the "Stock Plan"), and the 1996 Nonemployee Directors Stock Option Plan (the "Directors Plan") and such registrations will be effective on filing. As of March 31, 1996, there were outstanding options for the purchase of 2,191,518 shares under the Stock Plan, of which options for 158,490 shares were exercisable. No shares have been issued to date under the Directors Plan. As of April 30, 1996, the holders of approximately 15,834,537 shares are entitled to certain registration rights with respect to such shares. If a large number of such shares were registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration the shares held by such holders pursuant to the exercise of their registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Management -- Stock Plans," "Description of Capital Stock -- Registration Rights of Certain Shareholders," "Shares Eligible for Future Sale," and "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 5,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share are estimated to be approximately $55,000,000 ($63,370,000 assuming the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.


    The Company intends to use the net proceeds from this offering to develop new products and applications for the GeneChip system. Such products may be developed by the Company internally or through collaborative arrangements using the Company's existing technology and products or complementary products or technologies acquired from third parties. While such collaborations and acquisitions may represent a significant use of the proceeds of the offering, no significant acquisitions are currently planned. The Company expects to use approximately $25 million for research and development, including product development and core research; approximately $15 million for capital expenditures, including scale-up of manufacturing, facilities and laboratory equipment; and approximately $6 million for expansion of sales and marketing. The Company will use the $9 million balance (approximately 16%) of the net proceeds for working capital and other general corporate purposes. The Company's Board of Directors and management will retain broad discretion as to the allocation of the net proceeds of the offering.


    The amounts actually expended for each purpose and the timing of such expenditures will depend upon numerous factors, including payments received under existing and possible future collaborative agreements; the availability of government research grant payments; the progress of the Company's collaborative and independent research and development projects; the costs of preclinical and clinical trials for the Company's products; the prosecution, defense and enforcement of patent claims and other intellectual property rights; and development of manufacturing, marketing and sales capabilities. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    The Company has never paid dividends since its inception and does not intend to pay any dividends in the foreseeable future. The Company currently intends to retain any future earnings to fund the development of its business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1996, (i) on a pro forma basis to give effect to the automatic conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon the closing of this offering and (ii) as adjusted to reflect the receipt of the estimated net proceeds from the sale of the 5,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $12.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                                                MARCH 31, 1996
                                                                                           ------------------------
                                                                                            PRO FORMA   AS ADJUSTED
                                                                                           -----------  -----------
                                                                                                (in thousands)
Noncurrent portion of capital lease obligation (1).......................................   $     898    $     898
Shareholders' equity:
  Preferred stock; no par value, 27,500,000 shares authorized; pro forma and as adjusted,
   no shares issued and outstanding......................................................      --           --
  Common stock; no par value, 50,000,000 shares authorized;
   pro forma 16,239,231 issued and outstanding; as adjusted,
   21,239,231 issued and outstanding (2).................................................      73,528      128,528
  Notes receivable from officers.........................................................         (41)         (41)
  Unrealized gain on available-for-sale securities.......................................           1            1
  Deferred compensation..................................................................      (2,399)      (2,399)
  Deficit accumulated during the development stage.......................................     (36,437)     (36,437)
                                                                                           -----------  -----------
    Total shareholders' equity...........................................................      34,652       89,652
                                                                                           -----------  -----------
      Total capitalization...............................................................   $  35,550    $  90,550
                                                                                           -----------  -----------
                                                                                           -----------  -----------

------------
(1) See Note 5 of Notes to Financial Statements for a description of the Company's obligation under capital lease.

(2) Excludes (i) 203,881 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $8.25 per share, (ii) 2,191,518 shares issuable upon exercise of outstanding options at March 31, 1996, at a weighted average price of $0.65 per share and (iii) 965,228 shares of Common Stock reserved for future issuance under the Stock Plan. Also excludes 300,000 shares reserved for issuance under the Directors Plan, which was adopted in April 1996. See "Management -- Stock Plans" and Note 6 of Notes to Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of the Company as of March 31, 1996 was $34,652,000 or approximately $2.13 per share. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding at March 31, 1996. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share immediately after completion of this offering. After giving effect to the estimated net proceeds from the sale of the 5,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $89,652,000 or approximately $4.22 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.09 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $7.78 per share to purchasers of Common Stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price........................................             $   12.00
  Pro forma net tangible book value as of March 31, 1996.............  $    2.13
  Increase attributable to new investors.............................       2.09
                                                                       ---------
Pro forma net tangible book value after the offering.................                  4.22
                                                                                  ---------
Dilution to new investors............................................             $    7.78
                                                                                  ---------
                                                                                  ---------

    The following table summarizes, on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share paid by the existing shareholders and by new investors before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company at the assumed initial public offering price of $12.00 per share:

                                           SHARES PURCHASED         TOTAL CONSIDERATION
                                        -----------------------  -------------------------  AVERAGE PRICE
                                           NUMBER      PERCENT       AMOUNT       PERCENT     PER SHARE
                                        ------------  ---------  --------------  ---------  -------------
Existing shareholders.................    16,239,231       76.5% $   70,860,000       54.1%   $    4.36
New investors.........................     5,000,000       23.5      60,000,000       45.9        12.00
                                        ------------  ---------  --------------  ---------
  Total...............................    21,239,231      100.0% $  130,860,000      100.0%
                                        ------------  ---------  --------------  ---------
                                        ------------  ---------  --------------  ---------

    The foregoing table assumes no exercise of outstanding stock options or warrants. As of March 31, 1996, there were outstanding warrants to purchase 203,881 shares of Common Stock at an exercise price of $8.25 per share and outstanding options to purchase an aggregate of 2,191,518 shares of Common Stock at a weighted average exercise price of $0.65 per share. To the extent that any of these options or warrants or additional options or warrants are exercised, there will be further dilution to new investors. See "Management -- Stock Plans" and Note 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA


    The statement of operations data set forth below for the years ended December 31, 1993, 1994 and 1995 and the balance sheet data as of December 31, 1994 and 1995 are derived from financial statements of the Company audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data as of December 31, 1991, 1992, and 1993 are derived from financial statements audited by Ernst & Young LLP, which are not included in this Prospectus. The balance sheet data at March 31, 1996 and the statement of operations data for the three months ended March 31, 1995 and 1996 and for the period from inception (January 1, 1991) to March 31, 1996 are derived from unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The Company has never declared or paid any cash dividends on shares of its capital stock. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, related Notes thereto, and other financial information included elsewhere in this Prospectus.


                                                                                                                PERIOD FROM
                                                                                                                 INCEPTION
                                                                                         THREE MONTHS ENDED     (JANUARY 1,
                                                                                                               1991) THROUGH
                                                YEAR ENDED DECEMBER 31,                      MARCH 31,           MARCH 31,
                                 -----------------------------------------------------  --------------------  ---------------
                                   1991       1992       1993       1994       1995       1995       1996          1996
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------------
                                                            (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Contract and grant revenue.....  $  --      $      43  $   1,413  $   1,574  $   4,625  $     854  $   1,416     $   9,071
Operating expenses:
  Research and development.....      1,576      4,106      6,566      9,483     12,420      2,274      4,177        38,328
  General and administrative...        261        582        577      2,303      3,833        777      1,649         9,205
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
    Total operating expenses...      1,837      4,688      7,143     11,786     16,253      3,051      5,826        47,533
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
Loss from operations...........     (1,837)    (4,645)    (5,730)   (10,212)   (11,628)    (2,197)    (4,410)      (38,462)
  Interest income..............     --              3        211        575      1,301        183        517         2,607
  Interest expense.............     --            (18)       (73)       (43)      (420)      (160)       (28)         (582)
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
Net loss.......................  $  (1,837) $  (4,660) $  (5,592) $  (9,680) $ (10,747) $  (2,174) $  (3,921)    $ (36,437)
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------       -------
Pro forma net loss per share
 (1)...........................                        $   (0.52) $   (0.55) $   (0.61) $   (0.12) $   (0.22)
                                                       ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------
Pro forma weighted average
 shares outstanding (1)........                           10,715     17,653     17,664     17,663     17,664

                                                                    DECEMBER 31,                        MARCH 31,
                                                -----------------------------------------------------  -----------
                                                  1991       1992       1993       1994       1995        1996
                                                ---------  ---------  ---------  ---------  ---------  -----------
                                                                   (in thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
 investments..................................  $  --      $      94  $  20,392  $  17,805  $  38,883   $  34,837
Working capital...............................          1       (320)    17,452     15,677     36,070      31,729
Total assets..................................          1        813     22,817     19,861     44,552      41,185
Long-term obligations.........................     --            564     --          7,135        948         898
Deficit accumulated during development
 stage........................................     (1,837)    (6,497)   (12,089)   (21,769)   (32,516)    (36,437)
Total shareholders' equity (net capital
 deficiency)..................................          1       (181)    19,214      9,170     38,519      34,652

---------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing pro forma net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

    Affymetrix is a development stage company which is developing GeneChip systems and related applications and technologies for the acquisition, analysis and management of complex genetic information. The business and operations of Affymetrix were commenced in 1991 by Affymax and were initially conducted within Affymax. In March 1992, Affymetrix was incorporated as a California corporation and became a wholly-owned subsidiary of Affymax. In September 1993, Affymetrix issued equity securities through a private financing of approximately $21 million that reduced Affymax' ownership to approximately 65%. In March 1995, Glaxo acquired Affymax, including its then majority ownership interest in Affymetrix. In August 1995, Affymetrix issued equity securities through a second private financing of approximately $39 million, further reducing Affymax' percentage ownership. Glaxo currently indirectly owns approximately 46% of Affymetrix.

    The Company has a limited operating history that, to date, has focused primarily on the development of its technology. Based on its GeneChip technology platform, Affymetrix is developing a portfolio of products for academic research centers, pharmaceutical and biotechnology companies and reference laboratories. As of March 31, 1996, the Company had placed nine of its GeneChip systems with customers for validation, initial testing and certain research applications. Only five of the systems have been purchased by customers, three of which were for the HIV application. The payments received from the sale of these systems were recorded as contract revenues pursuant to development agreements. The Company commercially introduced its first product, the GeneChip system and the HIV probe array for research use only, in April 1996. Failure of the Company to successfully develop, manufacture and market additional products over the next several years or to realize product revenues would have a material adverse effect on the Company's business, financial condition and results of operations.


    The Company has incurred operating losses in each year since its inception, including net losses of approximately $10.7 million during the year ended December 31, 1995, and at March 31, 1996, the Company had an accumulated deficit of approximately $36.4 million. The Company's losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with the Company's operations. These costs have exceeded the Company's interest income and revenues which to date have been generated principally from collaborative research and development agreements and government research grants. The Company expects to incur substantial additional operating losses over the next several years as a result of increases in its expenses for research and product development, manufacturing and marketing capabilities.


    The Company's quarterly operating results will depend upon the volume and timing of orders for GeneChip systems and probe arrays received and delivered during the quarter, variations in payments under collaborative agreements, including milestones, royalties, license fees, and other contract revenues, and the timing of new product introductions by the Company. The Company's quarterly operating results may also fluctuate significantly depending on other factors, including the introduction of new products by the Company's competitors; regulatory actions; market acceptance of the GeneChip system and other potential products; adoption of new technologies; manufacturing capabilities; variations in gross margins of the Company's products; competition; the cost, quality and availability of reagents and components; the mix of products sold; changes in government funding; and third-party reimbursement policies.

    The Company expects that it may have to discount the price of the GeneChip system to gain market acceptance, which could adversely affect gross margins. The Company's future gross margins, if any, will be dependent on, among other factors, the Company's ability to cost-effectively manufacture the GeneChip system, product mix and the degree of price discounts required to market its products to academic research centers, pharmaceutical companies and reference laboratories. The amount of future operating losses and time required by the Company to reach profitability, if ever, are highly uncertain. The Company's ability to generate significant revenues and become profitable is dependent in large part on the ability of the Company to enter into additional collaborative arrangements and on the ability of the Company and its collaborative partners to successfully commercialize products incorporating the Company's technologies. In addition, delays in receipt of any necessary regulatory approvals by the Company or its collaborators, or receipt of approvals by competitors, could adversely affect the successful commercialization of the Company's technologies.


    From inception through March 31, 1996, the Company has generated $11.7 million from government grants, collaborative agreements and interest income. The Company has significant collaborative relationships with GI and HP and a significant grant from the National Institute of Standards and Technology's Advanced Technology Program. The Company began its collaboration with GI in November 1994 to develop applications of the GeneChip system to the identification of new genes and new uses of genes using expression monitoring. Under this agreement, GI funded the Company's research to determine the feasibility of this application of GeneChip technology and agreed to make milestone and royalty payments. In December 1995, GI and the Company signed a second agreement for the supply of custom probe arrays to GI in return for up-front fees, milestone payments and royalties for products developed from use of the probe arrays. As of March 31, 1996, the Company recognized contract revenues totaling $1.3 million from GI. As a result of entering into an agreement with Incyte in April 1996, Affymetrix is required to refund 30% of the development funding received from GI and future funding from GI will be proportionally reduced. The Company recorded an accrued liability for this refund and believes that the reduction of future funding from GI will not have a material effect on its operations. See "Business -- Collaborative Agreements and Grants."


    The Company entered into a collaboration with HP in November 1994 to develop, manufacture and supply a more advanced scanner for use with the Company's GeneChip probe arrays and for the Company, in collaboration with HP, to develop, manufacture and supply certain probe arrays to HP for sale in certain markets. As of March 31, 1996, the Company recognized contract revenues totaling $1.5 million from HP.

    In October 1994, the Company and Molecular Dynamics received a five-year grant from the National Institute of Standards and Technology's Advanced Technology Program in the amount of $31.5 million to develop a miniaturized DNA diagnostic system based on the Company's technology. Pursuant to the grant, $20.8 million is designated for the Company and its subcontractors and $10.7 million is designated for Molecular Dynamics and its subcontractors, subject to the requirements of each company to match such funding. As of March 31, 1996, the Company's revenues from this grant totaled $1.6 million.

    Collaborations will continue to be an important element of the Company's business strategy. There can be no assurance that the Company will be able to maintain existing collaborations, enter into future collaborations to develop applications of its GeneChip system or that any such collaborative arrangements will be successful.

RESULTS OF OPERATIONS


  THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995



    Contract and grant revenue increased by 66% for the three months ended March 31, 1996 to $1.4 million from $854,000 for the three months ended March 31, 1995. The increase was principally due to the sale of one GeneChip system pursuant to a development agreement in the first quarter of 1996, as compared to none in the first quarter of 1995, and an increase in ATP grant revenue.


    Research and development expenses increased to $4.2 million for the first quarter of 1996 compared to $2.3 million for the same period of 1995. The increase was attributable primarily to the hiring of additional research and development personnel, costs incurred to further product development in anticipation of Affymetrix' initial product launch, and purchase of research supplies. Affymetrix anticipates that research and development expenses will continue to increase in future periods.

    General and administrative expenses increased to $1.6 million for the three months ended March 31, 1996 compared to $777,000 for the comparable period in 1995. The increase in general and administrative expenses was attributable primarily to the hiring of additional management personnel and the incurring of legal and other professional fees in connection with the overall scale-up of operations and business development efforts. General and administrative expenses are expected to increase significantly in future periods to support Affymetrix operations and business development efforts.

    Interest income was $517,000 for the three months ended March 31, 1996 compared to $183,000 for the comparable period in 1995. The increase was primarily attributable to the investment of the net proceeds from the private placement of Series B Senior Convertible Preferred Stock in August 1995 and higher interest rates. Interest expense in 1996 decreased by $132,000 as compared to 1995, primarily due to the conversion of a $6.0 million subordinated convertible promissory note held by Affymax in August 1995.

  YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

    Contract and grant revenue increased to $4.6 million for 1995 from $1.6 million for 1994 as a result primarily of its ATP grant and revenue earned from collaborative agreements with GI and HP.

    Research and development expenses increased to $12.4 million for 1995 compared to $9.5 million for 1994. The increase in research and development expenses was attributable primarily to the hiring of additional research and development personnel, costs incurred to establish a pilot manufacturing facility, and increased purchases of research supplies.

    General and administrative expenses increased to $3.8 million for 1995 compared to $2.3 million for 1994. The increase in general and administrative expenses was attributable primarily to the hiring of additional management personnel and the incurring of legal and other professional fees in connection with the overall scale-up of operations and business development efforts.

    Interest income was $1.3 million for 1995 compared to $575,000 for 1994. The increase resulted from the investment of net proceeds from Affymetrix' private placement of Series B Senior Convertible Preferred Stock in August 1995. Interest expense resulted from lease financing for manufacturing equipment and facilities.

  YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

    Contract and grant revenue increased to $1.6 million for 1994 from $1.4 million for 1993 as a result of additional funding from government grants.

    Research and development expenses increased to $9.5 million for 1994 compared to $6.6 million for 1993. The increase in research and development expenses was attributable primarily to the hiring of additional research and development personnel and increased purchases of research supplies.

    General and administrative expenses increased to $2.3 million for 1994 compared to $577,000 for 1993. The increase in general and administrative expenses was attributable primarily to the hiring of additional administrative personnel and the incurring of legal and other professional fees in connection with the expansion of Affymetrix' operations.

    Interest income was $575,000 for 1994 compared to $211,000 for 1993. The increase resulted from the investment of net proceeds from the private placement of Series A Senior Convertible Preferred Stock in September 1993.

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, Affymetrix has financed its operations primarily through private placements of equity securities, contributions from Affymax, government grants, collaborative agreements, issuances of convertible debt, equipment lease financings and interest income. Through March 31, 1996, Affymetrix has received net cash of $71.4 million from financing activities, consisting principally of approximately $53.6 million from issuances of common and preferred stock, $10.6 million from contribution by Affymax, $7.1 million from issuances of notes payable, and $1.3 million in lease financing. As of March 31, 1996, $1.1 million of notes have been repaid, $6.0 million of convertible notes held by Affymax have been converted into shares of Series B Senior Convertible Preferred Stock, and $10.6 million of contributions from Affymax have been converted to shares of Series 1 Subordinated Convertible Preferred Stock.


    Affymetrix' net cash used in operating activities was $3.1 million for the three months ended March 31, 1996, $10.2 million for 1995, $7.4 million for 1994 and $3.2 million for 1993. The cash used for operations was primarily to fund research and development expenses and manufacturing start-up costs related to the introduction and support of Affymetrix' products. Affymetrix has also received collaborative research and government grant funding totaling $11.0 million, of which $9.1 million has been recognized as contract and grant revenue.



    The cash used  by the Company  in investing activities  since its  inception through March 31, 1996 totaled $41.0 million. Capital expenditures totaled $701,000 for the three months ended March 31, 1996. Capital expenditures totaled $2.3 million in 1995, $1.2 million in 1994 and $1.5 million in 1993. Purchases of available-for-sale securities were $2.0 million for the three months ended March 31, 1996 and $38.4 million, $3.0 million, and $14.0 million for 1995, 1994, and 1993, respectively. Proceeds from sales and maturities of available-for-sale-securities were $3.6 million for the three months ended March 31, 1996 and $14.0 million and $5.3 million for 1995 and 1994, respectively. There were no sales or maturities in 1993.



    As of March 31, 1996, Affymetrix had cash, cash equivalents, and short-term investments of $34.8 million. The Company anticipates that these existing capital resources, together with the net proceeds of this offering and interest earned thereon, will enable it to maintain currently planned operations through at least 1998. However, this expectation is based on the Company's current operating plan, which could change and the Company could require additional funding sooner than anticipated. In addition, the Company may choose to raise additional capital due to market conditions or strategic considerations even if it continues to have sufficient funds for its operating plan. The Company's requirements for additional capital will be substantial and will depend on many factors, including payments received under existing and possible collaborative agreements; the availability of government research grant payments; the progress of the Company's collaborative and independent research and development projects; the costs of preclinical and clinical trials for the Company's products; the prosecution, defense and enforcement of patent claims and other intellectual property rights; and the development of manufacturing, sales and marketing capabilities. The Company has no credit facility or other committed sources of capital. To the extent capital resources, including payments from existing and possible future collaborative agreements and grants, together with the net proceeds of the offering are insufficient to meet future capital requirements, the Company will have to raise additional funds to continue the development of its technologies. There can be no assurance that such funds will be available on favorable terms, or at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's shareholders. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into collaborative agreements on unattractive terms. The Company's inability to raise capital would have a material adverse effect on the Company's business, financial condition and results of operations.



    Affymetrix expects its capital requirements to increase over the next several years as it expands its facilities and acquires scientific equipment to support manufacturing and research and development efforts. The Company's expenditure requirements will depend on numerous factors, including the progress of its research and development programs; the development of commercial scale manufacturing capabilities; its ability to maintain existing collaborative arrangements and establish and maintain new collaborative arrangements; the costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights; the effectiveness of product commercialization activities and arrangements and other factors.


    At December 31, 1995, Affymetrix' net operating loss carryforwards and research tax credit carryforwards for income tax purposes were approximately $22.0 million and $1.2 million, respectively. Because Affymetrix has experienced ownership changes, future utilization of these carryforwards may be subject to certain limitations as defined by Internal Revenue Code and similar state regulations. If not utilized,the carryforwards expire at various dates beginning in 2008 through 2010. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce income tax liabilities.

                                    BUSINESS

    The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

    Affymetrix has developed and intends to establish its GeneChip system as the platform of choice for acquiring, analyzing and managing complex genetic information in order to improve the diagnosis, monitoring and treatment of disease. The Company's system consists of disposable DNA probe arrays containing gene sequences on a chip, instruments to process the probe arrays, and software to analyze and manage genetic information. The Company commenced commercial sales of the GeneChip system and a HIV probe array for research use in April 1996.

BACKGROUND

  GENES AND DISEASE

    Genes provide the fundamental basis for understanding human health and disease. Genomics, the study of genes and their functions, will lead to new approaches to diagnose, monitor and treat disease.

    The entire genetic content of an organism is known as its genome. DNA is the molecule that makes up genes and encodes the genetic instructions. These instructions are embodied in the sequence of the four nucleotide bases (A, C, G and T) that are the chemical building blocks of DNA. The DNA molecule is a combination of two strands held together by chemical bonds between nucleotide bases on one strand and the other strand. Only certain pairs of nucleotide bases can form these bonds: A always pairs with T, and C always pairs with G. Such paired DNA strands are said to be complementary. When two DNA strands are complementary, they bind together to form a double helix in a process called hybridization. In humans, the DNA molecule contains 3 billion nucleotide pairs organized into 46 chromosomes. The human genome is believed to contain over 100,000 genes.

    Cells carry out their normal biological functions through the genetic instructions encoded in their DNA. This process, known as gene expression, involves several steps. In the first step, nucleotides in a gene are copied into a related nucleic acid molecule called messenger RNA. Messenger RNA instructs the cell to produce proteins. Proteins are molecules that regulate or perform most of the physiological functions of the body. Because the order of nucleotides in each gene is different, each gene directs the production of a different protein. Each organism's characteristics are thus ultimately determined by proteins encoded in its DNA. This process is illustrated below.

                                   [DIAGRAM]

    The diversity of living organisms results from variability in their genomes. Variability stems from differences in the sequences of genes and from differences in gene expression. Changes in the sequences of normal genes may be introduced by environmental or other factors, such as errors in replication of genes. These changes are known as polymorphisms, and the affected genes can be passed from generation to generation. In some cases, polymorphisms have no effect on the organism. However, in other cases, polymorphisms can result in altered function of the protein encoded by the gene. Such polymorphisms are called mutations. Mutations in single genes have been associated with diseases such as cystic fibrosis, and mutations in multiple genes have been associated with diseases such as cancer and cardiovascular disease. Similarly, it has recently been discovered that polymorphisms in the genome of HIV, the virus that causes AIDS, enable that virus to develop resistance to antiviral drugs, resulting in disease progression and ultimately death. In order to understand how mutations in particular genes cause disease, scientists must compare genes from healthy and diseased people. These efforts are laborious and time consuming, requiring the repeated sequencing of genes from a large number of people.

    The genes expressed, as well as the order and level of their expression, determine differences among cell types in an organism. Although most cells contain an organism's full set of genes, only a small fraction of this set is expressed in each cell. The expression of the wrong or defective genes, or the expression of too much or too little of genes normally expressed, causes disease. Such abnormalities in gene expression have been associated with human diseases, including many types of cancer. The role of gene expression in disease requires an understanding of how genes interact to cause disease and how external stimuli, such as drugs, cause variations in gene expression.

  THE ROLE OF GENOMICS IN UNDERSTANDING DISEASE

    Increased knowledge of how DNA molecules encode the functions of living organisms has generated a worldwide effort to identify and sequence genes of many organisms, including the estimated 100,000 genes within the human genome. This effort is being led by the Human Genome Project and related academic, government and industry research projects. Once the genes and their nucleotide sequences are identified, it is anticipated that many years of additional research will be required to understand the specific function of each gene and its role in disease. This research, commonly referred to as genomics, may lead to new opportunities in drug discovery and diagnostics.

    The general processes by which researchers are attempting to discover genes fall into two principal categories: genetic mapping and high-throughput sequencing. Once a gene has been identified, either through mapping or high-throughput sequencing, researchers must understand the function of the gene and how variability in the gene leads to disease. Many diseases are caused by either changes in the sequence of the gene or by changes in the expression of the gene. Understanding the role of a gene in disease requires either quantitative gene expression monitoring or large scale polymorphism screening.

                                    [CHART]

             THE CHART ABOVE ILLUSTRATES TECHNIQUES USED TO IDENTIFY GENES AND UNDERSTAND THEIR FUNCTIONS, WHICH CAN LEAD TO THE DEVELOPMENT OF NEW DIAGNOSTIC AND THERAPEUTIC OPPORTUNITIES.

    GENETIC MAPPING. Researchers use genetic mapping to identify the gene or genes causing an observable and well-characterized disease or genetic disorder. The gene mapping process is extensive and typically begins by assembling tissue samples and histories from families where the disease of interest is prevalent. Researchers then attempt to locate the position of the gene responsible for the disease using a technique called linkage analysis. This technique relies on the identification of genes using DNA sequences called markers, whose specific locations are known among the three billion base pairs of the human genome. By comparing the patterns of markers in generations of healthy and diseased people, researchers can link genes to markers and thereby determine that a particular marker is located near the gene responsible for the disease. By using more markers, genes can be more precisely mapped. Since many major diseases, such as diabetes and atherosclerosis, are believed to be caused by the interplay of numerous genes, it is often necessary to try to map several genes simultaneously. This mapping process requires extensive efforts and significant computational capabilities. It is expected that increasing the speed and accuracy of genetic mapping and improving the ability to analyze information from thousands of different markers may accelerate the identification of disease genes.

    HIGH-THROUGHPUT SEQUENCING. High-throughput sequencing involves first identifying genes and subsequently determining their function and possible role in disease. When a gene is expressed in a particular cell, its DNA is copied into messenger RNA. In this process, sequences that do not code for an expressed gene are removed. Thus, messenger RNA contains only expressed gene sequences. Using high-throughput sequencing methods, DNA copies of the messenger RNA can be sequenced and thereby reveal the sequence of a gene. Corporate, academic and government efforts have been successful in identifying a substantial number of the 100,000 genes in the human genome using such techniques.

    GENE EXPRESSION MONITORING. By monitoring the expression of a large number of genes, researchers seek to correlate changes in expression patterns with a particular disease. The effectiveness of monitoring gene expression is a function of the number of genes that can be monitored simultaneously, the sensitivity (ability to measure low levels of gene expression) and the ability of the method used to provide qualitative information. Relative levels of gene expression are currently monitored primarily through an intensive process of sequencing many copies of genes. Scientists believe that the development of technologies that can quantitatively monitor thousands of genes simultaneously will increase the effectiveness of gene expression monitoring as a tool for understanding the roles of genes in disease.

    POLYMORPHISM SCREENING. Using polymorphism screening, researchers seek to correlate variability in the sequence of genes with a specific disease. By sequencing a gene of interest from a large number of healthy and diseased persons, researchers are able to statistically correlate specific gene mutations with the disease. Currently, the polymorphism screening process is done using gel-based sequencing. A typical polymorphism screening project might require sequencing 10 genes of 5,000 nucleotide bases each in up to 1,000 patients, or a total of 50 million bases, to understand the role of these 10 genes in one disease. Using high-throughput sequencing techniques, even at a cost of cents per base, such projects are expensive and time consuming. It is expected that new technologies will be needed to effectively screen the more than 100,000 human genes for polymorphisms that correlate with many known diseases.

  OPPORTUNITIES IN DIAGNOSTICS AND THERAPEUTICS

    Current diagnostic tests can monitor the physiological effects of disease, detect infectious organisms by growing them in culture, or use specific markers, such as proteins, known to be associated with disease. Diagnostic tests rely on a patient sample of tissue, blood, or urine, and detect the physiological effect, the infectious organism or the marker, in the sample. For example, immunoassays detect and measure specific proteins already known to be associated with a disease using antibodies generated against those proteins. However, protein markers are not available or are not useful for diagnosing many diseases. Diagnostic tests that monitor physiological effects are also limited because different diseases can cause the same effect. For example, an elevated white blood cell count can be caused by appendicitis, an acute infection or leukemia.

    Most infectious diseases are viral, bacterial or fungal. Diagnosis of bacterial and fungal infections is generally achieved by growing a culture, which may take several days. Even after the infectious organism is identified, further analysis may be required to determine which antibiotics, if any, may be effective in treating the disease. In the case of many viruses, diagnosis depends on immunoassay tests that detect antibodies to the virus. However, these tests provide no information as to whether the virus is resistant to drug therapy or if the infection is active or latent.

    Recent advances in gene-based diagnostic tests using DNA probes, DNA amplification techniques and sequencing technologies have begun to address these shortcomings by directly examining the genes associated with a given disease rather than relying on physiological parameters or antibodies. For example, amplification of specific genes from an infectious organism eliminates the need to grow that organism in culture.

    However, current techniques for gathering genetic information for diagnosis and monitoring of disease have limitations. For example, gel-based sequencing techniques used in some approaches are time-consuming, require skilled operators, and can analyze only limited lengths of contiguous DNA sequences in a given run. Gene-based diagnosis often requires rapid turnaround and examination of noncontiguous DNA sequences. As a result, new techniques and tools are being developed to improve the diagnosis, monitoring and treatment of disease.

    Using genetic mapping and high-throughput sequencing, scientists have been successful in discovering many genes. Technological improvements that increase the speed and decrease the cost of gene expression monitoring and polymorphism screening will improve the ability of researchers to understand the function of these genes and their role in disease. Such knowledge may assist in the development of therapeutics with greater efficacy and fewer side effects, as well as diagnostic products with greater sensitivity and accuracy.

BUSINESS STRATEGY

    Affymetrix' objective is to establish the GeneChip system as the platform of choice for acquiring, analyzing and managing complex genetic information in order to improve the diagnosis, monitoring and treatment of disease. The Company's GeneChip system consists of disposable DNA probe arrays containing gene sequences on a chip, instruments to process the probe arrays, and software to analyze and manage genetic information from the probe arrays. The Company intends to commercialize the GeneChip system in two principal areas: genomics and diagnostics.

  GENOMICS

    - ESTABLISH GENECHIP TECHNOLOGY AS A PLATFORM FOR GENOMICS RESEARCH. The Company intends to develop the GeneChip system for use in several applications where Affymetrix believes it has substantial advantages over conventional tools used for DNA sequence analysis in the identification of genes and their role in disease. Initially, four such applications have been identified: gene discovery, gene mapping, gene expression monitoring and polymorphism screening, all of which require analyzing and processing large amounts of genetic information.

    - COMMERCIALIZE CUSTOM PROBE ARRAYS THROUGH CORPORATE PARTNERSHIPS. The Company intends to sell custom probe arrays to pharmaceutical and biotechnology companies through collaborative agreements. The Company will seek to receive revenues through design and development fees, milestone payments and sales of DNA probe arrays and instruments to the collaborative partner. If the collaborative partner is successful in discovering products through the use of the GeneChip technology, the Company would also seek to receive royalties from the sale of such products.

    - PARTICIPATE IN THE COLLECTION AND APPLICATION OF GENETIC INFORMATION. Affymetrix intends to use the DNA sequence analysis capabilities of the GeneChip technology to measure gene expression in order to create databases containing information on the function of genes and their role in disease. Affymetrix anticipates that such databases will be developed and commercialized through partnerships with pharmaceutical and biotechnology companies.

  DIAGNOSTICS

    - IMPROVE ACCURACY AND SPEED OF DIAGNOSIS. Affymetrix intends to develop DNA probe arrays to obtain genetic information from patient samples so that specific diseases can be rapidly diagnosed. Furthermore, such probe arrays will be designed to simultaneously collect additional relevant information, including drug resistance data.

    - ESTABLISH DIRECT SALES EFFORTS AND PARTNERSHIPS. Affymetrix intends to initially market its GeneChip products, for research use only, directly to academic research centers and reference laboratories that conduct the majority of gene-based diagnostic tests. In addition, the Company will seek to partner with, or license technology to, established diagnostic companies which could develop, seek regulatory approval, and commercialize probe arrays for broader clinical use.

    - DISCOVER NOVEL DIAGNOSTIC MARKERS. The Company intends to use information from the Human Genome Project and related efforts to identify genes associated with particular diseases and use the proteins encoded by these genes in new diagnostic tests. The Company will seek to partner with established diagnostic companies by providing these novel protein markers for development and commercialization as conventional immunoassays.


    There can be no assurance that the Company will be successful in implementing its strategy or marketing its GeneChip system for these genomics and diagnostic applications. The Company's GeneChip system and other potential products will require significant additional development and investment, including testing to further validate performance and demonstrate cost effectiveness. While the Company's initial product sales for research use have not required regulatory approval, the Company expects that such approval will be required for diagnostic applications in the future. The Company may need to undertake costly and time-consuming efforts to obtain this approval. There can be no assurance that any products will be successfully developed, be proven to be accurate and efficacious in any markets, meet applicable regulatory standards in a timely manner or at all, be protected from competition by others, avoid infringing the proprietary rights of others, be manufactured in sufficient quantities or at reasonable costs, or be marketed successfully.


TECHNOLOGY


    Affymetrix' probe array technology and systems integrate semiconductor fabrication techniques, molecular biology, solid phase chemistry, software and robotics. The Company's GeneChip system consists of four integrated parts: disposable DNA probe arrays containing genetic information on a chip housed in a cartridge, a fluidics station for introducing the test sample to the probe arrays, a scanner to read the data from the probe arrays, and software to control the instruments, analyze and manage the genetic information. The GeneChip system is designed for use by pharmaceutical and biotechnology companies, academic research centers and reference laboratories. The price of the Company's GeneChip system, excluding probe arrays, is approximately $120,000. The HIV probe array, currently being sold commercially for research use, is priced at $45 per array.


    DNA PROBE ARRAYS. The Company produces its DNA probe arrays using a process based on semiconductor photolithographic fabrication techniques, which enables it to assemble vast amounts of genetic information on a small glass chip called a probe array. The genetic information is contained in sequences of DNA probes that are built on the probe array. This process uses technology initially developed at Affymax and exclusively licensed to the Company for selected applications. The Company believes that this technology enables the efficient use of a large number of DNA probes to analyze DNA or RNA sequences in a test sample.

          ILLUSTRATION OF THE LIGHT DIRECTED PROBE ARRAY SYNTHESIS PROCESS

                               [DIAGRAM]

    The Company uses photolithography to synthesize large numbers of DNA sequences simultaneously in specific locations on a glass chip. Photolithography is a technique which uses light to induce chemical reactions that create exposure patterns on the glass chip. The process begins by coating the chip with light-sensitive chemical compounds (defined as "protecting" groups) that prevent chemical coupling. Lithographic masks, which consist of predetermined patterns that either block or transmit light, are used to selectively illuminate the glass surface of the chip. Only those areas exposed to light are deprotected and thus activated for chemical coupling through removal of the light-sensitive protecting groups. The entire surface is then flooded with a solution containing the first in a series of DNA building blocks (A, C, G or T). Coupling only occurs in those regions which have been deprotected through illumination. The new DNA building block also bears a light-sensitive protecting group so that the cycle can be repeated. This process of exposure to light and subsequent chemical coupling can be repeated on the same chip in order to generate an array of DNA sequences. The intricate illumination patterns allow the Company to build arrays of many diverse DNA sequences in a small area. The Company can manufacture a large number of identical DNA probe arrays on a large glass wafer, which is then diced into single probe arrays.

    Each probe array contains thousands of "features." Each feature contains millions of copies of the same single-stranded DNA sequence, or probe. The patterns of photolithographic masks and the order of DNA building blocks used in the synthesis process dictate the sequence of the probes in each feature on the chip surface. The number of synthesis cycles determines the length of the DNA probes in each feature.

                               [DIAGRAM]

    The Company's GeneChip technology enables it to effectively synthesize a large number of DNA sequences, which would not be possible with existing technologies. Unlike conventional synthesis, which generally uses a linear process to create compounds, the Company's synthesis technology is combinatorial, in that the number of compounds synthesized grows exponentially with the number of cycles in the synthesis. For example, in a 40 cycle process, Affymetrix has produced a probe array with over one million features, each containing a unique DNA sequence. This process would take over ten million cycles using standard DNA synthesis techniques.

    The function of each single-stranded probe on the GeneChip probe array is to bind to its complementary single strand of DNA or RNA from the patient sample. Each feature on the GeneChip probe array contains identical copies of a single strand of DNA. The nucleic acid to be tested is isolated from a sample, such as blood or biopsy tissue, and fluorescently labeled by one of several standard biochemical methods. The test sample is then washed over the probe array surface and the labeled test sample binds, or hybridizes, to the complementary probes if they are present in the probe array. When scanned by the laser in the GeneChip scanner, the hybridized test sample generates a fluorescent signal. The presence and sequence of the nucleic acid sample can be determined by detecting these signals since the sequence and position of each complementary DNA probe on the probe array are known. The Company's currently manufactured probe arrays contain from 16,000 to more than 100,000 features.

    INSTRUMENTATION. The fluidics station controls the introduction of the test sample to the probe array and the hybridization process. A technician places the test sample in a small container in the fluidics station, which introduces the test sample into the cartridge containing the DNA probe array. The technician uses a computer to control the delivery of reagents and the timing and temperature required for hybridization of the test sample to the probe array. The process concludes with a reagent wash that leaves only the hybridized test sample bound to the probe array. The fluidics station can process four probe arrays simultaneously, typically taking less than one hour to process these arrays.

    After completion of hybridization on the fluidics station, the technician places the cartridge in the scanner which reads the probe array. The GeneChip scanner consists of a laser, high resolution optics, robotics to position and scan the cartridge, a fluorescence detector and an interface to a personal computer. The label on the test sample emits fluorescent signals when excited by the light from the laser. The intensity of the fluorescent signal is recorded by the scanner and stored in the computer. The current scanner can read 1.28X1.28 centimeter probe arrays with up to 64,000 features. An advanced scanner is being developed to read 1.28X1.28 centimeter probe arrays with up to 400,000 features. However, there can be no assurance that this scanner will be successfully developed or commercialized.

    SOFTWARE. The GeneChip product software is supplied as part of the integrated system and runs on a Windows platform. The fluorescence intensity data captured from the scanner are used in conjunction with computer files containing the sequence and location of all the probes on the probe array to determine the nucleotide sequence of the test sample. For the HIV GeneChip product, the analysis takes less than 90 seconds for one probe array and the resulting sequence is displayed on the computer. Customized software enables the technician to rapidly identify polymorphisms in the test sample and to compare genetic sequences across test samples.

GENOMICS APPLICATION AREAS

    Affymetrix  is applying  the GeneChip  technology to  create a  platform for
genomics  and  pharmaceutical  research.  Genomics  applications  include   gene
discovery, genetic mapping, expression monitoring and polymorphism screening.

    GENE DISCOVERY. The discovery of genes may be an important means to understand disease and to design new therapies. A large number of the genes identified to date have been classified into families based on common sequences within these genes. One approach to gene discovery uses these common sequences to search for and identify previously unknown members of these gene families. To facilitate this approach, the Company designs DNA probe arrays containing a large number of probes for both common and variable regions of known genes. Using this technology, samples containing DNA are screened against the probe arrays, and, for genes that are already known, both the variable and common regions are detected from the sample. For previously unknown genes, only the common regions are detected, thus identifying a new gene.

    The Company believes that this approach to gene discovery may accelerate the rate of new gene identification. In November 1994, Affymetrix established a collaboration with GI to apply the GeneChip technology to the discovery of new genes and uses of genes in selected gene areas. As part of this collaboration, GI and the Company have undertaken a three-year research project whereby GI provides research funding. In addition, Affymetrix supplies custom probe arrays to GI for specified fees and may receive milestone payments and royalties.

    GENETIC MAPPING. Genetic mapping is an important method for linking diseases to particular genes. Over the last five years, over 60 genes have been linked to known diseases by this method. However, the current technologies for mapping genes are slow and labor intensive. This problem is exacerbated when looking at complex diseases such as diabetes, asthma, and cardiovascular disease which are believed to be associated with multiple genes. Using genetic mapping, researchers attempt to find disease genes by using markers. The correlation between markers in diseased and healthy people enables researchers to link such genes to a particular disease state. Research to identify markers is currently being conducted by various academic and scientific groups to improve genetic mapping techniques. The Company has established a collaboration with the Whitehead Institute for Biomedical Research at the Massachusetts Institute of Technology ("MIT") to design probe arrays with new markers identified by Whitehead scientists. The Company intends to develop mapping probe arrays based upon publicly available markers as well as custom probe arrays based upon proprietary markers. The Company intends to market these arrays to pharmaceutical and biotechnology companies for conducting genetic mapping. There can be no assurance that these arrays will be successfully developed or marketed to these or other customers.


    EXPRESSION MONITORING. Currently, large amounts of genetic sequence information are being generated, through the Human Genome Project and related efforts, yet relatively little is understood about the function of most genes. Affymetrix believes that monitoring gene expression is fundamental for understanding the function of genes and their role in disease. To facilitate the monitoring of gene expression, the Company designs probe arrays with DNA probes that are complementary to a sequence within a gene of interest. By providing sequence information, these probe arrays may enable researchers to identify the particular gene and quantitatively measure its level of expression compared to other genes of interest in the test sample. By synthesizing specific probes for multiple genes on a single probe array, the Company also enables researchers to quickly, quantitatively and simultaneously monitor the expression of a large number of genes of interest. By monitoring the expression of such genes at different times, researchers can use the probe arrays to understand gene expression and how it is related to disease progression. The Company believes that such information will be an important tool in the development of new therapeutics.

    Under its collaboration with GI established in November 1994, the Company is receiving research funding to develop probe arrays for gene expression monitoring. The Company will also design, manufacture, and supply custom probe arrays for GI pursuant to a second agreement executed in December 1995. Multiple custom DNA probe arrays will be designed by the Company to monitor the expression patterns of approximately 15,000 genes to be specified by GI. GI retains all rights to discovered genes and their uses. Affymetrix will supply custom probe arrays for specified fees and may receive milestone payments and royalties on certain therapeutic products based on the discovered genes. In April 1996, the Company also entered into an agreement with Incyte to explore the potential use of DNA probe arrays in the area of gene expression.

    POLYMORPHISM SCREENING. As the identity of genes in the human genome is determined, the need to understand the significance of the variability of nucleotide sequences in these genes increases. Researchers must determine the normal sequence of the gene, which mutations exist and how these mutations correlate with a disease. This requires the sequencing of samples from a large number of affected and unaffected individuals. Using sequencing strategies developed for the HIV probe array, Affymetrix believes that GeneChip probe arrays could significantly reduce the cost and time of polymorphism screening, which is currently done through more labor intensive gel-based sequencing techniques. In May 1996, the Company entered into an agreement with Glaxo to design, test and supply probe arrays to demonstrate use of the arrays in detecting polymorphisms in specific genes. Glaxo and Affymetrix will design and test a probe array containing several genes specified by Glaxo. If successfully developed, Affymetrix will supply Glaxo's requirements of such probe arrays for research purposes.


    There can be no assurance that the Company's collaborative partners will perform their obligations as expected or will devote sufficient resources to the development, testing or marketing of the Company's potential products developed under the collaborations. Further, there can be no assurance that any products for genomics applications will be successfully developed, be proven to be accurate and efficacious in any markets, be protected from competition by others, avoid infringing the proprietary rights of others, be manufactured in sufficient quantities or at reasonable costs, or be marketed successfully.


DIAGNOSTIC PRODUCTS AND RESEARCH APPLICATIONS

    Affymetrix intends to use the GeneChip platform in conjunction with public and private gene databases to discover and develop diagnostic products. The Company is pursuing diagnostic products and research applications in infectious diseases, cancer and other areas, including drug metabolism.

    INFECTIOUS DISEASES. The Company believes its GeneChip technology may enable it to develop tests which, by sequencing large amounts of genetic information and quantitatively measuring levels of gene expression, can provide information that could improve treatments for many infectious diseases.

    Industry sources estimate that in North America and Europe approximately 1.5 million persons are infected with HIV and that approximately 100,000 persons are diagnosed with AIDS annually. Many HIV symptomatic patients receive antiviral treatment with reverse transcriptase inhibitors, such as AZT, or protease inhibitors, both of which block proteins required for the virus to replicate. The HIV genome encodes the reverse transcriptase and protease gene proteins within approximately 1,400 bases (or approximately 15%) of the viral genome. Mutations in the viral genome result from errors in replication. Some of these mutations confer resistance to the antiviral drugs being administered to the patient. It is believed that the identity of nucleotides in the reverse transcriptase and protease genes will be essential in order to monitor a patient's drug resistance profile.

    Affymetrix has developed the GeneChip system with an HIV probe array as its first product for commercialization. The Company believes this GeneChip system will enable researchers to identify the mutations associated with drug resistance in HIV infected patients and allow researchers to identify new mutations. The HIV probe array contains DNA probes in approximately 20,000 features that represent sequences of the reverse transcriptase and protease genes of the virus. These features can identify mutations at any of the sites in the genes that have been associated with drug resistance. The Company expects to initially market the HIV product for research use in identifying the correlation between mutations in the virus and drug resistance. The Company believes that monitoring drug resistance related mutations during therapy may become a valuable aspect of patient management. Affymetrix has placed five GeneChip systems for the HIV application in academic research and pharmaceutical companies for evaluation and validation. The Company commenced commercial sales of the GeneChip system and HIV probe array for research use only in April 1996. The Company will rely on third parties to manufacture and service its instruments. The Company has no prior experience in introducing a commercial product. There can be no assurance that technicians will not experience difficulties with the system that would prevent or limit its use. In addition, there can be no assurance that the efficiency and accuracy of the HIV probe array in providing sequence information from HIV will be better than current technologies, such as gel-based sequencing.

    The Company intends to develop additional diagnostic products in the infectious disease area that could determine complex drug resistance and gene identification information. The Company is evaluating the development of additional GeneChip probe tests for bacterial, viral and fungal infections, such as tuberculosis and cytomegalovirus (CMV). The Company intends to seek collaborators to participate in the funding, development and marketing of these tests.

    CANCER. In the United States, approximately 1.1 million new cases of cancer are diagnosed annually and the incidence of cancer deaths is approximately 520,000 individuals each year. Colorectal, breast, prostate and lung cancer account for approximately half of all diagnoses.

    The p53 gene encodes a protein whose normal function is to control cell replication. However, mutations in the p53 gene can result in the loss of this function and are known to contribute to the aggressive growth of some types of cancer, including colorectal, breast and bladder cancers. Mutations have been observed to date at more than 400 distinct sites in the p53 gene sequence. Currently available diagnostic tests include IN VITRO assays that use antibodies to detect the accumulation of p53 molecules in cells but cannot directly detect mutations in the p53 gene. Gel-based sequencing methods are impractical because mutations can occur over a large area of the genome, requiring many gels to be processed to sequence the entire gene. As a result, these methods are unable to predict the rate of cancer progression. Understanding the rate of progression is often necessary to determine whether to treat the cancer with chemotherapy, radiation or surgery.

    The Company is currently developing a GeneChip p53 probe array that contains DNA probes to detect known mutation sites, as well as to sequence areas of the p53 gene where other mutations may occur but have currently not been identified. Initially, the Company intends to market these p53 probe arrays to academic research centers and reference laboratories to study the p53 gene. The Company also intends to seek regulatory approval to use the p53 probe array for clinical use to assist in monitoring cancer progression and improving patient therapy. The Company is currently evaluating other genes associated with cancer for potential product development. There can be no assurance that the p53 probe array or other cancer products will be developed, receive regulatory approvals or be successfully commercialized.

    OTHER APPLICATIONS. The Company is developing its GeneChip technology to address other applications in pharmaceutical research, such as monitoring drug metabolism.

    Monitoring drug metabolism is an essential component in drug development. Drug metabolism determines how quickly or slowly a drug is eliminated or rendered inactive and whether any of the drug is processed into a toxic compound. Genetic differences among patients are an important factor in drug metabolism. Variations in drug metabolism are important to the development of new drugs because these variations determine how patients will react to drugs and which drugs will have relatively uniform effects across a broad population. Certain of the genes coding for metabolic enzymes have been identified and sequenced by researchers. Patients who have mutations in these genes are poor metabolizers of drugs and may suffer from excessive drug accumulation and severe toxicity from standard drug doses.

    Affymetrix is collaborating with HP to develop a GeneChip probe array with probes containing the gene sequence of mutations in two genes coding for metabolic enzymes. Mutations in these two genes have been associated with patients who are poor metabolizers of numerous drugs. HP will have worldwide marketing rights for the probe arrays in the nonclinical market, which are to be manufactured and supplied by the Company. The Company is entitled to royalties and revenues, if any, from the supply of these probe arrays to HP. There can be no assurance that these DNA probe arrays will be developed or commercialized or will result in revenues to the Company.

    NEW DIAGNOSTIC MARKERS. As genes are discovered through the Human Genome Project and related efforts, the Company believes that additional correlations will be found between genes and disease. Affymetrix believes that by using probe arrays to monitor the levels of expression of many genes in parallel, it will be able to identify proteins encoded by these genes that can serve as new markers for conventional immunoassays. The Company intends to collaborate with diagnostic companies to incorporate such protein markers into established immunoassay formats. There can be no assurance that the Company will be able to identify any new markers, negotiate such collaborative agreements on acceptable terms, if at all, or that such collaborations will be successful.


    There can be no assurance that any products for diagnostic applications will be successfully developed, be proven to be accurate and efficacious in any markets, meet applicable regulatory standards in a timely manner or at all, be protected from competition by others, avoid infringing the proprietary rights of others, be manufactured in sufficient quantities or at reasonable costs, or be marketed successfully.


MANUFACTURING

    The Company's strategy is to manufacture its disposable DNA probe arrays in-house and contract with third-party suppliers to manufacture the fluidics station and scanner for its GeneChip system.

    The Company is currently manufacturing limited quantities of probe arrays for internal and collaborative purposes and for initial product sales for research use. The Company's probe array manufacturing process involves wafer preparation, probe synthesis, dicing of synthesized wafers into chips, assembly of chips into cartridges, and quality control. Glass wafers are prepared for synthesis through the application of chemical coatings. DNA probes are synthesized on the wafers using the Company's proprietary photolithographic process. The completed wafers are then diced to yield individual probe arrays, which are assembled into disposable cartridges and packaged for shipment. The Company's probe array synthesis, dicing and assembly processes currently use robotics and the Company's manufacturing process is partially automated. The Company intends to further automate the manufacturing process. There can be no assurance that manufacturing and quality control problems will not arise as the Company attempts to scale-up its manufacturing facilities or that such scale-up can be acheived in a timely manner or at commercially reasonable costs. Affymetrix has developed software programs that automatically design photolithographic masks used in probe array manufacturing and control the probe array manufacturing lines.

    The Company relies on outside vendors to manufacture its fluidics stations and scanners. The Company has a supply agreement with Molecular Dynamics for its current scanner, which can read up to 64,000 features per

1.28X1.28 centimeter probe array. The Company's HIV probe array currently has 20,000 features on a 1.28X1.28 centimeter probe array and may be used with the Molecular Dynamics scanner. The Company expects to purchase scanners from Molecular Dynamics through the end of 1996.

    As part of the Company's collaboration with HP, HP is developing a higher resolution scanner. The HP scanner is designed to read probe arrays with up to 400,000 features per 1.28X1.28 centimeter probe array. The Company expects that the HP scanner will be commercially available for use with the Company's probe arrays in 1997.

    The fluidics stations currently in the field are prototype versions that were manufactured by the Company. The Company has entered into an agreement with RELA, a private company, for the supply of fluidics stations. Pursuant to the Company's supply agreement with RELA, the Company must provide a six-month rolling forecast of its purchase requirements for fluidics stations and is obligated to make certain minimum purchases, at prices that vary depending on the volume ordered.

    There can be no assurance that the HP scanner will be developed successfully. Further, no assurance can be given that probe array scanners, fluidics stations or reagents will be available in commercial quantities at acceptable costs. If the Company is required to seek alternative sources of supply, it could be time consuming and expensive. In addition, the Company is dependent on its vendors to provide components of appropriate quality and reliability and to meet applicable regulatory requirements. Consequently, in the event that supplies from these suppliers were delayed or interrupted for any reason, the Company's ability to develop and supply its products could be impaired, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The GeneChip system is a complex set of instruments and includes DNA probe arrays, which are produced in an innovative and complicated manufacturing process. During the beta testing phase of the GeneChip system's development, the Company and its vendors have encountered and satisfactorily addressed a number of technical problems, including software failures, improper alignment of probe array wafers, valve and tube failures in the fluidics station, sensor wiring issues and scanner control problems. Due to the complexity and lack of operating history of these products, the Company anticipates that additional technical problems may occur or be discovered as more systems are placed into operation. If these problems cannot be readily addressed, they could cause delays in shipments, warranty expenses and damages to customer relationships, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    Although the Company does not currently need to comply with GMP to manufacture probe arrays and related instrumentation for sale for research purposes, it may need to be GMP compliant to sell these products to clinical reference laboratories and it will need to be compliant to sell these products for clinical use. There can be no assurance that manufacturing and quality control problems will not arise as the Company attempts to scale-up its manufacturing facilities or that such scale-up can be achieved in a timely manner or at a commercially reasonable cost.

SALES AND MARKETING

    The Company intends to market the GeneChip system for diagnostic applications through direct sales efforts and collaborative arrangements with corporate partners and distributors. The Company intends to market the GeneChip system for genomics applications through collaborations with corporate partners. The Company's near term strategy is to commercialize the GeneChip system for research use only. The Company's longer term strategy is to seek regulatory approval for and to commercialize GeneChip systems as diagnostic tests for clinical use. To date, the Company has placed nine systems for research use in the United States. Five of these systems are for HIV applications.

    The Company believes that the primary market for diagnostic applications in the United States will be academic research centers, pharmaceutical and biotechnology companies and reference laboratories. The Company intends to establish a direct sales force to market to these potential customers for research use. The Company believes that academic research centers could use the GeneChip system in their disease related research. Affymetrix believes pharmaceutical companies could use the GeneChip system to study genetic variations in patients participating in clinical trials of new drugs. Currently, there are three major reference laboratory companies in the United States, two of which are associated with large pharmaceutical companies.

These reference laboratories are specialized laboratories at multiple locations that conduct complex testing for the diagnosis and monitoring of disease and clinical trials and testing for pharmaceutical and biotechnology companies. The Company believes that each of these reference laboratories could be a customer for the GeneChip system and may require multiple systems at each location depending on the volume and complexity of the tests.

    The Company believes that the primary international customers for diagnostic applications of its GeneChip system will be academic research centers, pharmaceutical and biotechnology companies, and independent testing laboratories. The Company initially intends to market to these customers through collaborative partners. To date, the Company has not placed any of its GeneChip systems outside the United States.

    Affymetrix believes that the primary customers for genomics applications of its GeneChip system will be pharmaceutical and biotechnology companies that would use the GeneChip system in the discovery of new therapeutics. Affymetrix intends to market to these customers directly and to form non-exclusive contracts for the design, manufacture and supply of custom GeneChip probe arrays. Affymetrix currently has a small internal technical support group to service its GeneChip system, which the Company intends to expand as necessary. The Company believes that it will need to develop a larger technical support infrastructure to service these collaborations.

    Under the Company's collaboration with HP, HP has worldwide rights to market GeneChip systems in specified nonclinical markets. Affymetrix has the right to market the system in the clinical diagnostic market, subject to HP's option to certain rights in selected clinical markets.

    Market acceptance will depend on many factors, including convincing researchers the GeneChip system is an attractive alternative to current technologies for the acquisition, analysis and management of genetic information; the receipt of regulatory clearances in the United States, Europe, Japan and elsewhere; the need for laboratories to license other technologies, such as amplification technologies that may be required to use the GeneChip system for certain applications; and the availability of new proprietary markers that may be important to the diagnosis, monitoring and treatment of disease for incorporation on the Company's probe arrays. Market acceptance may be adversely affected by ethical concerns that may limit the use of the GeneChip system for certain diagnostic applications or the analysis of genetic information. In addition, potential customers will need skilled laboratory technicians to operate the GeneChip system. Market acceptance of the GeneChip system could also be adversely affected by limited funding available for academic research centers and other research centers that are the potential customers for the GeneChip system. The Company anticipates a long sales cycle to market the GeneChip system to its potential customers. There can be no assurance that the Company will be able to establish a direct sales force or to establish collaborative or distribution arrangements to market its products. Failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT

    The Company believes that substantial investment in research and development is essential to obtaining a competitive position in the genetic information and diagnostics markets. Affymetrix focuses on three types of research and development: applied research, including diagnostic product research and discovery; core technology development, including manufacturing process refinement, new instrumentation design, and novel chemical synthesis; and basic research to explore and expand the potential uses of DNA probe arrays and to discover new technologies.

    APPLIED RESEARCH. Affymetrix has several diagnostic research projects in three major diagnostic fields: infectious disease, cancer and other diseases. In the infectious disease area, the Company is evaluating probe array applications for several infectious organisms, such as tuberculosis and CMV. The Company's research in cancer is focused on monitoring mutations associated with cancer progression and the discovery of diagnostic markers for cancers such as breast and colorectal cancers. The Company has a collaboration with Dr. Francis Collins at the NIH for the development of probe arrays directed to the detection of certain mutations believed to be associated with the development of breast cancer.

    Other research efforts at Affymetrix are currently focused on developing probe arrays for the diagnosis of genetic diseases and certain other disorders. Affymetrix has conducted a feasibility study funded by Roche to develop a probe array to detect mutations causing cystic fibrosis. Affymetrix also intends to initiate research programs based on known markers, such as HLA, for determining compatibility for tissue transplants. The Company intends to initiate research programs to discover novel markers for prevalent chronic human diseases, such as cardiovascular disease, osteoporosis and arthritis.

    CORE TECHNOLOGY DEVELOPMENT. The Company conducts research in several areas, including novel and improved synthesis chemistries, manufacturing processes, new manufacturing instrumentation, and enhancements in the design of fluidics stations and scanners. A significant research effort is dedicated to designing data analysis software to extract information from DNA probe arrays.

    BASIC RESEARCH. Affymetrix' basic research efforts are focused on expanding the applications of the GeneChip system and discovering related new technologies. These efforts are focused on improving sensitivity, increasing capacity and conducting more complex assays.

    The Company's research and development expenses for the years ended December 31, 1995, 1994 and 1993, were $12.4 million, $9.5 million and $6.6 million respectively. Research and development expenses for the three-month period ended March 31, 1996 and 1995 were $4.2 million and $2.3 million, respectively.

    Genomics and diagnostic technologies have undergone and are expected to continue to undergo rapid and significant change. Rapid technological development by the Company or others may result in products or technologies becoming obsolete. In addition, any products offered by the Company would be made obsolete by less expensive or more effective tests based on other technologies or by new therapeutic or prophylactic agents that obviate the need for diagnostic and monitoring information. There is no assurance that the Company will be able to make the enhancements to its technology necessary to compete successfully with newly emerging technologies.

COLLABORATIVE AGREEMENTS AND GRANTS

    The Company's strategy regarding collaborative agreements is to expand the applications of the Company's technology and to acquire access to complementary technologies and resources, such as manufacturing and marketing, from its collaborative partners. Accordingly, the Company's agreements emphasize preserving the Company's rights to technological improvements and future business opportunities rather than large up-front fees or sizeable commitments of research funding from its partners.

  GENETICS INSTITUTE, INC.

    In November 1994, the Company entered into a collaboration with GI to develop and apply new technologies for understanding the functions of human genes. Under the agreement, GI provides research funding to the Company for the development of DNA probe arrays used in DNA sequence analysis to enable GI to discover new genes and uses for genes and to rapidly screen for the expression of specified genes in both normal and diseased tissues.


    The initial term of the research collaboration with GI is three years. In the event that the specified technical milestones are achieved prior to such time, GI and the Company may either conclude the collaboration or agree to continue the collaboration with additional milestones for the remainder of the three years. The agreement provides that if the Company enters into similar agreements for gene expression with other third parties, it may be required to refund a portion of the development funding received from GI and future funding may be proportionately reduced. As a result of the agreement entered into with Incyte in April 1996, the Company expects to refund a portion of such funding to GI in 1996. In addition, either party has the right to terminate the collaboration for lack of feasibility or if the parties cannot reach agreement on certain matters, in which event the Company could be obligated to refund up to 50% of the funding paid by GI.


    Until five years from the end of the research collaboration, Affymetrix has agreed to supply custom probe arrays to GI for gene discovery and gene expression research in certain designated fields in return for specified payments. In addition, upon the achievement of technical milestones, GI pays Affymetrix milestone payments. Until November 1999, the Company cannot develop probe arrays duplicating specific characteristics of those developed for GI. Thereafter, the Company can sell such probe arrays, provided that they do not contain proprietary sequences or other confidential information belonging to GI. GI will have all rights to therapeutic compounds discovered through the use of DNA probes provided by the Company, and the Company will receive royalties on certain such therapeutic compounds. The Company retains all rights to enhancements to the GeneChip system technology developed in the collaboration.

    In December 1995, the Company and GI expanded their relationship by entering into a supply agreement in the field of genomics under which the Company will manufacture and supply additional custom probe arrays based on specific genes identified and selected by GI. Unlike the 1994 agreement with GI, this agreement does not provide research funding to the Company. Pursuant to the agreement, GI is obligated to purchase and the Company is obligated to supply certain minimum quantities of the custom probe arrays developed for GI until the later of 2001 or four years after development of specified probe arrays. The Company will receive fees for the design and delivery of the custom probe arrays, as well as certain milestone payments and royalties on most therapeutic compounds if developed by GI using these probe arrays. GI has exclusive rights to specific probe arrays supplied by the Company.

    As of March 31, 1996, the Company had received a total of $1.8 million from GI, a portion of which is subject to refund.

  HEWLETT-PACKARD COMPANY

    In November 1994, the Company entered into a collaborative agreement with HP to combine the Company's GeneChip technology and HP's measurement and instrument capabilities to develop and manufacture a more advanced scanner for use with GeneChip probe arrays.

    Pursuant to the agreement, the Company will develop and manufacture probe arrays and HP will develop and manufacture instruments to read the arrays. Each of the parties is obligated to supply the components of the system developed by it to the other party. Under certain circumstances, if either party ceases to supply its component, the other party could obtain the manufacturing rights to such component.

    The agreement also specifies marketing rights outside of the clinical market in certain non-clinical fields. HP has primary rights to market the GeneChip system to the bioanalytical market, and the Company has primary rights to market the GeneChip system in the biomedical research market. The Company has rights to market the system for clinical use, subject to HP's option to certain rights in selected clinical markets. The Company also has reserved rights to supply custom probe arrays for collaborations in the genomics field.

    As of March 31, 1996, the Company had received a total of $3.0 million from HP under this collaboration, consisting of research funding, license fees and option payments. The Company is also entitled to receive certain milestone payments and royalties on HP's sales of the GeneChip system and HP is entitled to receive royalties on any systems sold by the Company. The collaboration is for a five-year term and is renewable for consecutive three-year terms thereafter, subject to either party's right to terminate on six months notice.

    Pursuant to the agreement, the Company, in collaboration with HP, will manufacture and supply a limited number of custom probe array designs for HP in the nonclinical field. HP also has a one-year option, to sponsor the development of custom probe arrays in certain specified fields and to obtain exclusive rights to such probe arrays. In the event that HP exercises such option, the Company will be required to develop the probe arrays on a timely basis. If the Company fails to provide the requested probe arrays, it will be required to grant HP rights to develop and manufacture such probe arrays, subject to the payment of established royalty rates to the Company.

  ADVANCED TECHNOLOGY PROGRAM (UNITED STATES DEPARTMENT OF COMMERCE)

    In October 1994, the Company and Molecular Dynamics were awarded a $31.5 million five-year grant to develop novel point-of-care diagnostic systems under the National Institute of Standards and Technology's Advanced Technology Program. Pursuant to the grant, $20.8 million is designated for the Company and its subcontractors and $10.7 million for Molecular Dynamics and its subcontractors subject to the requirement of each company to match such funding. The grant specifies the development of an advanced miniaturized nucleic acid diagnostic device intended to reduce the costs and increase the speed and reliability of DNA diagnostic tests. The device would be used in point-of-care settings, such as hospitals, clinics and doctors' offices. The research agreements between the Company and its subcontractors under the ATP grant (the University of

California, Stanford University and the University of Washington) require that the universities assign the rights to any project inventions made by them to the Company subject to specified royalty payments. The ATP agreement provides that the Company and Molecular Dynamics retain rights in their respective fields to intellectual property developed as part of the project.

    The ATP grant is administered by the United States Department of Commerce. As of March 31, 1996, the Company had received $1.4 million under the ATP grant. The grant is subject to yearly appropriations by the United States Congress for the ATP program, and legislation has been introduced to eliminate the program. There can be no assurance that funding for the ATP program will not be reduced or eliminated at any time. The reduction or elimination of the ATP grant could have a material adverse effect on the Company's business, financial condition and results of operations.

  NATIONAL INSTITUTES OF HEALTH

    In August 1995, the Company received a three-year grant for approximately $6.0 million from the NIH National Center for Human Genome Research, for a project entitled "Sequencing and Mapping with DNA Probe Arrays." Under the project, the Company is developing applications of DNA probe arrays for larger scale gene sequencing and creating a laboratory at the Company for use by outside researchers. The grant also includes a subcontract with Stanford University to continue research and development of the DNA probe array technology. The Company has been awarded approximately $2.0 million for the first year of the grant, and the remaining amounts are subject to yearly appropriations by the NIH. There can be no assurance that the NIH will obtain the necessary funding from the United States Congress to continue to fund this grant.

  OTHER AGREEMENTS


    The Company has agreements with several entities to develop and test probe arrays for the detection of certain gene sequences, mutations or organisms. These include a one-year feasibility agreement with Roche Molecular Systems, Inc., entered into in November 1995, for detection of certain mutations associated with the cystic fibrosis transmembrane regulator (CFTR) gene, a six-month feasibility agreement with Incyte, entered into in April 1996 to evaluate the use of DNA probe arrays to generate gene expression data, and a development and supply agreement entered into in May 1996 with Glaxo for detection of polymorphisms in specific genes, which has a term of up to three years. Under such agreements, the Company is typically paid a development fee and may receive milestone payments upon achievement of certain technical goals. The Company also has research agreements with several universities and research organizations. For example, the Company has an agreement with Dr. Francis
Collins at the NIH for the development of probe arrays to detect certain mutations believed to be associated with the development of breast cancer, and an agreement with Dr. Eric Lander at the Whitehead Institute for Biomedical Research at MIT to collaborate in the investigation of single nucleotide polymorphism markers using DNA probe arrays.


    The Company generally obtains rights to intellectual property arising from these agreements. If a project is successful, the Company and the third-party collaborator would negotiate the right to commercialize products resulting from such project. The Company has received a substantial portion of its revenues since inception from its collaborative partners and intends to enter into collaborative arrangements with other companies to apply its technology, fund development, commercialize potential future products, and assist in obtaining regulatory approval. There can be no assurance that any of the Company's present or future collaborative partners will perform their obligations as expected or will devote sufficient resources to the development, clinical testing or marketing of the Company's potential products developed under the collaborations. There can be no assurance that the Company will be able to maintain its current collaborations, negotiate collaborative arrangements on acceptable terms, if at all, or that any collaborations will be successful.

INTELLECTUAL PROPERTY


    As of April 15, 1996, Affymetrix had exclusive licenses from Affymax for over 20 patents and patent applications in the United States related to its business in the fields of clinical diagnostics and research supply. In addition, Affymetrix is the assignee of 52 United States patent applications and one issued patent in the United States. Many of these patents and applications have been filed and/or issued in one or more foreign countries. Affymetrix also relies upon copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its copyright and trade secrets and to operate without infringing the proprietary rights of third parties.

    In 1993 Affymetrix and Affymax entered into a technology license agreement (the "Technology License Agreement") pursuant to which Affymax granted to Affymetrix an exclusive, worldwide, royalty-free license with right to sublicense, among other things, certain patents and patent applications (and any foreign counterparts) to develop, make, use and sell certain products for the clinical diagnostic and research supply markets, including rights to sell DNA probe arrays. The patents licensed to Affymetrix include those for the light-directed synthesis technology and for several other technologies. Affymetrix has the exclusive right to sell DNA probe array technology for DNA sequencing and sequence analysis. The Company's rights to the other technologies are for the fields of diagnostics and analytical and bioanalytical tests, and do not include other fields such as drug discovery. In addition, Affymax granted to Affymetrix an exclusive license to certain trademarks, including "Affymetrix."

    Pursuant to the Technology License Agreement, Affymax also granted to Affymetrix certain rights to future inventions made by, or on behalf of, Affymax to use such inventions for the development and commercialization of, among other things, certain products in the clinical diagnostics and research supply markets, including rights to sell DNA probe arrays. These rights consist of either an exclusive, worldwide royalty-free license with right to sublicense or a right of first negotiation covering such inventions made during the period until July 2000. In turn, Affymetrix granted to Affymax certain parallel rights to future inventions made by, or on behalf of, Affymetrix during the same period for the development and commercialization of products in drug discovery and related fields, not including those related to DNA sequence analysis. The rights granted to Affymax consist of an exclusive, worldwide royalty-free license with right to sublicense, to develop and commercialize any new Affymetrix technology that is dominated by one or more patents licensed to Affymetrix in drug discovery and related fields, and the right of first negotiation with respect to other Affymetrix inventions in these fields, not including those related to DNA sequence analysis. In addition, Affymetrix agreed to notify Affymax in advance of its intention to sell certain products in the research supply market to ensure that such products cannot be used for drug discovery, as reagents for IN VIVO imaging or certain other related purposes.

    The Company is party to various license option agreements with third parties (including Stanford University and the University of California) which give it rights to use certain technologies. Failure of the Company to maintain rights to such technology could have a material adverse effect on the Company's business, financial condition and results of operations. For example, inability of the Company to exercise the option for the Stanford technology under commercially reasonable terms could have an adverse effect on the ability of the Company to sell certain of its products.

    The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including the Company, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

    The commercial success of the Company also depends in part on the Company neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to the Company's technologies and products. For example, the Company, its collaborators and customers may need to acquire a license for an amplification technology to use the GeneChip system, and there is no assurance such a license will be available on commercially reasonable terms. The Company is aware of third-party patents that may relate to the Company's technology, including reagents used in probe array synthesis and in probe array assays, probe array scanners, synthesis techniques, oligonucleotide amplification techniques, assays, and probe arrays. There can be no assurance that the Company will not infringe on these patents, other patents or proprietary rights of third parties. In addition, the Company has received and may in the future receive a notice claiming infringement from third parties as well as invitations to take licenses under third party patents. Any legal action against the Company or its collaborative partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborative partner to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its collaborative partners would prevail in any such action or that any license (including licenses proposed by third parties) required under any such patent would be made available on commercially acceptable terms, if at all. There are a significant number of United States and foreign patents and patent applications in the Company's areas of interest, and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    Others may have filed and in the future are likely to file patent applications that are similar or identical to those of the Company. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company.

    The enactment of legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes in United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years after the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications in the Company's area of interest is often more than three years, a twenty-year term after the effective date of filing may result in a substantially shortened term of the Company's patent protection which may adversely affect the Company's patent position.

    The Company also relies upon copyright and trade secret protection for its confidential and proprietary information. There can be no assurance, however, that such measures will provide adequate protection for the Company's trade secrets or other proprietary information. In addition, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's copyrights and trade secrets or disclose such technology, or that the Company can meaningly protect its trade secrets.

    The Company's academic collaborators have certain rights to publish data and information in which the Company has rights. There is considerable pressure on academic institutions to publish discoveries in the genetics and genomics fields. There can be no assurance that such publication would not adversely affect the Company's ability to obtain patent protection for some genes in which it may have a commercial interest.

COMPETITION

    Competition in genomics and diagnostics is intense and expected to increase. Further, the technologies for discovering genes associated with significant diseases and approaches for commercializing those discoveries are new and rapidly evolving.

    Currently, the Company's principal competition comes from existing technologies that are used to perform many of the same functions for which the Company plans to market its GeneChip systems. In the diagnostic field, these technologies are provided by established diagnostic companies such as Abbott Laboratories, Boehringer Mannheim GmbH, Roche, Johnson & Johnson, and SmithKline Beecham plc. These technologies include a variety of established assays, such as immunoassays, histochemistry, flow cytometry and culture, and newer DNA probe diagnostics to analyze certain limited amounts of genetic information. In the genomics field, competitive technologies include gel-based sequencing using instruments provided by companies such as the

Applied Biosystems division of Perkin Elmer and Pharmacia Biotech AB. In order to compete against existing technologies, the Company will need to demonstrate to potential customers that the GeneChip system provides improved performance and capabilities.

    The market for diagnostic products derived from gene discovery is currently limited and will be highly competitive. Many companies are developing and marketing DNA probe tests for genetic and other diseases. Other companies are conducting research on new technologies for diagnostic tests based on advances in genetic information. Established diagnostic companies could provide significant competition to Affymetrix through the development of new products. These companies have the strategic commitment to diagnostics, the financial and other resources to invest in new technologies, substantial intellectual property portfolios, substantial experience in new product development regulatory expertise, manufacturing capabilities and the distribution channels to deliver products to customers. These companies also have an installed base of instruments in several markets, including clinical and reference laboratories, which are not compatible with the GeneChip system. In addition, these companies have formed alliances with genomics companies which provide them access to genetic information that may be incorporated into their diagnostic tests.

    In the genomics field, future competition will likely come from existing competitors as well as other companies seeking to develop new technologies for sequencing and analyzing genetic information. In addition, pharmaceutical and biotechnology companies, such as Genome Therapeutics Corporation, Human Genome Sciences, Inc., Incyte, Millenium Pharmaceuticals, Inc., Myriad Genetics, Inc. and Sequana Therapeutics, Inc. have significant needs for genomic information and may choose to develop or acquire competing technologies to meet these needs.

GOVERNMENT REGULATION

    The Company anticipates that the manufacturing, labeling, distribution and marketing of some or all of the Company's diagnostic products will be subject to government regulation in the United States and in certain other countries.

    In the United States, the FDA regulates, as medical devices, most diagnostic tests and IN VITRO reagents that are marketed as finished test kits or equipment. Some clinical laboratories, however, purchase individual reagents intended for specific analytes, and, using those reagents, to develop and prepare their own finished diagnostic tests. Although the FDA has not generally exercised regulatory authority over these individual reagents or the finished tests prepared from them by the clinical laboratories. The FDA has recently proposed a rule that, if adopted, would regulate reagents sold to clinical laboratories as medical devices. The proposed rule would also restrict sales of these reagents to clinical laboratories certified under CLIA as high complexity laboratories. The Company intends to market some diagnostic products as finished test kits or equipment and others as individual reagents; consequently, some or all of these products will be regulated as medical devices.

    The Food, Drug, and Cosmetic Act requires that medical devices introduced to the United States market, unless exempted by regulation, be the subject of either a premarket notification clearance (known as a "510(k)") or an approved premarket approval ("PMA"). Some of the Company's products may require a PMA and others may require a 510(k). With respect to devices reviewed through the 510(k) process, a Company may not market a device until an order is issued by the FDA finding the product to be substantially equivalent to a legally marketed device known as a "predicate device." A 510(k) submission may involve the presentation of a substantial volume of data, including clinical data, and may require a substantial review. The FDA may agree that the product is substantially equivalent to a predicate device and allow the product to be marketed in the United States. The FDA, however, may (i) determine that the device is not substantially equivalent and require a PMA, or (ii) require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can further delay market introduction of a company's products. If the FDA indicates that a PMA is required for any of the Company's products, the application will require extensive clinical studies, manufacturing information and likely review by a panel of experts outside the FDA. Clinical studies to support either a 510(k) submission or a PMA application would need to be conducted in accordance with FDA requirements. Failure to comply with FDA requirements could result in the FDA's refusal to accept the data or the imposition of regulatory sanctions. FDA review of a PMA application could take significantly longer than that for a 510(k).

    There can be no assurance that the Company will be able to meet the FDA's requirements or that any necessary approval will be received. Once granted, a 510(k) clearance or PMA approval may place substantial restrictions on how the device is marketed or to whom it may be sold. Even where a device is exempted from 510(k) clearance or PMA approval, the FDA may impose restrictions on its marketing. In addition to requiring clearance or approval for new products, the FDA may require clearance or approval prior to marketing products that are modifications of existing products. There can be no assurance that any necessary 510(k) clearance or PMA approval will be granted on a timely basis or at all. FDA imposed restrictions could limit the number of customers to whom particular products could be marketed or what may be communicated about particular products. Delays in receipt of or failure to receive any necessary 510(k) clearance or PMA, or the imposition of stringent restrictions on the Company's labeling and sales of its products could have a material adverse effect on the Company.

    As a medical device manufacturer, the Company would also be required to register and list its products with the FDA. In addition, the Company would be required to comply with the FDA's GMP regulations, which require that medical devices be manufactured and records be maintained in a prescribed manner with respect to manufacturing, testing and control activities. Further, the Company would be required to comply with FDA requirements for labeling and promotion of its medical devices. For example, the FDA prohibits cleared or approved devices from being marketed for uncleared or unapproved uses. In addition, the medical device reporting regulation would require that the Company provide information to the FDA whenever there is evidence to reasonably suggest that one of its devices may have caused or contributed to a death or serious injury, or that there has occurred a malfunction that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

    Medical device manufacturers are subject to periodic inspections by the FDA and state agencies. Additionally, FDA will conduct a preapproval inspection for all PMA devices and in some cases for 510(k) devices as well. If the FDA believes that a company is not in compliance with applicable laws or regulations, it can institute proceedings to issue a warning letter apprising of violative conduct, detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the company, its officers or its employees. In addition, clearances or approvals could be withdrawn in appropriate circumstances. Failure to comply with regulatory requirements or any adverse regulatory action could have a material adverse effect on the Company.

    Medical device laws and regulations are also in effect in many of the countries in which the Company may do business outside the United States. These range from comprehensive device approval requirements for some or all of the Company's medical device products to requests for product data or certifications. The number and scope of these requirements are increasing. Medical device laws and regulations are also in effect in some states in which the Company does business. There can be no assurance that the Company will obtain regulatory approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. In addition, the export by the Company of certain of its products which have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. The failure to obtain product approvals in a timely fashion or to comply with state or foreign medical device laws and regulations may have a material adverse impact on the Company.

    In addition, federal, state and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes. For example, the FDA is currently considering significant changes to its GMP and to other regulations. The Company cannot predict what impact, if any, such changes might have on its business; however, such changes could have a material impact on the Company.

    Any of the Company's customers using its diagnostic devices for clinical use in the United States may be regulated under the CLIA. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests ("waived," "moderately complex" and "highly complex") and the standards applicable to a clinical laboratory depend on the level of the tests it performs. CLIA requirements may prevent some clinical laboratories from using certain of the Company's diagnostic products. Therefore, there can be no assurance that the CLIA regulations and future administrative interpretations of CLIA will not have a material adverse impact on the Company by limiting the potential market for the Company's products.

    The Company is also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

REIMBURSEMENT

    The Company's ability to successfully commercialize its products may depend on the Company's ability to obtain adequate levels of third-party reimbursement for use of certain diagnostic tests, in the United States, European and other countries. Currently, the availability of third-party reimbursement is limited and uncertain for genetic tests.

    In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payors may deny reimbursement if they determine that a prescribed device or diagnostic test has not received appropriate FDA or other governmental regulatory clearances, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. The Company's ability to commercialize certain of its products successfully may depend on the extent to which appropriate reimbursement levels for the costs of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as HMOs. Third-party payors are increasingly challenging the prices charged for medical products and services. The trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for certain of the Company's products. The cost containment measures that health care providers are instituting and the impact of any health care reform could have an adverse effect on the Company's ability to sell certain of its products and may have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

    As of March 31, 1996, Affymetrix had 117 full-time employees, 29 of whom hold Ph.D. degrees. The employee group includes chemists, engineers, computer scientists, mathematicians and molecular biologists with experience in the diagnostic products, medical products, semiconductor, computer software or electronics industries. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced work stoppages. The Company believes that its relations with its employees are good.

FACILITIES


    Affymetrix subleases 47,000 square feet in Santa Clara, California from Affymax for research laboratories and administrative offices under a lease expiring in 1996. The Company has an option to renew the lease on this facility for an additional seven years. The Company leases 20,000 square feet of space for manufacturing operations in Sunnyvale, California under a lease that expires in 2000. The Company has options to renew this lease for two successive three-year terms. The Company also leases 31,000 square feet of research and development space in Sunnyvale, California under a lease that expires in 1999. The Company expects to add to its existing facilities over the next few years. See "Certain Transactions."


LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings.

SCIENTIFIC ADVISORY BOARD

    The Company's scientific advisors have made significant contributions to the development of Affymetrix technologies. Each scientific advisor spends between one day per week and one day per quarter working on Company projects. Scientific advisors are compensated on a retainer or per diem basis and have options to acquire Common Stock of the Company subject to vesting during continued service.

    PAUL BERG, PH.D., is Cahill Professor in Cancer Research, Professor of Biochemistry and Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University School of Medicine. He received the Nobel Prize in Chemistry in 1980, the National Medal of Science in 1983 and is a member of the National Academy of Sciences, the Royal Society, London, and the French Academy of Sciences. Dr. Berg also serves as a member of the Company's Board of Directors.

    RONALD W. DAVIS, PH.D., is Professor of Biochemistry and Genetics at Stanford University Medical School. He was elected to the National Academy of Sciences in 1983 and has received numerous awards for his contributions to the field of genetics. He has published more than 155 papers. Dr. Davis' research focuses on developing new technologies and instrumentation to study genomic organization and whole genome analysis, including whole genome DNA sequencing, gene expression, gene deletion, functional analysis, protein interaction, and point mutational analysis.

    ERIC LANDER, D. PHIL., is a director of Whitehead Institute/MIT Center for Genome Research and Professor of Biology at the Massachusetts Institute of Technology. Dr. Lander was a MacArthur Prize Fellow from 1987 to 1992 and serves as Chair of the Genome Research Review Committee of the National Center for Human Genome Research. Dr. Lander's research focuses on genetic mapping and genome structure in the mouse and human, genetic analysis of polygenic traits and population genetics of human diseases.

    JOSHUA LEDERBERG, PH.D., is Sackler Foundation Scholar and Research Geneticist at Rockefeller University, where he was President from 1978 to 1990. Dr. Lederberg received the Nobel Prize in Medicine in 1958 for his research in the genetic structure and function of microorganisms and in 1989 was awarded the National Medal of Science. Dr. Lederberg has been involved in artificial intelligence programs and has served on the Advisory Health Research Council of the World Health Organization for many years.

    RICHARD A. MATHIES, PH.D., is Professor of Chemistry at the University of California, Berkeley. Dr. Mathies is an expert on the development of new methods for the detection and analysis of biomolecules, such as capillary array electrophoresis and photolithographic chemical analysis systems. Dr. Mathies is assisting Affymetrix with high sensitivity fluorescence detection methodologies, photophysics and the development of microchemical nucleic acid preparation and analysis systems. Dr. Mathies received an NIH Merit Award in 1991 and the American Society for Photobiology Research Award in 1989. He has received fellowships from the Helen Hay Whitney and Alfred P. Sloan Foundations.

    R. FABIAN PEASE, PH.D., is Professor of Electrical Engineering at Stanford University. Dr. Pease's current research focuses on micro- and nano-lithography, novel ultra-small electron devices, and advanced packaging concepts. From 1971 to 1978, he was supervisor of the electron beam exposure group at Bell Laboratories, where he and his colleagues developed the electron beam mask-making process that was the semiconductor industry standard for over a decade. Dr. Pease is assisting Affymetrix with the application of very large scale integrated circuit technology to the development of the Company's light-directed synthesis technology.

    CALVIN F. QUATE, PH.D., is Professor of Applied Physics and Electrical Engineering at Stanford University. Dr. Quate served as senior Research Fellow of the Xerox Palo Alto Research Center from 1984 to 1994. He is a director of Tencor Instruments and Park Scientific Instruments. Dr. Quate's awards include the IEEE Morris N. Liebmann Award (1981), Rank Prize for Opto-Electronics
(1982), IEEE Achievement Award, Ultraoxics, Ferroelectrics and Frequency Control Society (1986), IEEE Medal of Honor (1988), President's National Medal of Science (1992) and Foreign Member Royal Society (1995).

    LUBERT STRYER, M.D., Chairman of the Scientific Advisory Board, is Winzer Professor in the School of Medicine and Professor of Neurobiology at Stanford University. He served as President and Scientific Director of Affymax Research Institute and Managing Director of Affymax in 1989 and 1990. He is a co-inventor of the Company's light-directed synthesis technology. Dr. Stryer has pioneered the development of novel fluorescence detection techniques and holds ten patents involving fluorescence and light-activated chemical synthesis. Dr. Stryer is the author of BIOCHEMISTRY, a major text used widely in colleges and universities around the world. Dr. Stryer received the American Chemical Society Award in Biological Chemistry (the Eli Lilly Award) and is a member of the National Academy of Sciences and received an honorary Doctor of Science from the University of Chicago.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS
    The executive officers and directors of the Company, and their ages as of March 31, 1996, are as follows:

                   NAME                         AGE                                 POSITION
------------------------------------------      ---      ---------------------------------------------------------------
John D. Diekman...........................          53   Chairman and Chief Executive Officer
Stephen P.A. Fodor........................          42   President, Chief Operating Officer and Director
Paul M. Kaplan............................          50   Vice President of Product Development
Vernon A. Norviel.........................          37   Vice President and General Counsel
Kenneth J. Nussbacher.....................          43   Executive Vice President and Chief Financial Officer
Richard P. Rava...........................          38   Vice President of Research and Engineering
Paul Berg (1).............................          69   Director
Douglas M. Hurt (2).......................          39   Director
Vernon R. Loucks, Jr......................          61   Director
Barry C. Ross.............................          47   Director
David B. Singer (2).......................          33   Director
John A. Young (1)(2)......................          64   Director
Alejandro C. Zaffaroni (1)................          73   Director

------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    JOHN D. DIEKMAN, PH.D., has served as a Director of the Company and Chairman since the Company's inception and was appointed Chief Executive Officer in July 1995. Dr. Diekman served as President and Chief Operating Officer of Affymax from July 1991 to March 1995 and as Chairman of the Affymax Board of Directors from July 1994 to July 1995. Prior to 1991, Dr. Diekman served as President of Monoclonal Antibodies Inc. (now Quidel Corp.), a diagnostic products company; Salutar, Inc., an IN VITRO diagnostic company; and Zoecon Corporation, an agrochemical company. Dr. Diekman also currently serves as a director of Quidel Corp.

    STEPHEN P.A. FODOR, PH.D., is the President and Chief Operating Officer of the Company and has been a Director of the Company since February 1993. From September 1994 to July 1995, he served as President and Chief Technical Officer and, from February 1993 until September 1994, as Chief Technical Officer of the Company. Dr. Fodor previously was Vice President and Director of Physical Sciences at the Affymax Research Institute. For the invention of the photolithographic synthesis technology used by the Company to manufacture its probe arrays, Dr. Fodor and his colleagues were awarded the 1992 AAAS Newcomb-Cleveland Prize for the best research article published in SCIENCE and the 1993 "Distinguished Inventor Award" from the Intellectual Property Owners' Association.

    PAUL M. KAPLAN, PH.D., has been Vice President of Product Development since joining the Company in April 1994. From 1988 to 1994, Dr. Kaplan served as Vice President, Research and Development of the Diagnostic Division at Centocor, Inc., where he was responsible for the identification, development and commercialization of a variety of proprietary immunoassay products.

    VERNON A. NORVIEL, J.D., was appointed Vice President and General Counsel of the Company in February 1996. From 1989 to 1996, as a partner with Townsend and Townsend and Crew LLP ("Townsend"), Mr. Norviel led the intellectual property and patent prosecution efforts of the Company. Mr. Norviel continues as a partner with Townsend on a part time basis.

    KENNETH J. NUSSBACHER, J.D., joined the Company in September 1995 as Executive Vice President and Chief Financial Officer. From 1989 to 1995, Mr. Nussbacher held various management positions at Affymax, most recently as Executive Vice President for Business and Legal Affairs and Managing Director of Affymax Technologies N.V. Prior to 1989, Mr. Nussbacher practiced intellectual property law in the high technology field as General Counsel of Daisy Systems, as Vice President, Intellectual Property for Atari, Inc., and with Kirkland & Ellis, in Chicago.

    RICHARD P. RAVA, PH.D., has served as Vice President of Research and Engineering since September 1994. Dr. Rava joined the Company in February 1993 as Director of Biomedical Engineering. From 1992 to 1993, Dr. Rava was a Senior Scientist at Affymax Research Institute. From 1990 to 1992, he was a Principal Research Scientist in the George R. Harrison Spectroscopy Laboratory at MIT and the research coordinator for the NIH Laser Biomedical Research Center at MIT.

    PAUL BERG, PH.D., has been a Director of the Company since August 1993. Dr. Berg is Cahill Professor in Cancer Research, Professor of Biochemistry and Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University School of Medicine. He received the Nobel Prize in Chemistry in 1980, the National Medal of Science in 1983 and is a member of the National Academy of Sciences, the Royal Society, London, and the French Academy of Sciences. Dr. Berg also serves as a member of the Company's Scientific Advisory Board.


    DOUGLAS M. HURT, a Director of the Company since June 1995, is Senior Vice President and Chief Financial Officer of Glaxo. Mr. Hurt has held various financial management positions at Glaxo since 1983 and was designated by Glaxo to serve on the Board of Directors.


    VERNON R. LOUCKS, JR., has been a Director of the Company since August 1993. Mr. Loucks has served as Chief Executive Officer of Baxter International Inc. ("Baxter") since 1980 and Chairman of Baxter since 1987. Mr. Loucks also serves as a director of The Dun and Bradstreet Corp., Emerson Electric Co., Quaker Oats Co. and Anheuser-Busch Companies, Inc.


    BARRY C. ROSS, PH.D., a Director of the Company since March 1995, has served as Director of Group Research Strategy and Alliances at Glaxo Wellcome Research and Development Ltd. since 1995. Dr. Ross joined Glaxo in 1984 and served as Director, Medicinal Chemistry from 1989-93 and was designated by Glaxo to serve on the Board of Directors.


    DAVID B. SINGER, a Director of the Company since February 1993, served as Vice Chairman from July 1995 to April 1996. From February 1993 to June 1995, Mr. Singer was President and Chief Executive Officer of the Company. He served as Vice President of Finance and Treasurer of Affymax from 1991 to 1993 and as Director of Corporate Development at Affymax from 1990 to 1991.

    JOHN A. YOUNG, a Director of the Company since August 1993, is the retired President and Chief Executive Officer of Hewlett-Packard Co. Mr. Young also serves as a director of Wells Fargo & Company, Chevron Corp., SmithKline Beecham Corp., Novell, Inc., Ciphergen Bio Systems, Inc., General Magic, Inc., Shaman Pharmaceuticals, Inc. and is a member of the Business Council.

    ALEJANDRO C. ZAFFARONI, PH.D., a founder of the Company, has served as a Director since February 1993. Dr. Zaffaroni is also the founder of Affymax, ALZA Corporation ("ALZA"), DNAX Research Institute of Molecular & Cellular Biology, Inc. and a co-founder of Syntex. Dr. Zaffaroni served as Chairman of Affymax from its inception to July 1994 and as Chief Executive Officer and Managing Director of Affymax from its inception until its acquisition by Glaxo Wellcome in March 1995. He served as Chairman and Chief Executive Officer of ALZA from 1968 to 1987 and has been Co-Chairman of ALZA since 1987.

BOARD OF DIRECTORS COMMITTEES AND OTHER INFORMATION

    All directors are elected at the annual meeting of shareholders and hold office until the election and qualification of their successors at the next annual meeting of shareholders. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company's directors and executive officers.

    The Board of Directors currently has an Audit Committee and a Compensation Committee. The Audit Committee oversees the actions taken by the Company's independent auditors and reviews the Company's internal financial and accounting controls and policies. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for officers and other employees of the Company and administers various incentive compensation and benefit plans.

DIRECTOR COMPENSATION

    During the fiscal year ending December 31, 1995, John D. Diekman, Stephen P.A. Fodor and David B. Singer received the cash compensation described under "Management -- Executive Compensation." During the same fiscal year each of the remaining directors received a cash payment of $2,500 for each meeting attended plus reasonable expenses. In December 1995, each nonemployee director received an option to purchase 33,333 shares of Common Stock at $0.675 per share under the Company's Stock Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee consists of Paul Berg, John A. Young and Alejandro C. Zaffaroni. Stephen P.A. Fodor, President and Chief Operating Officer of the Company, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that Dr. Fodor is excluded from discussions regarding his own salary and incentive compensation.

EXECUTIVE COMPENSATION

    The following table sets forth certain compensation paid by the Company in the year ended December 31, 1995 to the Company's Chief Executive Officer, former Chief Executive Officer, and to the Company's other executive officers who earned in excess of $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      -------------
                                                               ANNUAL COMPENSATION     SECURITIES
                                                             -----------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                                     SALARY       BONUS       OPTIONS     COMPENSATION
-----------------------------------------------------------  ------------  ---------  -------------  -------------
John D. Diekman
 Chief Executive Officer and Chairman......................  $   97,304(1) $  --          166,666     $   --
David B. Singer
 Former President and Chief Executive Officer..............     183,010       --           33,333         6,189
Stephen P.A. Fodor
 President and Chief Operating Officer.....................     188,819       --          166,666         --
Paul M. Kaplan
 Vice President of Product Development.....................     146,218       --           26,666        33,638(2)
Richard P. Rava
 Vice President of Research and Engineering................     136,962       --           60,000         --

------------
(1) Represents Dr. Diekman's compensation commencing July 1, 1995, when he joined the Company. Prior to March 1996 when he became a full-time employee, Dr. Diekman devoted 80% of his time to the Company and 20% to Affymax.

(2) Includes reimbursement for certain relocation expenses of $21,556 and housing allowances of $12,082.

STOCK OPTION GRANTS

    The following table contains information concerning the stock option grants made to each of the Named Executive Officers for the year ended December 31, 1995:

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1995

                                                  INDIVIDUAL GRANTS
                              ---------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                NUMBER OF                                                AT ASSUMED ANNUAL RATES OF
                               SECURITIES      % OF TOTAL                                 STOCK PRICE APPRECIATION
                               UNDERLYING    OPTIONS GRANTED    EXERCISE                    FOR OPTION TERMS (1)
                                 OPTIONS     TO EMPLOYEES IN    PRICE PER    EXPIRATION  --------------------------
NAME                           GRANTED (2)     FISCAL YEAR        SHARE         DATE          5%           10%
----------------------------  -------------  ---------------  -------------  ----------  ------------  ------------
John D. Diekman.............      100,000            9.7%       $   0.675     07/01/05   $  1,887,300  $  3,045,300
                                   66,666            6.5            0.675     12/20/05      1,258,200     2,030,200
David B. Singer.............       33,333            3.2            0.675     12/20/05        629,100     1,015,100
Stephen P.A. Fodor..........      166,666           16.2            0.675     12/20/05      3,145,500     5,075,500
Paul M. Kaplan..............       26,666            2.6            0.675     12/20/05        503,300       812,100
Richard P. Rava.............       60,000            5.8            0.675     12/20/05      1,132,400     1,827,200

------------
(1) Assumes a value of $12.00 for each share of Common Stock (the initial public offering price for this offering) on the date of grant. Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period.

(2) Grants generally vest at a rate of 20% each year following the date of grant, as long as the optionee remains an employee with, consultant to, or director of, the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the stock on the grant date as determined by the Board of Directors.

    The following table sets forth for each of the Named Executive Officers certain information with respect to the exercise of options to purchase Common Stock during the year ended December 31, 1995 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1995.

    AGGREGATE OPTION EXERCISES IN FISCAL YEAR-END AND FISCAL YEAR-END VALUES


                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-
                                                             OPTIONS AT             THE-MONEY OPTIONS AT
                             SHARES                      DECEMBER 31, 1995         DECEMBER 31, 1995 (1)
                           ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                        EXERCISE    REALIZED (2) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------  -----------  -----------  -----------  -------------  -----------  -------------
John D. Diekman..........      --           --           --           166,666        --        $ 1,887,500
David B. Singer..........      --           --           50,000        33,333     $ 566,200        377,500
Stephen P.A. Fodor.......      --           --           20,000       246,666       226,500      2,793,500
Paul M. Kaplan...........      --           --            8,000        58,666        92,600        672,000
Richard P. Rava..........      10,000    $   3,750        1,333        88,666        15,000      1,013,000


------------
(1) Based on an assumed initial offering price of $12.00 per share minus the exercise price.

(2) Based on the fair market value at the date of exercise, as determined by the Board of Directors, minus the exercise price.

STOCK PLANS

  1993 STOCK PLAN

    The Company's Stock Plan was adopted by the Board of Directors in February 1993, approved by the shareholders in July 1993 and has been subsequently amended. As of March 31, 1996, a total of 3,700,000 shares of Common Stock have been reserved for issuance under the Stock Plan. As of March 31, 1996, options to purchase a total of 543,254 shares of Common Stock had been exercised (of which 148,889 are subject to repurchase by the Company), options to purchase a total of 2,191,518 shares at a weighted average exercise price of $0.65 per share were outstanding, and 965,228 shares remain available for future option or purchase rights grants.

    The purpose of the Stock Plan is to attract, retain and motivate officers, key employees, consultants and directors of the Company by giving them the opportunity to acquire Stock ownership in the Company. The Stock Plan provides for the granting to employees of the Company (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Code, for the grant of nonstatutory stock options to employees and consultants of the Company, and for the grant of purchase rights providing for the direct sale of stock to eligible participants, subject to the Company's repurchase rights. To the extent an optionee would have the right in any calendar year to exercise for the first time incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the grant date) in excess of $100,000, any such excess options shall be automatically converted to a nonstatutory stock option.

    The Stock Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"). The Administrator determines the type and terms of options and purchase rights granted under the Stock Plan, including the number of shares covered, exercise or purchase price, term and condition for exercise of the option or purchase right. The exercise price of all stock options granted under the Stock Plan must be at least 100% (85% for purchase rights) of the fair market value of the Common Stock of the Company on the grant date. The term of an incentive stock option may not exceed ten years from the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any stock option granted shall be at least 110% (100% for purchase rights) of the fair market value of the Common Stock on the grant date and the term of such option may not exceed five years. Payment of the exercise price may be in cash, check, or, at the discretion of the administrator, by promissory notes or shares of stock held by the optionee or purchaser, or a combination thereof.

    No option may be transferred by the optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order ("QDRO"). During the lifetime of an optionee, only the optionee (or the optionee's spouse pursuant to a QDRO) may exercise an option. An option shall be exercisable on or after each vesting date in accordance with the terms set forth in the option agreement; provided, however, that the right to exercise an option must vest at the rate of at least 20% per year over five years from the grant date.

    In the event of certain changes in control of the Company or a sale of substantially all its assets, the Administrator may cancel each outstanding option upon payment in cash to the optionee of the amount by which any cash and any other property which the optionee would have received for the shares of stock covered by the vested portion of the option exceeds the exercise price of the option. The Board may amend, suspend or terminate the Stock Plan as long as such action does not adversely affect any outstanding option or purchase right and provided that shareholder approval shall be required for any amendment to
(i) increase the number of shares subject to the Stock Plan, (ii) materially change eligibility for the grant of options or purchase rights, or (iii) materially increase the benefits accruing to participants. If not terminated earlier, the Stock Plan will terminate in 2003.

  1996 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN

    The Company's Directors Plan was adopted by the Board of Directors in March 1996 and approved by the shareholders in April 1996. There are 300,000 shares of Common Stock reserved for issuance under the Directors Plan. Only nonemployee directors of the Company are eligible to participate in the Directors Plan and only nonstatutory stock options can be granted. The Directors Plan provides that option grants to nonemployee directors of the Company are made on a mandatory basis and not on a discretionary basis. The Directors Plan may be administered by the Board of Directors or the Board may delegate its authority to a committee composed of not less than two outside directors (the "Administrator") and may delegate routine matters to management.

    If a person who is neither an officer nor an employee of the Company and who has not previously been a member of the Board is elected or appointed director, the Company is required to grant that person an initial 10-year option to purchase 33,333 shares of the Company's Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant. Each such option will become exercisable at the rate of one-fifth of the number of shares covered by the option on each anniversary of the grant date so long as the director is serving on the Board with full vesting over five years.

    In addition, on the date of each annual meeting of the shareholders of the Company held after January 1, 2001 for existing nonemployee directors who continue on the Board and after 54 months after the initial option grant to new nonemployee directors who continue on the Board, the Company will grant to each nonemployee director a ten-year option to purchase 6,667 shares of the Company's Common Stock, at an exercise price equal to the fair market value of Common Stock on the date of grant. These options will vest one year after grant.

    The consideration payable in connection with any option (including any related taxes) may be paid in cash, by promissory note of the nonemployee director or by delivery of shares of Common Stock of the Company. Options generally terminate three months after a nonemployee director ceases to be, for any reason, a director of the Company, with the following exceptions: if a nonemployee director ceases to be a director due to death, disability or retirement, the option may be exercised for 18 months after the termination.

    The Board may amend, alter, or discontinue the Directors Plan or any option at any time, except that the consent of a participant is required if the participant's existing rights under an outstanding option would be impaired. In addition, to the extent required under applicable tax and securities laws and regulations, the shareholders of the Company must approve any amendment, alteration, or discontinuance of the Directors Plan that would increase the total number of shares reserved under the Directors Plan and in certain other circumstances as the Board may deem advisable to comply with such laws and regulations. In addition, the provisions of the plan governing who is granted options, the number of shares covered by each option, the exercise price, and the period of exercisability and the timing of option grants may not be amended more than once every six months, other than for changes to comply with the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974.

    In the event of a merger, consolidation, sale of all or substantially all of the Company's assets, or any like occurrence, the options will vest at twice the rates set forth above.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

    The Company's Articles of Incorporation limit the liability of directors for monetary damages to the maximum extent permitted by California law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission. The Company is also empowered under its Articles of Incorporation to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required to indemnify. The Company's Bylaws provide that the Company will indemnify its directors and officers as a contractural obligation and may indemnify its employees and agents against certain liabilities to the fullest extent permitted by California law. The Company has entered into indemnification agreements with each of its current directors and officers or persons controlling the Company pursuant to the foregoing provisions.

                              CERTAIN TRANSACTIONS

    In September 1993, the Company sold an aggregate of 6,000,000 shares of Series A Preferred Stock (the "Series A") at $3.50 per share in a private placement transaction. In August 1995, in another private placement transaction, the Company sold an aggregate of 8,666,666 shares of Series B Preferred Stock (the "Series B") at $4.50 per share.

    The purchasers of the Series A and Series B (collectively, the "Preferred Stock") included, among others, the following executive officers and directors of the Company and investors known to own beneficially more than 5% of the Company's outstanding Common Stock (assuming conversion of all outstanding shares of Preferred Stock into Common Stock) (see "Principal Shareholders"):

                                                                                    NUMBER OF SHARES
                                                                                 ----------------------
DIRECTORS AND EXECUTIVE OFFICERS                                                  SERIES A    SERIES B
-------------------------------------------------------------------------------  ----------  ----------
John D. Diekman................................................................      20,000      40,000
Paul A. Berg...................................................................      10,000      15,000
John A. Young..................................................................      20,000      40,000
Vernon R. Loucks, Jr...........................................................      --          40,000
Alejandro C. Zaffaroni.........................................................      --         450,000


5% SHAREHOLDERS
-------------------------------------------------------------------------------
Glaxo Wellcome plc (indirectly through Affymax N.V.)...........................   1,250,000   1,333,333
College Retirement Equities Fund...............................................   1,428,570     800,000
R.A. Investment Group..........................................................     570,000     856,000


    In July 1995, the Company and Glaxo entered into an agreement (the "Governance Agreement") pursuant to which Glaxo has the right to designate a number of directors based on the percentage of voting stock then held directly or indirectly by Glaxo and is obligated to vote its shares for the slate of directors recommended to the shareholders. Glaxo currently has the right to designate four of the nine directors of the Company. See "Management -- Executive Officers and Directors." Pursuant to the Governance Agreement, Glaxo also agreed that any merger, consolidation or business combination whereby the Company would become a direct or indirect wholly-owned subsidiary of Glaxo and any material transaction between the Company and Glaxo must be approved by a majority of the independent directors of the Company. In addition, pursuant to the Governance Agreement, the Company granted Glaxo certain registration rights with respect to its shares. See "Description of Stock -- Registration Rights of Certain Shareholders."


    In December 1994, Affymax provided a bridge loan to the Company in the principal amount of $6.0 million. The loan was evidenced by a subordinated convertible promissory note, the terms of which were amended by the Governance Agreement (the "Convertible Note") and was converted into 1,333,333 shares of Series B Senior Convertible Preferred Stock in August 1995. Interest on the Convertible Note through the date of conversion, amounting to $319,856, was satisfied by the Company issuing Affymax three five-year warrants to purchase an aggregate of 202,441 shares of Series 2 Subordinated Convertible Preferred Stock at $5.50 per share.

    In connection with the lease agreement between the Company and a third party, in December 1994, Affymax agreed to relieve the Company of certain financial covenants and to guarantee its obligation to the third party in exchange for warrants to purchase Series 2 Subordinated Convertible Preferred Stock. In December 1994, Affymax received a five-year warrant to purchase 103,382 shares of Series 2 Subordinated Convertible Preferred Stock at $5.50 per share pursuant to this agreement.

    Effective January 1, 1993, the Company entered into the Technology License Agreement with Affymax whereby the Company was granted an exclusive worldwide royalty free license from Affymax, with the right to sublicense, to certain technology and to certain future inventions to be used in the development, production and sale of products and services in the clinical diagnostic and research supply markets. See "Intellectual Property." In August 1993, the Company agreed to issue Affymax 8,500,000 shares of Series 1 Subordinated Convertible Preferred Stock as consideration for the Technology License Agreement and funding the Company's operations through September 1993.

    The Company and Affymax Research Institute, a subsidiary of Affymax ("ARI"), entered into a Services Agreement dated October 1, 1993, pursuant to which ARI agreed to perform certain administrative and management services for the Company. For the fiscal year ended December 31, 1995, the Company made payments to ARI in the aggregate amount of $834,000. John D. Diekman is a director of ARI.

    In February 1994, the Company entered into a sublease with Affymax providing for the Company to sublease facilities in Santa Clara from Affymax until October 1, 1995. The sublease provides for its term to be extended until August 31, 2003 in the event that, at the Company's request, Affymax exercises its option to extend the underlying lease until that date. In April 1995, the option was exercised to extend the lease to October 1, 1996.


    The Company believes that the agreements with Affymax are on terms no less favorable to the Company than would be obtained from unaffiliated third parties.


    In May 1996, the Company entered into an agreement with Glaxo to develop and supply probe arrays to detect polymorphisms in specific genes. See "Business -- Genomics Application Areas" and "-- Collaborative Agreements and Grants."


    In December 1993, in connection with grants to each of Stephen P.A. Fodor and David B. Singer of rights to purchase 133,333 shares of Common Stock at $0.30 per share, subject to repurchase at the Company's option, the Company entered into Loan and Pledge Agreements with each of Dr. Fodor and Mr. Singer. Pursuant to those agreements, the Company lent Dr. Fodor and Mr. Singer each $40,000, which loans are evidenced by secured promissory notes due in July 1998 or when their employment is terminated. These notes bear interest at the rate of 5.07% per annum. Interest payments on the notes are due and payable each year until the loan is repaid.


    In November 1994, the Company agreed to guarantee a loan in the amount of $117,000 of Stephen P. A. Fodor.


    In June 1995, the Company entered into an agreement with David B. Singer in connection with his assumption of the position of Vice Chairman of the Board. Pursuant to Mr. Singer's transition from President, Chief Executive Officer and Chief Financial Officer to Vice Chairman, Mr. Singer continues to be paid $14,583 per month and may receive health care coverage until December 15, 1996. In addition, pursuant to the agreement, the Company relinquished its right to repurchase any of the 133,333 shares of Common Stock acquired by Mr. Singer in December 1993, amended the option to purchase 100,000 shares granted to Mr. Singer in December 1994 to fully vest 50,000 shares as of September 1995, and waived its right to demand repayment of Mr. Singer's $40,000 promissory note until July 1998. Pursuant to the agreement, Mr. Singer agreed to continue to serve as a Director of the Company if nominated and elected by the shareholders, to serve as Vice Chairman of the Board, and to provide consulting services to the Company relating to the financing of the Company, grants and government relations.



    The Company and Symyx, Inc. ("Symyx") have entered into a sublease agreement for a portion of the property leased to the Company in Sunnyvale at market rates. Kenneth J. Nussbacher is a director, and Alejandro C. Zaffaroni is a director and greater than 10% stockholder, of Symyx.


    The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such persons to the fullest extent permitted by California law. See "Management -- Limitation of Liability and Indemnification Matters."

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of April 30, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all current directors and executive officers as a group.

                                                                                               PERCENTAGE OF SHARES
                                                                                                   BENEFICIALLY
                                                                                                   OWNED (1)(2)
                                                                                    SHARES     ---------------------
                                                                                  BENEFICIALLY  PRIOR TO     AFTER
BENEFICIAL OWNER                                                                   OWNED (1)    OFFERING   OFFERING
--------------------------------------------------------------------------------  -----------  ----------  ---------
Glaxo Wellcome plc (3)..........................................................   7,705,067        46.8%      35.9%
Greenford Road
Greenford, Middlesex, UBG OHE, UK
College Retirement Equities Fund................................................   1,507,991         9.3%       7.1%
730 Third Avenue
New York, NY 10017
R.A. Investment Group...........................................................     959,554         5.9%       4.5%
200 West Madison, Suite 3800
Chicago, IL 60606
Paul A. Berg, Ph.D (4)..........................................................      38,488       *           *
John D. Diekman, Ph.D (5).......................................................      76,177       *           *
Stephen P.A. Fodor, Ph.D (6)....................................................     153,333       *           *
Douglas M. Hurt (7).............................................................   7,705,067        46.8 %     35.9%
Paul M. Kaplan (8)..............................................................      13,334       *           *
Vernon R. Loucks, Jr............................................................      59,999       *           *
Richard P. Rava, Ph.D (9).......................................................      11,333       *           *
Barry C. Ross, Ph.D (7).........................................................   7,705,067        46.8 %     35.9%
David B. Singer.................................................................     160,666       *           *
John A. Young...................................................................      41,643       *           *
Alejandro C. Zaffaroni, Ph.D (10)...............................................     140,000       *           *
All directors and executive officers as a group (13 persons) (11)...............   8,426,706        50.9 %     39.1%

------------
 * Represents beneficial ownership of less than one percent of the Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of Shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 30, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) Percentage of beneficial ownership is based on 16,248,148 shares of Common Stock outstanding as of April 30, 1996 and 21,248,148 shares of Common Stock outstanding after completion of this offering.

 (3) Held through its subsidiary, Affymax N.V. Includes 203,881 shares issuable upon exercise of outstanding warrants at $8.25 per share.

 (4) Includes 3,333 shares issuable upon exercise of options exercisable within 60 days of April 30, 1996.

 (5) Includes 40,000 shares issuable upon exercise of options within 60 days of April 30, 1996.

 (6) Includes 20,000 shares issuable upon exercise of options within 60 days of April 30, 1996.

 (7) Represents 7,705,067 shares beneficially owned by Glaxo, of which Mr. Hurt and Dr. Ross disclaim beneficial ownership.

 (8) Represents 13,334 shares issuable upon exercise of options exercisable within 60 days of April 30, 1996.

 (9) Includes 1,333 shares issuable upon exercise of options within 60 days of April 30, 1996.

(10) Includes 6,667 shares issuable upon exercise of options within 60 days of April 30, 1996 and excludes any shares Dr. Zaffaroni may purchase in the offering. See "Underwriting."

(11) Includes 98,000 shares issuable upon exercise of options within 60 days of April 30, 1996. Also includes 7,705,067 shares owned by Glaxo, of which Mr. Hurt and Dr. Ross disclaim beneficial ownership. Excludes any shares Dr. Zaffaroni may purchase in the offering. See "Underwriting."

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, no par value, and 27,500,000 shares of Preferred Stock, no par value (the "Undesignated Preferred Stock").

COMMON STOCK

    At March 31, 1996, assuming the conversion of all outstanding Preferred Stock and the issuance of 203,881 shares of Common Stock pursuant to the exercise or conversion of outstanding warrants, 16,443,112 shares of Common Stock were outstanding and held of record by shareholders. Options to purchase an aggregate of 2,191,518 shares of Common Stock were also outstanding. See "Management -- Stock Plans."

    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

    Effective upon the closing of this offering, the Company will be authorized to issue 27,500,000 shares of Undesignated Preferred Stock. The Board of Directors will have the authority to issue the Undesignated Preferred Stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitation or restrictions granted to or imposed upon any wholly unissued shares of Undesignated Preferred Stock and fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The issuance of Undesignated Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any shares of Undesignated Preferred Stock.

REGISTRATION RIGHTS OF CERTAIN SHAREHOLDERS

    Certain holders of Common Stock or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration rights are held with respect to 9,871,185 shares of Common Stock issuable upon the conversion of Preferred Stock under the terms of agreements between the Company and the holders of Series A and B Senior Preferred Stock (collectively the "Registrable Securities"). Subject to certain limitations in the agreements, the holders of Registrable Securities have "piggyback" rights to request that their shares be registered for public resale with respect to up to four registrations of the Company's securities. However, if such piggyback rights are exercised in connection with an underwritten offering of the Company's Common Stock, the underwriter of such offering has the right to reduce to 20% of the total the number of such shares to be included in such public offering or, in the case of the initial public offering, to exclude such shares entirely. In addition, at a time when the Company is eligible to register securities on Form S-3, holders of Registrable Securities not already registered may demand that the Company file a Form S-3, provided that the aggregate offering price of the Registrable Securities would be at least $2,000,000. The Company will pay certain expenses in connection with the exercise of the foregoing rights. These registration rights expire five years after an initial public offering of the Company's securities.

    Pursuant to the Governance Agreement, the Company also has granted to Glaxo, as long as Glaxo and its subsidiaries hold more than 10% of the outstanding Common Stock of the Company, the right to demand, at any time after six months following the Company's initial public offering, that the Company file an underwritten registration statement covering the registration of at least 40% of the Common Stock held by Glaxo and its subsidiaries. Glaxo's registration rights cover 7,705,067 shares of Common Stock issuable on conversion of Preferred Stock (including Series 1 Subordinated Convertible Preferred and Series 2 Subordinated Convertible

Preferred Stock, issuable upon exercise of warrants). If such demand is made after the time the Company is, or normally would have been, eligible to register securities on Form S-3, the Company will pay certain expenses incurred by Glaxo in exercising these demand rights. Glaxo has this demand right with respect to up to four registrations of the Company's securities on Form S-1 and an unlimited number of registrations on Form S-3. In addition, pursuant to the Governance Agreement, Glaxo has piggyback rights similar to those held by holders of the Registrable Securities.

WARRANTS


    Pursuant to the terms of an agreement between Affymetrix and Affymax dated December 29, 1994, whereby Affymax agreed to guarantee Affymetrix' lease obligations to a third party, Affymetrix has issued to Affymax a warrant to purchase 103,382 shares of Series 2 Subordinated Convertible Preferred Stock. The warrants have an exercise price of $5.50 and expire in December 1999. Pursuant to the terms of a note agreement, Affymetrix has issued to Affymax warrants to purchase 202,441 shares of Series 2 Subordinated Convertible Preferred Stock for certain interest payments otherwise due on the note through August 1995, at which time the note was converted into Preferred Stock. These warrants have an exercise price of $5.50 and expire from March to July 2000. After the offering, as a result of automatic conversion of the Preferred Stock upon the closing of this offering and the 2-for-3 reverse stock split, these warrants will be exercisable for a total of 203,881 shares of Common Stock at an exercise price of $8.25 per share. See "Certain Transactions."


TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Company's Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have outstanding 21,239,231 shares of Common Stock. Of these shares, the 5,000,000 shares sold in this offering (plus any shares issued upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction under the Securities Act, unless purchased or held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act and the regulations promulgated thereunder.

    The remaining 16,239,231 shares of Common Stock outstanding (or any securities exercisable for or convertible into the Company's Common Stock) held by officers, directors, employees, consultants and certain shareholders, are "restricted securities" within the meaning of Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. None of the Restricted Shares will be available for sale upon the Effective Date. Approximately 50,100 of these shares of Common Stock will be eligible for sale in the public market 90 days after the Effective Date subject to the provisions of Rule 701. In addition, an additional 186,140 shares subject to vested options will be available for sale 90 days after the Effective Date subject to compliance with Rule 701.

    The officers, directors, certain employees and shareholders of the Company have entered into contractual "lock-up" agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock of the Company or any securities exercisable for or convertible into the Company's Common Stock owned by them for a period of 180 days after the Effective Date without the prior written consent of Robertson, Stephens & Company. Pursuant to the Stock Plan, all shares of Common Stock issued upon exercise of options are also subject to a lock-up arrangement for a period of 180 days after the date of this prospectus.
Robertson, Stephens & Company may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

    As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be saleable until such agreements expire or are waived by Robertson, Stephens & Company. Beginning 180 days after the Effective Date, approximately 10,411,408 additional Restricted Shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 upon the expiration of the lock-up agreements not to sell such shares. In addition, beginning 180 days after the Effective Date, an additional 183,366 shares subject to vested options will be available for sale subject to compliance with Rule 701 upon the expiration of lock-up agreements not to sell such shares.
Robertson, Stephens & Company may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

    In general, under Rule 144, as currently in effect, beginning 90 days after the Effective Date, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 212,392 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Beginning 90 days after the Effective Date, certain shares issued upon exercise of options granted by the Company prior to the date of this Prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

    The Company intends to file registration statements under the Securities Act 180 days after the Effective Date to register shares of Common Stock reserved for issuance under the Stock Plan and the Directors Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become immediately upon filing.

    As of April 30, 1996, the holders of approximately 15,834,537 shares are entitled to certain registration rights with respect to such shares. If a large number of such shares were registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration the shares held by such holders pursuant to the exercise of their registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock -- Registration Rights of Certain Shareholders."

    Prior to this offering, there has been no public market for the Common Stock of the Company and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock prevailing from time to time may have on the market price of the Common Stock. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market may adversely affect the market price of the Common Stock offered hereby and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

    The Underwriters named below acting through their representatives, Robertson, Stephens & Company LLC, CS First Boston Corporation and Montgomery Securities (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased:

                                                                                              NUMBER OF
                                        UNDERWRITER                                             SHARES
--------------------------------------------------------------------------------------------  ----------
Robertson, Stephens & Company LLC...........................................................
CS First Boston Corporation.................................................................
Montgomery Securities.......................................................................

                                                                                              ----------
    Total...................................................................................   5,000,000
                                                                                              ----------
                                                                                              ----------

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession of not more than $ per share, of which $ may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowances to dealers may be reduced by the Representatives.

    The Underwriters may offer up to $3 million worth of the Common Stock to Alejandro C. Zaffaroni, a founder and director of the Company, at the initial public offering price set forth on the cover page of this Prospectus. The Underwriters would not receive an underwriting discount or commission on the sale of any of these shares of Common Stock to Dr. Zaffaroni.

    The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 750,000 shares of Common Stock at the same price per share as the Company receives for the 5,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 5,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 5,000,000 shares are being sold. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

    The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and liability arising from breaches of representations and warranties contained in the Underwriting Agreement.

    Each officer, director and certain shareholders together holding approximately 12,643,742 shares of Common Stock have agreed with the Representatives that, until 180 days from the Effective Date, subject to certain limited exceptions, they will not, directly or indirectly, sell, offer contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable for, or any rights to purchase or acquire, shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. Approximately 10,411,408 of such shares will be eligible for immediate public sale following expiration of the lock-up period pursuant to Rule 144. Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the Company has agreed that, until 180 days from the Effective Date, the Company will not, without the prior written consent of Robertson, Stephens & Company LLC, subject to certain limited exceptions, sell or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of the outstanding warrants or options, or the Company's grant of options and issuance of stock under existing employee stock option or stock purchase plans. See "Shares Eligible for Future Sale."

    The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock was determined through negotiations between the Company and the Representatives. The material factors considered in such negotiations were prevailing market conditions, certain financial information of the Company in recent periods, market valuations of other companies that the Company and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and the Company's management.

    A   managing  director   of  CS  First   Boston  Corporation,   one  of  the
Representatives, is the beneficial owner of 7,407 shares of Common Stock.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Heller Ehrman White & McAuliffe, Palo Alto, California. Julian N. Stern, the beneficial owner of 26,980 shares of Common Stock, is the sole shareholder and employee of a professional corporation that is a partner of Heller Ehrman White & McAuliffe. Certain legal matters relating to the offering will be passed upon for the Underwriters by Wilson, Sonsini, Goodrich & Rosati, Palo Alto, California.

                                    EXPERTS

    The financial statements of Affymetrix at December 31, 1994 and 1995, and for the years ended December 31, 1993, 1994 and 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The statements in this Prospectus as set forth under the captions "Risk Factors -- Dependence on Proprietary Technology and Unpredictability of Patent Protection" and "Business -- Intellectual Property" have been passed upon by Townsend and Townsend and Crew LLP, Palo Alto, California, patent counsel to the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the provisions of any referenced contracts or other documents summarize the material elements of such contracts or documents. Such statements, however, are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates.

                                    GLOSSARY



Amplification.....................  An  increase in the number of  copies of specific DNA or
                                    RNA fragments.
Base..............................  The nucleotides that comprise DNA.
Chromosomes.......................  The  self-replicating   genetic  structures   in   cells
                                    containing the cellular DNA that bears in its nucleotide
                                     sequence the linear array of genes.
Complementary sequence............  Nucleic   acid   base   sequences   that   can   form  a
                                    double-stranded structure  by matching  base pairs;  the
                                     complementary sequence to GTAC is CATG.
DNA (deoxyribonucleic acid).......  The  molecule that encodes genetic information. DNA is a double-stranded molecule  held  together by  weak  bonds
                                     between base pairs. The four nucleotides in DNA contain
                                     the  bases adenine  (A), guanine (G),  cytosine (C) and
                                     thymine (T). In nature, base pairs form only between  A
                                     and  T and between G and  C; thus, the base sequence of
                                     each single  strand can  be deduced  from that  of  its
                                     complementary sequence.
DNA sequence......................  The  relative order of base pairs, whether in a fragment of DNA, a gene, a chromosome, or an entire genome.
DNA synthesis.....................  The process  of  building strands  of  nucleotide  bases through controlled chemical reactions.
Feature...........................  A  discrete section of a probe array containing millions of copies  of  the  same DNA  probe.  Each  probe  array
                                     contains  from 16,000  to more  than 100,000 individual
                                     features.
Fluorescent label.................  A compound that may be attached to another molecule  and that is capable of emitting light. The emitted light may
                                     be  detected to  determine the presence  or location of
                                     the molecule.
Gel-based sequencing..............  Determination  of   the  order   of  nucleotides   (base
                                    sequences)  in  a  DNA  molecule  using  a  matrix  of a
                                     polymeric molecule  to  form  a  gel,  which  separates
                                     pieces  of DNA  in an  electric field  based upon their
                                     sizes.
Gene..............................  The  fundamental   physical  and   functional  unit   of
                                    heredity.  A gene is an  ordered sequence of nucleotides
                                     located  in  a  particular  position  on  a  particular
                                     chromosome that encodes a specific functional product.
Gene expression...................  The  process by which a gene's coded information creates the  structures  present  and  operating  in  the  cell.
                                     Expressed genes include those that are transcribed into
                                     mRNA  and then  translated into protein  and those that
                                     are  transcribed  into  RNA  but  not  translated  into
                                     protein.
Gene expression monitoring........  The  process of correlating the level and timing of gene expression with abnormal cellular behavior and disease.
Genetic code......................  The sequence of nucleotides, coded in triplets along the
                                    mRNA, that  determines the  sequence of  amino acids  in
                                     protein  synthesis. The DNA  sequence of a  gene can be
                                     used to predict the mRNA sequence, and the genetic code
                                     can in turn be used to predict the amino acid sequence.

Genetic mapping...................  Determining the  relative positions  of genes  on a  DNA molecule and the distance between them.
Genetic marker....................  An identifiable physical location on a chromosome, whose inheritance can be monitored.
Genome............................  All  the  genetic  material  in  the  chromosomes  of  a particular organism. Genome size  is generally given  as
                                     its total number of base pairs.
Genomics..........................  The study of genes and their function.
High-throughput sequencing........  The   process  of   identifying  and   sequencing  small
                                    stretches of  genes expressed  in  a certain  cell  type
                                     using gel-based sequencing techniques.
HIV...............................  Human  Immunodeficiency Virus, the virus responsible for
                                    HIV  disease   and   its   end-stage,   AIDS   (Acquired
                                     Immunodeficiency Syndrome).
Human Genome Project..............  Collective  name for  several projects begun  in 1986 by
                                    United States Department of  Energy to map and  sequence
                                     the   human  genome  and  develop  new  techniques  and
                                     instruments for detecting and analyzing DNA.
Hybridization.....................  The process of joining two complementary strands of  DNA or  one each  of DNA and  RNA to  form a double-stranded
                                     molecule.
Immunoassay.......................  A diagnostic test  that uses a  protein produced by  the immune  system, called  an antibody,  to detect specific
                                     proteins that may be used to aid in the  identification
                                     or treatment of disease.
In vitro..........................  Studies  or phenomena  that take place  outside the body
                                    (for instance, in test tubes).
Linkage analysis..................  Locating of  genes  on chromosomes  by  determining  the inheritance  patterns of genetic  markers that are close
                                     to one another.
mRNA (messenger RNA)..............  RNA that serves as a template for protein synthesis. See
                                    "Genetic code."
Mutation..........................  A transmissible  change in  the genetic  material of  an organism, usually in a single gene.
Nucleic acid......................  A large molecule composed of nucleotide subunits.
Nucleotide........................  A subunit of DNA or RNA consisting of a nitrogenous base
                                     (adenine,   guanine,  thymine,  or   cytosine  in  DNA;
                                     adenine,  guanine,  uracil,  or  cytosine  in  RNA),  a
                                     phosphate molecule and a sugar molecule (deoxyribose in
                                     DNA,  ribose  in  RNA).  Thousands  of  nucleotides are
                                     linked to form a DNA or RNA molecule.
Nucleotide pair...................  Two nitrogenous bases  (adenine and  thymine or  guanine and  cytosine) held together by  weak bonds. Two strands
                                     of DNA are held together in the shape of a double helix
                                     by the bonds between base pairs.
Polymorphism......................  Difference in DNA sequence among individuals.
Polymorphism Screening............  The  process  of  correlating  genetic  variations  with disease or traits.
Photolithography..................  A technique that uses light to induce chemical reactions that create exposure patterns on a surface.

Probe.............................  Short  sequence of DNA used to identify longer stretches of complementary DNA or RNA sequence.
Probe array.......................  Small, disposable chip consisting of densely packed  DNA sequences  (probes), where the identity and position of
                                     each probe is known on the chip surface.
Protein...........................  A large molecule composed of one or more chains of amino acids in a  specific order; the  order is determined  by
                                     the  base sequence of nucleotides  in the gene or genes
                                     coding for the protein.  Proteins are required for  the
                                     structure, function and regulation of the body's cells,
                                     tissues,  and  organs,  and  each  protein  has  unique
                                     functions. Examples of proteins are hormones,  enzymes,
                                     and antibodies.
RNA (Ribonucleic acid)............  A  chemical found in the nucleus and cytoplasm of cells;
                                    it plays  an important  role  in protein  synthesis  and
                                     other chemical activities of the cell. The structure of
                                     RNA  is  similar  to  that of  DNA.  There  are several
                                     classes of  RNA  molecules,  including  messenger  RNA,
                                     transfer RNA, ribosomal RNA, and other small RNAs, each
                                     serving a different purpose.
Solid-phase DNA synthesis.........  DNA  synthesis in which the chains of bases are anchored to a solid substrate, such as glass, as opposed to being
                                     synthesized in solution.
Virus.............................  A noncellular biological entity that can reproduce  only within  a  host cell.  Viruses  consist of  nucleic acid
                                     covered  by  protein.  Some  animal  viruses  are  also
                                     surrounded  by membrane. Once inside the infected cell,
                                     the virus uses the synthetic capability of the host  to
                                     produce progeny virus.
Wafer.............................  Pieces  of  glass  on which  multiple  probe  arrays are simultaneously manufactured. The wafers are subsequently
                                     diced to yield individual probe arrays.

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Ernst & Young LLP, Independent Auditors..........................................................         F-2

Financial Statements:
  Balance Sheets...........................................................................................         F-3
  Statements of Operations.................................................................................         F-4
  Statement of Shareholders' Equity........................................................................         F-5
  Statements of Cash Flows.................................................................................         F-7
  Notes to Financial Statements............................................................................         F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Affymetrix, Inc.

    We have audited the accompanying balance sheets of Affymetrix, Inc. (a development stage company) at December 31, 1994 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (January 1, 1991) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Affymetrix, Inc. (a development stage company) at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (January 1, 1991) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Palo Alto, California
February 9, 1996,
except for the first paragraph of Note 9 as to which the date is , 1996

--------------------------------------------------------------------------------
The foregoing report is in the form that will be signed upon the completion of the reverse stock split described in Note 9 of the financial statements.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
May 20, 1996

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS


                                                                     DECEMBER 31,
                                                                 --------------------
                                                                   1994       1995
                                                                 ---------  ---------   MARCH 31,     PRO FORMA
                                                                                       -----------  SHAREHOLDERS'
                                                                                          1996        EQUITY AT
                                                                                       -----------    MARCH 31,
                                                                                                    -------------
                                                                                       (UNAUDITED)      1996
                                                                                                    -------------
                                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents....................................  $   6,659  $   2,481   $     308
  Short-term investments.......................................     11,146     36,402      34,529
  Contract and grant receivables...............................         90      1,342         636
  Inventories..................................................     --            670       1,469
  Other current assets.........................................         88        260         422
                                                                 ---------  ---------  -----------
    Total current assets.......................................     17,983     41,155      37,364
Property and equipment, at cost:
  Equipment and furniture......................................      2,554      4,254       4,955
  Leasehold improvements.......................................        356        586         587
                                                                 ---------  ---------  -----------
                                                                     2,910      4,840       5,542
  Less accumulated depreciation and amortization...............     (1,047)    (1,583)     (1,863)
                                                                 ---------  ---------  -----------
    Net property and equipment.................................      1,863      3,257       3,679
Other assets...................................................         15        140         142
                                                                 ---------  ---------  -----------
                                                                 $  19,861  $  44,552   $  41,185
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other accrued liabilities...............  $   1,046  $   2,469   $   3,278
  Payable to Affymax...........................................        254         89          12
  Deferred revenue.............................................        837      2,340       2,153
  Current portion of capital lease obligation..................        169        187         192
                                                                 ---------  ---------  -----------
    Total current liabilities..................................      2,306      5,085       5,635
Convertible note payable to Affymax............................      6,000     --          --
Noncurrent portion of capital lease obligation.................      1,135        948         898
Advance from collaborative partner.............................      1,250     --          --
Commitments....................................................                            --
Shareholders' equity:
  Convertible preferred stock, no par value; 27,500,000 shares authorized; 14,500,000 issued and outstanding at December
   31, 1994, 23,166,666 at December 31, 1995 and March 31, 1996
   (none pro forma); aggregate liquidation preference of
   $70,625 at December 31, 1995 and March 31, 1996.............     31,283     70,439      70,439     $  --
  Common stock, no par value; 50,000,000 shares authorized;
   408,198 shares issued and outstanding at December 31, 1994,
   536,267 at December 31, 1995 and 609,240 at March 31, 1996
   (16,239,231 pro forma)......................................        122      2,717       3,089        73,528
  Notes receivable from officers...............................        (84)       (42)        (41)          (41)
  Unrealized gain(loss) on available-for-sale securities.......       (382)       281           1             1
  Deferred compensation........................................     --         (2,360)     (2,399)       (2,399)
  Deficit accumulated during development stage.................    (21,769)   (32,516)    (36,437)      (36,437)
                                                                 ---------  ---------  -----------  -------------
    Total shareholders' equity.................................      9,170     38,519      34,652     $  34,652
                                                                 ---------  ---------  -----------  -------------
                                                                                                    -------------
                                                                 $  19,861  $  44,552   $  41,185
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------


                            See accompanying notes.

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)


                                          YEAR ENDED DECEMBER 31,
                                      -------------------------------
                                        1993       1994       1995
                                      ---------  ---------  ---------        THREE MONTHS          PERIOD FROM
                                                                           ENDED MARCH 31,          INCEPTION
                                                                       ------------------------    (JANUARY 1,
                                                                          1995         1996           1991)
                                                                       -----------  -----------      THROUGH
                                                                                                 MARCH 31, 1996
                                                                       (UNAUDITED)  (UNAUDITED)  ---------------
                                                                                                   (UNAUDITED)
Contract and grant revenue..........  $   1,413  $   1,574  $   4,625   $     854    $   1,416      $   9,071
Operating expenses:
  Research and development..........      6,566      9,483     12,420       2,274        4,177         38,328
  General and administrative........        577      2,303      3,833         777        1,649          9,205
                                      ---------  ---------  ---------  -----------  -----------       -------
    Total operating expenses
     (includes related-party expense
     of $1,147, $1,647, $1,432,
     $428, $364 and $4,590,
     respectively)..................      7,143     11,786     16,253       3,051        5,826         47,533
                                      ---------  ---------  ---------  -----------  -----------       -------
Loss from operations................     (5,730)   (10,212)   (11,628)     (2,197)      (4,410)       (38,462)
  Interest income...................        211        575      1,301         183          517          2,607
  Interest expense (includes
   related-party expense of $320 in
   1995 and $128 in the three months
   ended March 31, 1995)............        (73)       (43)      (420)       (160)         (28)          (582)
                                      ---------  ---------  ---------  -----------  -----------       -------
Net loss............................  $  (5,592) $  (9,680) $ (10,747)  $  (2,174)   $  (3,921)     $ (36,437)
                                      ---------  ---------  ---------  -----------  -----------       -------
                                      ---------  ---------  ---------  -----------  -----------       -------
Pro forma net loss per share........                        $   (0.61)  $   (0.12)   $   (0.22)
                                                            ---------  -----------  -----------
                                                            ---------  -----------  -----------
Shares used in computing pro forma
 net loss per share.................                           17,664      17,663       17,664
                                                            ---------  -----------  -----------
                                                            ---------  -----------  -----------


                            See accompanying notes.

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' EQUITY
       FOR THE PERIOD FROM INCEPTION (JANUARY 1, 1991) TO MARCH 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                  CONTRI-
                                        CONVERTIBLE                   NOTES       BUTIONS
                                         PREFERRED     COMMON      RECEIVABLE      FROM      UNREALIZED       DEFERRED
                                           STOCK        STOCK     FROM OFFICERS   AFFYMAX    GAIN (LOSS)    COMPENSATION
                                        -----------  -----------  -------------  ---------  -------------  ---------------
Issuance of 666 shares of common stock
 for cash in March 1992 at $0.15 per
 share................................   $  --        $  --         $  --        $  --        $  --           $  --
Contributions from Affymax (1991 and
 1992)................................      --           --            --            6,316       --              --
Net loss (1991 and 1992)..............      --           --            --           --           --              --
                                        -----------  -----------          ---    ---------        -----          ------
Balance at December 31, 1992..........      --           --            --            6,316       --              --
Contributions from Affymax through
 September 1993.......................      --           --            --            4,309       --              --
Issuance of 6,000,000 shares of Series
 A Senior convertible preferred stock
 for cash in September 1993, at $3.50
 per share, net of issuance costs of
 $342.................................      20,658       --            --           --           --              --
Conversion of all contributions from
 Affymax into 8,500,000 shares of
 Series 1 Subordinated convertible
 preferred stock in September 1993 at
 $1.25 per share......................      10,625       --            --          (10,625)      --              --
Issuance of 66,666 shares of common
 stock for cash upon exercise of stock
 options in December 1993 at $0.30 per
 share................................      --               20        --           --           --              --
Issuance of 266,666 shares of common
 stock for notes receivable upon
 exercise of options in December 1993
 at $0.30 per share...................      --               80           (80)      --           --              --
Net loss..............................      --           --            --           --           --              --
                                        -----------  -----------          ---    ---------        -----          ------
Balance at December 31, 1993..........      31,283          100           (80)      --           --              --
Issuance of 74,200 shares of common
 stock for cash upon exercise of stock
 options at $0.30 per share...........      --               22        --           --           --              --
Interest accrued on notes receivable
 from officers........................      --           --                (4)      --           --              --
Unrealized loss on available-for-sale
 securities...........................      --           --            --           --             (382)         --
Net loss..............................      --           --            --           --           --              --
                                        -----------  -----------          ---    ---------        -----          ------
Balance at December 31, 1994..........      31,283          122           (84)      --             (382)         --
Issuance of 7,333,333 shares of Series
 B Senior convertible preferred stock
 for cash in August 1995, at $4.50 per
 share, net of issuance costs of
 $164.................................      32,836       --            --           --           --              --
Conversion of $6,000 note payable into
 1,333,333 shares of Series B Senior
 convertible preferred stock in August
 1995, at $4.50 per share.............       6,000       --            --           --           --              --
Issuance of 62,749 shares of common
 stock for cash upon exercise of stock
 options at $0.30 to $0.675 per
 share................................      --               23        --           --           --              --
Issuance of 65,320 shares of common
 stock for financing commissions in
 August 1995 at $0.675 per share......      --               44        --           --           --              --

                                           DEFICIT         TOTAL
                                         ACCUMULATED   SHAREHOLDERS'
                                           DURING       EQUITY (NET
                                         DEVELOPMENT      CAPITAL
                                            STAGE       DEFICIENCY)
                                        -------------  -------------
Issuance of 666 shares of common stock
 for cash in March 1992 at $0.15 per
 share................................    $  --          $  --
Contributions from Affymax (1991 and
 1992)................................       --              6,316
Net loss (1991 and 1992)..............       (6,497)        (6,497)
                                        -------------  -------------
Balance at December 31, 1992..........       (6,497)          (181)
Contributions from Affymax through
 September 1993.......................       --              4,309
Issuance of 6,000,000 shares of Series
 A Senior convertible preferred stock
 for cash in September 1993, at $3.50
 per share, net of issuance costs of
 $342.................................       --             20,658
Conversion of all contributions from
 Affymax into 8,500,000 shares of
 Series 1 Subordinated convertible
 preferred stock in September 1993 at
 $1.25 per share......................       --             --
Issuance of 66,666 shares of common
 stock for cash upon exercise of stock
 options in December 1993 at $0.30 per
 share................................       --                 20
Issuance of 266,666 shares of common
 stock for notes receivable upon
 exercise of options in December 1993
 at $0.30 per share...................       --             --
Net loss..............................       (5,592)        (5,592)
                                        -------------  -------------
Balance at December 31, 1993..........      (12,089)        19,214
Issuance of 74,200 shares of common
 stock for cash upon exercise of stock
 options at $0.30 per share...........       --                 22
Interest accrued on notes receivable
 from officers........................       --                 (4)
Unrealized loss on available-for-sale
 securities...........................       --               (382)
Net loss..............................       (9,680)        (9,680)
                                        -------------  -------------
Balance at December 31, 1994..........      (21,769)         9,170
Issuance of 7,333,333 shares of Series
 B Senior convertible preferred stock
 for cash in August 1995, at $4.50 per
 share, net of issuance costs of
 $164.................................       --             32,836
Conversion of $6,000 note payable into
 1,333,333 shares of Series B Senior
 convertible preferred stock in August
 1995, at $4.50 per share.............       --              6,000
Issuance of 62,749 shares of common
 stock for cash upon exercise of stock
 options at $0.30 to $0.675 per
 share................................       --                 23
Issuance of 65,320 shares of common
 stock for financing commissions in
 August 1995 at $0.675 per share......       --                 44

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENT OF SHAREHOLDERS' EQUITY (CONTINUED)
       FOR THE PERIOD FROM INCEPTION (JANUARY 1, 1991) TO MARCH 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                  CONTRI-
                                        CONVERTIBLE                   NOTES       BUTIONS
                                         PREFERRED     COMMON      RECEIVABLE      FROM      UNREALIZED       DEFERRED
                                           STOCK        STOCK     FROM OFFICERS   AFFYMAX    GAIN (LOSS)    COMPENSATION
                                        -----------  -----------  -------------  ---------  -------------  ---------------
Issuance of warrants in June, July,
 and October 1995 for 202,441 of
 Series 2 Subordinated convertible
 preferred stock at $1.58 per share in
 exchange for interest................         320       --            --           --           --              --
Interest received on notes receivable
 from officers........................      --           --                 2       --           --              --
Reclassification of notes receivable
 from officers to other assets........      --           --                40       --           --              --
Compensation from accelerated
 options..............................      --               40        --           --           --              --
Deferred compensation related to grant
 of stock options.....................      --            2,488        --           --           --              (2,488)
Amortization of deferred
 compensation.........................      --           --            --           --           --                 128
Unrealized gain on available-for-sale
 securities...........................      --           --            --           --              663          --
Net loss..............................      --           --            --           --           --              --
                                        -----------  -----------          ---    ---------        -----          ------
Balance at December 31, 1995..........      70,439        2,717           (42)      --              281          (2,360)
Issuance of 72,973 shares of common
 stock for cash upon exercise of stock
 options at $0.30 to $0.675 per share
 (Unaudited)..........................      --               46        --           --           --              --
Interest received on notes receivable
 from officers (Unaudited)............      --           --                 1       --           --              --
Deferred compensation related to grant
 of stock options (Unaudited).........      --              326        --           --           --                (326)
Amortization of deferred compensation
 (Unaudited)..........................      --           --            --           --           --                 287
Unrealized loss on available-for-sale
 securities (Unaudited)...............      --           --            --           --             (280)         --
Net loss (Unaudited)..................      --           --            --           --           --              --
                                        -----------  -----------          ---    ---------        -----          ------
Balance at March 31, 1996
 (Unaudited)..........................   $  70,439    $   3,089     $     (41)   $  --        $       1       $  (2,399)
                                        -----------  -----------          ---    ---------        -----          ------
                                        -----------  -----------          ---    ---------        -----          ------

                                           DEFICIT         TOTAL
                                         ACCUMULATED   SHAREHOLDERS'
                                           DURING       EQUITY (NET
                                         DEVELOPMENT      CAPITAL
                                            STAGE       DEFICIENCY)
                                        -------------  -------------
Issuance of warrants in June, July,
 and October 1995 for 202,441 of
 Series 2 Subordinated convertible
 preferred stock at $1.58 per share in
 exchange for interest................       --                320
Interest received on notes receivable
 from officers........................       --                  2
Reclassification of notes receivable
 from officers to other assets........       --                 40
Compensation from accelerated
 options..............................       --                 40
Deferred compensation related to grant
 of stock options.....................       --             --
Amortization of deferred
 compensation.........................       --                128
Unrealized gain on available-for-sale
 securities...........................       --                663
Net loss..............................      (10,747)       (10,747)
                                        -------------  -------------
Balance at December 31, 1995..........      (32,516)        38,519
Issuance of 72,973 shares of common
 stock for cash upon exercise of stock
 options at $0.30 to $0.675 per share
 (Unaudited)..........................       --                 46
Interest received on notes receivable
 from officers (Unaudited)............       --                  1
Deferred compensation related to grant
 of stock options (Unaudited).........       --             --
Amortization of deferred compensation
 (Unaudited)..........................       --                287
Unrealized loss on available-for-sale
 securities (Unaudited)...............       --               (280)
Net loss (Unaudited)..................       (3,921)        (3,921)
                                        -------------  -------------
Balance at March 31, 1996
 (Unaudited)..........................    $ (36,437)     $  34,652
                                        -------------  -------------
                                        -------------  -------------

                             See accompanyng notes.

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,      THREE MONTHS ENDED MARCH
                                                                 -------------------------------            31,
                                                                   1993       1994       1995     ------------------------
                                                                 ---------  ---------  ---------     1995         1996
                                                                                                  -----------  -----------
                                                                                                  (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net loss.....................................................  $  (5,592) $  (9,680) $ (10,747)  $  (2,174)   $  (3,921)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization..............................        465        689        701         150          279
    Amortization of investment premiums and discounts, net.....     --            148       (191)        165          (24)
    Loss on disposal of equipment..............................     --            417        188      --           --
    Compensation due to accelerated vesting....................     --         --             40      --           --
    Amortization of deferred compensation......................     --         --            128      --              287
    Interest payable exchanged for warrants....................     --         --            320      --           --
    Changes in operating assets and liabilities:
      Contract and grant receivables...........................     --            (90)    (1,252)       (675)         706
      Inventories..............................................     --         --           (670)     --             (799)
      Other current assets.....................................       (649)       575       (172)        (19)        (162)
      Other assets.............................................         14        (15)       (80)     --               (2)
      Accounts payable and other accrued liabilities...........        570        295      1,423        (196)         809
      Payable to Affymax.......................................      1,574     (1,320)      (165)         (1)         (77)
      Deferred revenue.........................................        460        377        253        (150)        (187)
      Advance from collaborative partner.......................     --          1,250     --          --           --
                                                                 ---------  ---------  ---------  -----------  -----------
        Net cash used in operating activities..................     (3,158)    (7,354)   (10,224)     (2,900)      (3,091)
                                                                 ---------  ---------  ---------  -----------  -----------
Cash flows from investing activities:
    Capital expenditures.......................................     (1,537)    (1,207)    (2,283)       (580)        (701)
    Proceeds from the sale of available-for-sale securities....     --          5,308      8,538      --            1,466
    Proceeds from maturities of available-for-sale
     securities................................................     --         --          5,485      --            2,156
    Purchases of available-for-sale securities.................    (13,997)    (2,990)   (38,428)     (2,007)      (2,004)
                                                                 ---------  ---------  ---------  -----------  -----------
        Net cash provided by/(used in) investing activities....    (15,534)     1,111    (26,688)     (2,587)         917
                                                                 ---------  ---------  ---------  -----------  -----------
Cash flows from financing activities:
  Contributions from Affymax...................................      4,309     --         --          --           --
  Issuances of common stock....................................         20         22         23      --               46
  Issuances of preferred stock, net............................     20,658     --         32,880      --           --
  Proceeds from capital lease obligation.......................     --          1,307     --          --           --
  Principal payments on capital lease obligation...............     --             (3)      (169)        (41)         (45)
  Issuance of convertible note payable to Affymax..............     --          6,000     --          --           --
  Issuance of notes payable....................................        333     --         --          --           --
  Principal payments on notes payable..........................       (327)      (819)    --          --           --
                                                                 ---------  ---------  ---------  -----------  -----------
        Net cash provided by (used in) financing activities....     24,993      6,507     32,734         (41)           1
                                                                 ---------  ---------  ---------  -----------  -----------
Net increase (decrease) in cash and cash equivalents...........      6,301        264     (4,178)     (5,528)      (2,173)
Cash and cash equivalents at beginning of period...............         94      6,395      6,659       6,659        2,481
                                                                 ---------  ---------  ---------  -----------  -----------
Cash and cash equivalents at end of period.....................  $   6,395  $   6,659  $   2,481   $   1,131    $     308
                                                                 ---------  ---------  ---------  -----------  -----------
                                                                 ---------  ---------  ---------  -----------  -----------
Supplemental disclosure of noncash financing activities:
  Issuance of common stock for note receivable from officers...  $      80  $  --      $  --       $  --        $  --
                                                                 ---------  ---------  ---------  -----------  -----------
                                                                 ---------  ---------  ---------  -----------  -----------
  Conversion of note payable and contributions from
   Affymax to preferred stock..................................  $  10,625  $  --      $   6,000   $  --        $  --
                                                                 ---------  ---------  ---------  -----------  -----------
                                                                 ---------  ---------  ---------  -----------  -----------
  Assets under capital lease obligation........................     --      $   1,297  $  --       $  --        $  --
                                                                 ---------  ---------  ---------  -----------  -----------
                                                                 ---------  ---------  ---------  -----------  -----------
  Issuance of common stock for financing commissions...........  $  --      $  --      $      44   $  --        $  --
                                                                 ---------  ---------  ---------  -----------  -----------
                                                                 ---------  ---------  ---------  -----------  -----------
  Issuance of warrants in exchange for interest payable........  $  --      $  --      $     320   $  --        $  --
                                                                 ---------  ---------  ---------  -----------  -----------
                                                                 ---------  ---------  ---------  -----------  -----------
Supplemental disclosure of cash flow information:
  Interest paid................................................  $      73  $      20  $     122   $      32    $      28
                                                                 ---------  ---------  ---------  -----------  -----------
                                                                 ---------  ---------  ---------  -----------  -----------

                                                                  PERIOD FROM
                                                                  (JANUARY 1,
                                                                     1991)
                                                                 THROUGH MARCH
                                                                    31, 1996

Cash flows from operating activities:
  Net loss.....................................................    $  (36,437)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization..............................         2,210
    Amortization of investment premiums and discounts, net.....           (67)
    Loss on disposal of equipment..............................           605
    Compensation due to accelerated vesting....................            40
    Amortization of deferred compensation......................           415
    Interest payable exchanged for warrants....................           320
    Changes in operating assets and liabilities:
      Contract and grant receivables...........................          (636)
      Inventories..............................................        (1,469)
      Other current assets.....................................          (422)
      Other assets.............................................           (98)
      Accounts payable and other accrued liabilities...........         3,278
      Payable to Affymax.......................................            12
      Deferred revenue.........................................           903
      Advance from collaborative partner.......................         1,250
                                                                 --------------
        Net cash used in operating activities..................       (30,096)
                                                                 --------------
Cash flows from investing activities:
    Capital expenditures.......................................        (6,494)
    Proceeds from the sale of available-for-sale securities....        15,312
    Proceeds from maturities of available-for-sale
     securities................................................         7,641
    Purchases of available-for-sale securities.................       (57,419)
                                                                 --------------
        Net cash provided by/(used in) investing activities....       (40,960)
                                                                 --------------
Cash flows from financing activities:
  Contributions from Affymax...................................        10,625
  Issuances of common stock....................................           111
  Issuances of preferred stock, net............................        53,538
  Proceeds from capital lease obligation.......................         1,307
  Principal payments on capital lease obligation...............          (217)
  Issuance of convertible note payable to Affymax..............         6,000
  Issuance of notes payable....................................         1,146
  Principal payments on notes payable..........................        (1,146)
                                                                 --------------
        Net cash provided by (used in) financing activities....        71,364
                                                                 --------------
Net increase (decrease) in cash and cash equivalents...........           308
Cash and cash equivalents at beginning of period...............        --
                                                                 --------------
Cash and cash equivalents at end of period.....................    $      308
                                                                 --------------
                                                                 --------------
Supplemental disclosure of noncash financing activities:
  Issuance of common stock for note receivable from officers...    $       80
                                                                 --------------
                                                                 --------------
  Conversion of note payable and contributions from
   Affymax to preferred stock..................................    $   16,625
                                                                 --------------
                                                                 --------------
  Assets under capital lease obligation........................    $    1,297
                                                                 --------------
                                                                 --------------
  Issuance of common stock for financing commissions...........    $       44
                                                                 --------------
                                                                 --------------
  Issuance of warrants in exchange for interest payable........    $      320
                                                                 --------------
                                                                 --------------
Supplemental disclosure of cash flow information:
  Interest paid................................................    $      262
                                                                 --------------
                                                                 --------------

                            See accompanying notes.

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                    (INFORMATION FOR THE THREE MONTHS ENDED
                   MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
                 FROM INCEPTION TO MARCH 31, 1996 IS UNAUDITED)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, OWNERSHIP, AND BUSINESS

    Affymetrix, Inc. ("Affymetrix") is a development stage company focused on developing GeneChip-TM- based products and related technology for the acquisition, analysis, and management of complex genetic data. The business and operations of Affymetrix commenced in 1991 by Affymax N.V. and subsidiaries
("Affymax") and were initially conducted within Affymax. In March 1992, Affymetrix was incorporated as a California corporation and became a wholly owned subsidiary of Affymax. Beginning in September 1993, Affymetrix issued equity securities which diluted Affymax' shareholding in Affymetrix. Affymax owns approximately 46% of Affymetrix at December 31, 1995. In March 1995, Glaxo plc, now Glaxo Wellcome plc ("Glaxo"), purchased Affymax, including its then 65% interest in Affymetrix. The accompanying financial statements include the operations of Affymetrix from inception (January 1, 1991). The advances from Affymax through September 1993 were recorded as capital contributions and converted to convertible preferred shares in September 1993. Since September
1993, the financial statements reflect the operations of Affymetrix on a stand-alone basis.

    Affymetrix' success will depend in part on its ability to obtain and maintain patent protection in the United States and other countries for its technologies and products. The commercial success of Affymetrix also depends in part on neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to Affymetrix' technologies and products.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

    The financial information at March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which Affymetrix considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the March 31, 1996 period are not necessarily indicative of the results for the entire year.

REVENUE RECOGNITION

    Contract and grant revenue is recorded as earned as defined within the specific agreements. Payments received in advance under these arrangements are recorded as deferred revenue until earned. Direct costs associated with these contracts and grants are reported as research and development expense. Revenue for the beta shipments are recorded as contract revenue pursuant to the development agreements.

    Revenue from customers representing 10% or more of total contract and grant revenue during fiscal 1993, 1994, and 1995 is as follows:

                1993        1994        1995
             ----------  ----------  ----------
 Customer:
     A           --          --             25%
     B           --          --             23%
     C           --          --             22%
     D              49%         54%         17%
     E              38%         29%      --

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION FOR THE THREE MONTHS ENDED
                   MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
                 FROM INCEPTION TO MARCH 31, 1996 IS UNAUDITED)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RESEARCH AND DEVELOPMENT

    Research and development expenses consist of costs incurred for internal, contract and grant-sponsored research and development. These costs include direct and research-related overhead expenses.

NET LOSS PER SHARE

    Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares (stock options, convertible notes payable, convertible preferred stock, and warrants) issued during the 12 months prior to the initial filing of the proposed offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for stock options and warrants and the if-converted method for convertible preferred stock).

    Historical net loss per share information is as follows:

                                                                           THREE MONTHS
                                                                              ENDED
                                  YEAR ENDED DECEMBER 31,                   MARCH 31,
                          ----------------------------------------  --------------------------
                              1993          1994          1995          1995          1996
                          ------------  ------------  ------------  ------------  ------------
Net loss per share......  $      (0.75) $      (1.24) $      (1.38) $      (0.28) $      (0.50)
                          ------------  ------------  ------------  ------------  ------------
                          ------------  ------------  ------------  ------------  ------------
Shares used in computing
 net loss per share.....     7,422,000     7,801,000     7,812,000     7,811,000     7,812,000
                          ------------  ------------  ------------  ------------  ------------
                          ------------  ------------  ------------  ------------  ------------

    Pro forma net loss per share has been computed as described above and also gives effect to the conversion of convertible preferred shares not included above that will automatically convert upon completion of Affymetrix' initial public offering (using the if-converted method) from the original date of issuance.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Effective January 1, 1994, Affymetrix adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The effect of adopting Statement 115 at January 1, 1994 was immaterial.

    Cash equivalents and short-term investments consist of debt securities. Management determines the appropriate classification of debt securities at the time of purchase. As of December 31, 1995, Affymetrix' debt securities are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported in shareholders' equity. Affymetrix reports all liquid securities with maturities at date of purchase of three months or less that are readily convertible into cash and have insignificant interest rate risk as cash equivalents. All other available-for-sale securities are recorded as short-term investments. The cost of debt securities is adjusted for amortization of premiums and discounts to maturity. This amortization is included in interest income. Realized gains and losses on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income. The fair values of securities are based on quoted market prices.

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION FOR THE THREE MONTHS ENDED
                   MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
                 FROM INCEPTION TO MARCH 31, 1996 IS UNAUDITED)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost, as determined by the first-in, first-out method, or market and consist entirely of finished goods at December 31, 1995, and $256,000 of raw material and $1,213,000 of finished goods at March 31, 1996.

DEPRECIATION AND AMORTIZATION


    The costs of property and equipment are depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets ranging from two to five years. Leasehold improvements are amortized over the useful lives of the assets or the lease-term, whichever is shorter. Expenditures for maintenance and repairs are expensed as incurred.


ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

    Accounts payable and other accrued liabilities include the following (in thousands):

                                                               DECEMBER 31,       MARCH 31,
                                                           --------------------  -----------
                                                             1994       1995        1996
                                                           ---------  ---------  -----------
Accounts payable.........................................  $     587  $   1,088   $     963
Accrued compensation.....................................        262        576         617
Collaborative research refund............................     --            360         448
Accrued research.........................................        132        115         533
Legal....................................................     --            222         351
Other....................................................         65        108         366
                                                           ---------  ---------  -----------
                                                           $   1,046  $   2,469   $   3,278
                                                           ---------  ---------  -----------
                                                           ---------  ---------  -----------

STOCK BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued "Accounting for Stock-Based Compensation" ("Statement No. 123") which is effective for fiscal 1996. Under Statement No. 123, stock-based compensation expense is measured using either the intrinsic-value method as prescribed in APB Opinion No. 25 or the fair value method described in Statement No. 123. Affymetrix intends to adopt the disclosure only alternative under Statement No. 123 and, accordingly, Affymetrix will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair value based method. Affymetrix has not yet determined the impact of these pro forma adjustments.

CONCENTRATIONS OF CREDIT RISK

    Cash equivalents and investments are financial instruments which potentially subject Affymetrix to concentrations of risk. Corporate policy restricts the amount of credit exposure to any one issuer and to any one type of investment, other than securities issued by the United States Government.

NOTE 2.  COLLABORATIVE AGREEMENTS AND GRANTS
    Affymetrix expects to collaborate with various partners to successfully commercialize its technology. Total costs incurred under contract and grant arrangements are approximately $1,412,000 in 1993, $1,499,000 in 1994, $5,237,000 in 1995, $602,000 for the three months ended March 31, 1995,
$1,759,000 for the three months ended March 31, 1996 and $9,952,000 for the period from inception through March 31, 1996.

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION FOR THE THREE MONTHS ENDED
                   MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
                 FROM INCEPTION TO MARCH 31, 1996 IS UNAUDITED)

NOTE 2.  COLLABORATIVE AGREEMENTS AND GRANTS (CONTINUED)
    Affymetrix began its collaboration with Genetics Institute ("GI") in November 1994 to develop applications of the GeneChip system to the identification of new genes and new uses of genes using expression monitoring. Under this agreement, GI funded Affymetrix' research to determine the feasibility of this application of GeneChip technology and agreed to make milestone and royalty payments. Under certain circumstances, Affymetrix may pay royalty payments to GI. If Affymetrix enters into similar agreements for gene expression with third parties, Affymetrix may be required to refund a portion of the development funding received from GI and future funding may be proportionately reduced (see Note 9).

    In December 1995, Affymetrix and GI expanded their relationship by entering into a supply agreement in the field of genomics under which Affymetrix will manufacture and supply additional custom probe arrays based on specific genes identified and selected by GI. Unlike the 1994 agreement with GI, this agreement does not provide research funding to Affymetrix. Pursuant to the agreement, GI is obligated to purchase and Affymetrix is obligated to supply certain minimum quantities of custom probe arrays developed for GI until the later of 2001 or four years after development of specified probe arrays. Affymetrix will receive fees for the design and delivery of the custom probe arrays, and may receive milestone payments and royalties on therapeutic compounds if developed by GI using these probe arrays. GI has exclusive rights to specific probe arrays supplied by Affymetrix.

    In October 1995, Affymetrix entered into a collaborative research and development agreement with Roche Molecular Systems, Inc. ("Roche"). Under this agreement, Roche agreed to fund certain research efforts for approximately one year aimed at developing GeneChip based products designed to detect certain genetic mutations. Roche is required to make additional payments if certain milestones are reached. Under certain circumstances, Affymetrix may pay royalties to Roche.

    In August 1995, Affymetrix received a three-year grant from the National Institutes of Health ("NIH") National Center for Human Genome Research for approximately $6,000,000. Affymetrix has been awarded approximately $2,000,000 for the first year of the grant, and the remaining amounts are subject to yearly appropriations by the NIH.


    Affymetrix entered into a collaboration with Hewlett-Packard Company ("HP") in November 1994 for HP to manufacture and supply a more advanced scanner for the use with Affymetrix' GeneChip probe arrays and for Affymetrix to develop, manufacture and supply certain probe arrays to HP for sale in certain markets. In exchange for certain rights, Affymetrix received and will receive certain payments, including milestones, as defined research and development objectives are achieved. In addition, HP will fund certain research work at Affymetrix. The collaborative agreement is for an initial five-year term and shall be extended thereafter for consecutive three-year terms, unless either party terminates the agreement upon six months notice. In November 1994, Affymetrix received a license payment from HP that is classified as deferred revenue and as an advance from collaborative partner in 1995 and 1994, respectively. The agreement contains terms, expiring in November 1996, that allow the payment to be applied towards the purchase of an equity position in Affymetrix upon agreement of both parties. Affymetrix is required to pay royalties to HP on HP and Company sponsored probe arrays sold by the Company pursuant to the agreement.


    In October 1994, Affymetrix and Molecular Dynamics, Inc. were awarded a five-year matching grant for a total of $31,500,000 under the Advanced Technology Program within the National Institute of Standards and Technology to develop a miniaturized DNA diagnostic device, of which approximately $10,700,000 will be available to Molecular Dynamics. The contract provides that Affymetrix will receive funding for approximately

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION FOR THE THREE MONTHS ENDED
                   MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
                 FROM INCEPTION TO MARCH 31, 1996 IS UNAUDITED)

NOTE 2.  COLLABORATIVE AGREEMENTS AND GRANTS (CONTINUED)
50% of its costs up to $20,800,000, some of which will be used to fund activities at collaborating academic institutions. The award is subject to yearly congressional authorization, which is uncertain. Affymetrix expects to receive payments monthly based on costs incurred.

    Affymetrix recognized revenues of approximately $1,412,000 in 1993, $1,499,000 in 1994, $1,034,000 in 1995, and $212,000 and $51,000 for the three months ended March 31, 1995 and 1996, respectively, pursuant to other contracts and grants.

NOTE 3.  AVAILABLE-FOR-SALE SECURITIES
    The following is a summary of available-for-sale securities as of December 31, 1994 (in thousands):

                                                                GROSS          GROSS
                                                             UNREALIZED     UNREALIZED     ESTIMATED
                                                   COST         GAINS         LOSSES      FAIR VALUE
                                                 ---------  -------------  -------------  -----------
U.S. Government obligations....................  $  16,503    $  --          $     382     $  16,121
                                                 ---------          ---            ---    -----------
                                                 ---------          ---            ---    -----------
  Amounts included in:
    cash equivalents...........................  $   4,975    $  --          $  --         $   4,975
    short-term investments.....................     11,528       --                382        11,146
                                                 ---------          ---            ---    -----------
    Total securities...........................  $  16,503    $  --          $     382     $  16,121
                                                 ---------          ---            ---    -----------
                                                 ---------          ---            ---    -----------

    The following is a summary of available-for-sale securities as of December 31, 1995 (in thousands):

                                                                GROSS          GROSS
                                                             UNREALIZED     UNREALIZED     ESTIMATED
                                                   COST         GAINS         LOSSES      FAIR VALUE
                                                 ---------  -------------  -------------  -----------
U.S. Government obligations....................  $  38,115    $     309      $      27     $  38,397
                                                 ---------          ---            ---    -----------
                                                 ---------          ---            ---    -----------
  Amounts included in:
    cash equivalents...........................  $   1,995    $  --          $  --         $   1,995
    short-term investments.....................     36,120          309             27        36,402
                                                 ---------          ---            ---    -----------
    Total securities...........................  $  38,115    $     309      $      27     $  38,397
                                                 ---------          ---            ---    -----------
                                                 ---------          ---            ---    -----------

    The   gross  realized   gains  and  gross   realized  losses   on  sales  of
available-for-sale securities were immaterial for the years ended December 31, 1994 and 1995.

    The following is a summary of the amortized cost and estimated fair value of available-for-sale securities at December 31, 1995, by contractual maturity (in thousands):

                                                                              ESTIMATED FAIR
                                                            AMORTIZED COST        VALUE
                                                            --------------  ------------------
Mature in one year or less................................    $   14,184        $   14,184
Mature after one year through three years.................        23,931            24,213
                                                                 -------           -------
  Total...................................................    $   38,115        $   38,397
                                                                 -------           -------
                                                                 -------           -------

NOTE 4.  RELATED PARTY TRANSACTIONS
    In December 1994, Affymetrix issued a $6,000,000 subordinated convertible promissory note to Affymax. In August of 1995, the note was converted into
1,333,333   shares   of   Series   B   Senior   convertible   preferred    stock

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION FOR THE THREE MONTHS ENDED
                   MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
                 FROM INCEPTION TO MARCH 31, 1996 IS UNAUDITED)

NOTE 4.  RELATED PARTY TRANSACTIONS (CONTINUED)
issued at $4.50 per share. Affymetrix also exercised an option to satisfy interest due on the note through July 1995, amounting to $319,856, by issuing Affymax five-year warrants to purchase 202,441 shares of Series 2 Subordinated convertible preferred stock at $5.50 per share.

    In December 1994, in connection with a lease agreement between Affymetrix and a third party, Affymax, with approval of the third party lessor, agreed to release Affymetrix of certain financial covenants to the third party. In exchange for this release, Affymetrix issued a five-year warrant to Affymax to purchase 103,382 shares of Series 2 Subordinated convertible preferred stock at $5.50 per share.

    Effective January 1, 1993, Affymetrix entered into a Technology License Agreement with Affymax whereby Affymetrix was granted an exclusive worldwide royalty-free license from Affymax, with the right to sublicense, to certain technology and to certain future inventions for use in the diagnostic and research supply markets including uses of DNA probe arrays. In exchange for the Technology License Agreement and prior Affymax contributions, Affymetrix issued Affymax 8,500,000 shares of Series 1 Subordinated convertible preferred stock using a share price of $1.25, and agreed to share certain costs of developing certain technology.

    Two directors of Affymetrix are employees of a subsidiary of Glaxo.


    Pursuant to a service agreement, Affymax provided certain general administrative and legal services to Affymetrix from October 1, 1993 until December 31, 1994. As of January 1, 1995, the agreement was amended to limit those services. Amounts expensed by Affymetrix under this agreement are approximately $787,000 in 1993, $806,000 in 1994, $291,000 in 1995, $150,000 for
the three months ended March 31, 1995, $37,000 for the three months ended March 31, 1996 and $1,921,000 for the period from inception through March 31, 1996. General administrative and legal services were allocated to Affymetrix based on time spent by Affymax employees exclusively on Affymetrix activities, at a rate based on the salaries of the employees involved plus an overhead rate. Such allocation was reasonable in the opinion of Affymetrix management.


    Since January 1, 1993, Affymetrix has been occupying a research facility in Santa Clara, California subleased from Affymax (See Note 7). Amounts expensed under this agreement are approximately $275,000 in 1993, $472,000 in 1994, $529,000 in 1995, $134,000 for the three months ended March 31, 1995, $134,000 for the three months ended March 31, 1996 and $1,410,000 for the period from inception through March 31, 1996.


    Affymetrix received legal services from Townsend and Townsend and Crew LLP ("Townsend") related to the intellectual property rights of Affymetrix. A partner of Townsend was also an employee on a part time basis of Affymetrix. Legal expenses related to services performed by Townsend are approximately $85,000 in 1993, $369,000 in 1994, $612,000 in 1995, $144,000 for the three months ended March 31, 1995, $193,000 for the three months ended March 31, 1996 and $1,259,000 for the period from inception through March 31, 1996.


    In June 1993, the Board approved the issuance of secured loans to certain officers for a total of $80,000 at an interest rate of 5.07% per year and payable in full at the earlier of July 1, 1998 or upon termination of employment. The loans were originally recorded as "notes receivable from officers" in shareholders' equity. In June 1995, one loan for $40,000 was reclassified to "other assets". In November 1994, the Board agreed to authorize $115,000 as collateral to a bank for an officer's loan. In August 1995, the Board approved the issuance of a five-year secured loan to an employee for a total of $50,000 at an interest rate of 8% per year and payable in full at the earlier of October 2, 2000 or upon termination of employment.

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION FOR THE THREE MONTHS ENDED
                   MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
                 FROM INCEPTION TO MARCH 31, 1996 IS UNAUDITED)

NOTE 5.  NOTES PAYABLE AND CREDIT ARRANGEMENTS

NOTES PAYABLE

    In December 1994, Affymetrix issued a $6,000,000 subordinated convertible promissory note to Affymax maturing on December 1, 1997, which was subsequently converted into 1,333,333 shares of Series B Senior convertible preferred stock in August 1995 at a conversion rate of $4.50 per share (See Note 4).

CREDIT ARRANGEMENTS

    In December 1994, Affymetrix entered into a financing arrangement with a leasing company for existing equipment. Under the terms of the lease, Affymetrix received a single minimum aggregate lease payment of $1,307,000 at the inception of the lease. The leaseback contract includes a five-year term expiring January 2, 2000, with an option to purchase the equipment at the greater of the residual value or fair market value. Under certain provisions, the lease may be extended for an additional year. The amount included in property and equipment related to the lease is $1,761,000 with accumulated depreciation of $464,000 and $818,000 at December 31, 1994 and December 31, 1995, respectively. Amortization of this property and equipment is included in depreciation expense. Future minimum lease payments under the capital lease obligation at December 31, 1995 are as follows (in thousands):

1996........................................................  $     292
1997........................................................        292
1998........................................................        292
1999........................................................        291
2000........................................................        280
                                                              ---------
Total minimum lease payments................................      1,447
Less amount representing interest...........................       (312)
                                                              ---------
Present value of minimum lease payments.....................      1,135
Less current portion........................................       (187)
                                                              ---------
Noncurrent obligation under capital lease...................  $     948
                                                              ---------
                                                              ---------

NOTE 6.  SHAREHOLDERS' EQUITY

PREFERRED SHARES

    Affymetrix is authorized to issue 27,500,000 shares of preferred stock, designated as follows: 6,000,000 for Series A Senior convertible preferred stock; 8,666,666 for Series B Senior convertible preferred stock; 8,500,000 for Series 1 Subordinated convertible preferred stock; 1,000,000 for Series 2 Subordinated preferred stock and 3,333,334 shares undesignated.

    The following table describes information with respect to the various series of convertible preferred stock outstanding as of December 31, 1994:

                                                                                      TOTAL
                                                 SHARES ISSUED   ISSUANCE PRICE    LIQUIDATION
                                                AND OUTSTANDING     PER SHARE      PREFERENCE
                                                ---------------  ---------------  -------------
Series A......................................       6,000,000      $    3.50     $  21,000,000
Series 1......................................       8,500,000           1.25        10,625,000
                                                ---------------                   -------------
                                                    14,500,000                    $  31,625,000
                                                ---------------                   -------------
                                                ---------------                   -------------

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION FOR THE THREE MONTHS ENDED
                   MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
                 FROM INCEPTION TO MARCH 31, 1996 IS UNAUDITED)

NOTE 6.  SHAREHOLDERS' EQUITY (CONTINUED)
    The following table describes information with respect to the various series of convertible preferred stock outstanding as of December 31, 1995 and March 31, 1996:

                                                                                      TOTAL
                                                 SHARES ISSUED   ISSUANCE PRICE    LIQUIDATION
                                                AND OUTSTANDING     PER SHARE      PREFERENCE
                                                ---------------  ---------------  -------------
Series A......................................       6,000,000      $    3.50     $  21,000,000
Series B......................................       8,666,666           4.50        39,000,000
Series 1......................................       8,500,000           1.25        10,625,000
                                                ---------------                   -------------
                                                    23,166,666                    $  70,625,000
                                                ---------------                   -------------
                                                ---------------                   -------------

    The Series A and Series B Senior and Series 1 and Series 2 Subordinated convertible shares represent convertible noncumulative preferred shares. Dividends for Series A and B are payable at $.28 and $.36 per share, respectively, in preference to payment of any dividends on the Series 1 Subordinated preferred shares, Series 2 Subordinated preferred shares and common stock, when and if declared by the Board. Dividends for Series 1 and 2 are payable at $.10 and $.44 per share, respectively. In the event of liquidation, dissolution, or winding up of Affymetrix, the Series A and Series B Senior preferred shares will have a liquidation preference over the Series 1 Subordinated preferred shares, Series 2 Subordinated preferred shares and common stock. Each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such share of preferred stock could be converted. Each share of preferred stock is convertible, at the holder's option, into 0.6667 share of common stock subject to anti-dilution adjustment upon the issuance of additional shares of common stock as defined in Affymetrix' Articles of Incorporation (See Note 9).

    The Series A Senior preferred shares, Series B Senior preferred shares, Series 1 Subordinated preferred shares and Series 2 Subordinated preferred shares will be automatically converted (i) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock to the public at an aggregate offering price of at least $7,500,000; (ii) immediately upon receipt by Affymetrix of a written request for conversion of at least 60% of the then outstanding shares of that series; or
(iii) upon the conversion of at least 60% of the shares of that series ever outstanding.

STOCK WARRANTS

    At December 31, 1995, the following warrants to purchase Affymetrix' preferred stock were outstanding:

                                                            EXERCISE     NUMBER OF                   EXPIRATION
                                                              PRICE       SHARES      ISSUE DATE        DATE
                                                           -----------  -----------  -------------  -------------
Series 2 Subordinated convertible preferred..............   $    5.50      103,382          1994           1999
Series 2 Subordinated convertible preferred..............   $    5.50      202,441          1995           2000

STOCK OPTION AND BENEFIT PLANS

    In 1993, the Board adopted the Affymetrix 1993 Stock Plan (the "Stock Plan") under which incentive stock options, nonqualified stock options and purchase rights may be granted to employees and outside consultants.

    Options granted under the Stock Plan expire no later than ten years from the date of grant. The option price shall be at least 100% of the fair value on the date of grant (110% in certain circumstances), as determined by the Board of Directors. Options may be granted with different vesting terms from time to time but not to exceed five years from the date of grant.

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION FOR THE THREE MONTHS ENDED
                   MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
                 FROM INCEPTION TO MARCH 31, 1996 IS UNAUDITED)

NOTE 6.  SHAREHOLDERS' EQUITY (CONTINUED)
    Activity under the Stock Plan through March 31, 1996 is as follows:

                                                                         OUTSTANDING OPTIONS
                                                                --------------------------------------
                                                                NUMBER OF    PRICE PER     AGGREGATE
                                                                  SHARES       SHARE         PRICE
                                                                ----------  ------------  ------------
Options granted...............................................     714,081  $       0.30  $    214,224
Options exercised.............................................    (333,332)         0.30      (100,000)
                                                                ----------  ------------  ------------
  Balance at December 31, 1993................................     380,749          0.30       114,224
Options granted...............................................     634,238    0.30-0.675       331,547
Options exercised.............................................     (74,200)         0.30       (22,260)
Options canceled..............................................     (38,799)         0.30       (11,640)
                                                                ----------  ------------  ------------
  Balance at December 31, 1994................................     901,988    0.30-0.675       411,871
Options granted...............................................   1,423,917         0.675       961,144
Options exercised.............................................     (62,749)   0.30-0.675       (22,524)
Options canceled..............................................    (104,032)   0.30-0.675       (56,597)
                                                                ----------  ------------  ------------
  Balance at December 31, 1995................................   2,159,124    0.30-0.675     1,293,894
Options granted...............................................     107,500    0.675-4.80       173,281
Options exercised.............................................     (72,973)   0.30-0.675       (45,627)
Options cancelled.............................................      (2,133)   0.30-0.675          (690)
                                                                ----------  ------------  ------------
  Balance at March 31, 1996...................................   2,191,518  $  0.30-4.80  $  1,420,858
                                                                ----------  ------------  ------------
                                                                ----------  ------------  ------------

    At December 31, 1995 and March 31, 1996, options for the purchase of 219,446 and 158,490 shares were exercisable, respectively, and 148,889 shares were subject to repurchase.

    For options granted through December 31, 1995, Affymetrix recognized an aggregate of $2,488,000 as deferred compensation for the excess of the deemed fair value for financial statement presentation purposes of the common stock issuable on exercise of such options over the exercise price. Deferred compensation related to options granted during the three months ended March 31, 1996 was $326,000. The deferred compensation expense is being recognized over the vesting period of the options.

    Affymetrix employees have participated in the Affymax stock option and benefit plan. The Affymax stock option plan, employees stock purchase plan, and investment savings plan have had no impact on the financial statements of Affymetrix.

NOTE 7.  OPERATING LEASE COMMITMENTS
    Since January 1, 1993, Affymetrix has been occupying a research facility in Santa Clara, California leased by Affymax. In February 1994, Affymetrix entered into a noncancelable operating sublease agreement with Affymax for a 21 month period. Affymetrix obtained an extension through October 1996. The underlying lease contains an option to renew the lease for an additional term of 82 months.

    In December 1994, Affymetrix entered into a noncancelable five-year lease for the rental of a manufacturing facility in Sunnyvale, California. Affymetrix has options to renew the lease for two additional three-year terms.

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION FOR THE THREE MONTHS ENDED
                   MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
                 FROM INCEPTION TO MARCH 31, 1996 IS UNAUDITED)

NOTE 7.  OPERATING LEASE COMMITMENTS (CONTINUED)
    In  October  1995,  Affymetrix  entered  into  a  four-year  lease,  and   a
noncancelable 17 month sublease, for the rental of a research and development facility in Sunnyvale, California.

    Future minimum rental payments under noncancelable operating leases at December 31, 1995 are as follows (in thousands):

1996........................................................  $   1,102
1997........................................................      1,042
1998........................................................      1,039
1999........................................................      1,099
2000........................................................        688
Thereafter..................................................      1,664
                                                              ---------
Total minimum rental payments...............................  $   6,634
                                                              ---------
                                                              ---------

    Rent expense related to operating leases was approximately $275,000 in 1993, $472,000 in 1994, $664,000 in 1995 and $2,005,000 for the period from inception through December 31, 1995.

    Affymetrix entered into certain noncancelable obligations for the purchase of GeneChip equipment and supplies. The maximum commitment under the contracts at December 31, 1995 is $1,735,000, which will be paid as units are received in 1996.

NOTE 8.  INCOME TAXES
    As of December 31, 1995, Affymetrix has net operating loss carryforwards of approximately $22,000,000, which will expire at various dates beginning on 2008 through 2010, if not utilized.

    Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    Significant components of Affymetrix deferred tax assets as of December 31 are as follows (in thousands):

                                                                  1993       1994       1995
                                                                ---------  ---------  ---------
Net operating loss carryforwards..............................  $   1,733  $   4,284  $   8,063
Research credits..............................................        346        708      1,167
Deferred revenue..............................................        156        710      1,041
Other-net.....................................................          7        209        532
                                                                ---------  ---------  ---------
Total deferred tax assets.....................................      2,242      5,911     10,803
Valuation allowance for deferred tax assets...................     (2,242)    (5,911)   (10,803)
                                                                ---------  ---------  ---------
Net deferred tax assets.......................................  $  --      $  --      $  --
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The valuation allowance increased by $2,163,000, $3,669,000, and $4,892,000 during 1993, 1994, and 1995, respectively.

NOTE 9.  OTHER EVENTS SUBSEQUENT TO DECEMBER 31, 1995
    On March 7, 1996, the Board of Directors approved a two-for-three reverse stock split of its common stock through an amendment to its Articles of Incorporation. All common share and per share amounts have been

                                AFFYMETRIX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    (INFORMATION FOR THE THREE MONTHS ENDED
                   MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
                 FROM INCEPTION TO MARCH 31, 1996 IS UNAUDITED)

NOTE 9. OTHER EVENTS SUBSEQUENT TO DECEMBER 31, 1995 (CONTINUED) retroactively adjusted to reflect this event. The conversion rates for the various issues of preferred stock have also been retroactively adjusted to reflect the reverse stock split as well as the anti-dilution adjustment. As of the effective date of the offering it is estimated that each share of Series A, Series B and Series 1 preferred stock will convert into approximately 0.6823, 0.6667, and 0.6775 shares of common stock, respectively.

    In addition, on March 7, 1996, the Board authorized the filing of a registration statement with the Securities and Exchange Commission permitting Affymetix to sell shares of its common stock to the public. If the offering is consummated under the terms presently anticipated, all of the currently outstanding preferred stock will automatically convert into 15,629,991 shares of common stock and the warrants will be exercisable for 203,881 shares of common stock at $8.25 per share. Unaudited pro forma shareholders' equity, as adjusted for the conversion of the preferred stock, is set forth in the accompanying balance sheets.


    In April 1996, Affymetrix entered into an agreement with Incyte Pharmaceuticals, Inc. to explore potential uses of DNA probe arrays in the area of gene expression. As a result of this agreement, Affymetrix is required to refund 30% of the development funding received from GI, and future funding from GI will be proportionally reduced. The Company has recorded an accrued liability for this refund. (See Note 2).



    In May 1996, Affymetrix entered into an agreement with Glaxo to design, test and supply probe arrays to demonstrate use of the arrays in detecting polymorphisms in specific genes. Glaxo and Affymetrix will design and test a probe array containing genes specified by Glaxo. If successfully developed, Affymetrix will supply Glaxo's requirements of such probe arrays for research purposes.

Affymetrix GeneChip Probe Array Manufacturing
-----------------------------------

             Combinationatorial                         [PICTURE]
             Synthesis
              Affymetrix is able to
              synthesize tens of
              thousands of different
              DNA probes in parallel. A
              robotic arm is shown
              transporting a wafer on a
              synthesizer.

               [PICTURE]                 Photolithography
                                         Affymetrix manufactures wafers of
                                         GeneChip probe arrays using a high
                                         resolution photolithographic
                                         fabrication process adapted from the
                                         semiconductor industry. A wafer is
                                         shown being exposed to ultraviolet
                                         light through a lithographic mask.

Wafer-Scale Production                                  [PICTURE]
Affymetrix achieves manufacturing
efficiencies by simultaneously
synthesizing many probe arrays on a
single wafer. A wafer, diced into
individual probe arrays, is shown being
packaged into cartridges.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the Common Stock being registered. All amounts are estimated except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Application Fee.

SEC Registration Fee..............................................  $  25,776
NASD Filing Fee...................................................      7,975
Nasdaq National Market Application Fee............................      1,000
Blue Sky Qualification Fees and Expenses..........................     10,000
Accounting Fees and Expenses......................................    150,000
Legal Fees and Expenses (including Blue Sky)......................    300,000
Transfer Agent and Registrar Fees.................................      5,000
Printing and Engraving............................................    150,000
Miscellaneous.....................................................    150,249
                                                                    ---------
    Total.........................................................  $ 800,000
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Pursuant to Section 204(a) and 317 of the California Corporations Code, as amended, the registrant has included in its articles of incorporation and by-laws provisions regarding the indemnification of officers and directors of the registrant. Article Four of registrant's Restated Articles of Incorporation, as amended, provides as follows:

    "The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by by-law, agreement or otherwise, in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in
Section 204 of the California Corporations Code. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expense to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended."

    Section 29 of the registrant's By-Laws, as amended, provides as follows:

    "29. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    (A) INDEMNIFICATION. To the fullest extent permissible under California law, the corporation shall indemnify its directors and officers against all expenses, judgment, fines settlement and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans). To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this By-law in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses. If, after the effective date of this By-law, California law is amended in a manner which permits the corporation to authorize indemnification of or advancement of expenses to its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this By-law to "California law" shall to that extent be deemed to refer to California law as so amended. The rights granted by this By-law are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

    (b) PROCEDURE. Upon written request to the Board of Directors by a person seeking indemnification under this By-law, the Board shall promptly determine in accordance with Section 317(e) of the California Corporations Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation's expense) or the corporation's shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

    (c) DEFINITIONS. The term "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term "expenses" includes, without limitation, attorney's fees and any expenses of establishing a right to indemnification."

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


    During the past three years, the registrant has issued the securities set forth below which were not registered under the Securities Act of 1933, as amended (the "Act"). The share amounts (and purchase and option exercise prices) set forth below have been adjusted to give effect to the two-for-three reverse stock split of the Common Stock effected in May 1996 but do not give effect to the conversion of Preferred Stock into Common Stock upon the closing of this offering.



    (1) COMMON STOCK. In August 1993, the registrant issued to Affymax N.V. ("Affymax"), an accredited investor, 667 shares of Common Stock at $0.15 per share. The issuance was a private placement without general advertising or solicitation to an "accredited investor" within the meaning of Rule 501(a) under the Act and was exempt from registration under Section 4(2) of the Act. From December 1993 to April 30, 1996, the registrant issued 552,169 shares of Common Stock at prices ranging between $0.30 per share and $0.675 per share to directors, employees and consultants in connection with the exercise by such directors, employees and consultants of stock options held by them. All issuances made pursuant to the exercise of options were made under the registrant's 1993 Stock Plan, as amended. In August 1995, the registrant issued 65,320 shares of Common Stock for financing commissions. All of the foregoing issuances and exercises of options were exempt from registration pursuant to
Section 3(b) of the Act and Rule 701 promulgated thereunder.


    (2) SERIES A SENIOR CONVERTIBLE PREFERRED STOCK. In September 1993, the registrant sold an aggregate of 6,000,000 shares of Series A Convertible Senior Preferred Stock for $3.50 per share to approximately 48 accredited investors. The sales were private placements without general advertising or solicitation to "accredited investors" within the meaning of Rule 501(a) under the Act and were exempt from registration under Section 4(2) of the Act.

    (3) SERIES B SENIOR CONVERTIBLE PREFERRED STOCK. In August 1995, the registrant sold 8,666,666 shares of Series B Senior Convertible Preferred Stock at a price of $4.50 per share to approximately 100 accredited investors. The sales were private placements without general advertising or solicitation to "accredited investors" within the meaning of Rule 501(a) under the Act and were exempt from registration under Section 4(2) of the Act.

    (4) SERIES 1 SUBORDINATED CONVERTIBLE PREFERRED STOCK. In September 1993 the registrant issued to Affymax 8,500,000 shares of Series 1 Subordinated Preferred Stock at a price of $1.25 per share. The sale was a private placement without general advertising or solicitation to an "accredited investor" within the meaning of Rule 501(a) under the Act and was exempt from registration under
Section 4(2) of the Act.

    (5)  WARRANTS  TO  PURCHASE  SERIES  2  SUBORDINATED  CONVERTIBLE  PREFERRED
STOCK.   In December 1994, the registrant issued a five-year warrant to purchase an aggregate of 103,382 shares of Series 2 Subordinated

Convertible Preferred Stock exercisable at $5.50 per share to Affymax in consideration for relieving the Company of certain financial covenants and to guarantee its obligation to a third party. In 1995, the registrant issued five-year warrants to purchase an aggregate of 202,441 shares of Series 2 Subordinated Convertible Preferred Stock exercisable at $5.50 per share to Affymax in consideration for certain interest payments otherwise due on a note agreement. Affymax is an "accredited investor" within the meaning of Rule 501(a) under the Act. The sales were private placements without general advertising or solicitation and was exempt from registration under Section 4(2) of the Act.


    (6) OPTION ISSUANCES TO DIRECTORS, OFFICERS, EMPLOYEES AND CONSULTANTS. From July 1993 to April 30, 1996, the registrant has issued options to purchase a total of 2,885,400 shares of Common Stock at an exercise price ranging between $0.30 and $4.80 per share to directors, officers, employees and consultants. As of the date of this registration statement, 552,169 options have been exercised. All of such issuances were made under the registrant's 1993 Stock Plan, as amended. No consideration was paid to the registrant by any recipient of any of the foregoing options for the grant of any such options. All of the foregoing issuances and exercises were exempt from registration pursuant to Section 3(b) of the Act and Rule 701 promulgated thereunder.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits


      1.1  Form of Underwriting Agreement
    **3.1  Amended and Restated Articles of Incorporation
    **3.2  Form of Amended and Restated Articles, to be effective upon closing
    **3.3  Bylaws
    **3.4  Form of Certificate of Amendment of Amended and Restated Articles of
            Incorporation
    **4.1  Specimen Common Stock Certificate
    **5.1  Opinion of Heller Ehrman White & McAuliffe
   **10.1  1993 Stock Plan, as amended
   **10.2  1996 Nonemployee Directors Stock Option Plan
  **+10.3  Collaboration Agreement by and between Hewlett-Packard Company and Affymetrix,
            Inc. dated November 11, 1994
  **+10.4  Development and Supply Agreement between Affymetrix, Inc. and Genetics
            Institute, Inc. dated November 15, 1994
  **+10.5  Supply Agreement with Genetics Institute, Inc. dated December 8, 1995
  **+10.6  Technology License Agreement among Affymax N.V., Affymax Technologies, N.V., the Affymax Research Institute, and Affymetrix, Inc. dated January 1, 1993
   **10.7  Severance Agreement and Release between Affymetrix, Inc. and David B. Singer dated June 15, 1995
   **10.8  Loan and Pledge Agreement between David B. Singer and Affymetrix, Inc.
            effective December 7, 1993.
  **+10.9  ATP Participation Agreement between Affymetrix, Inc. and Molecular Dynamics,
            Inc. dated January 12, 1995 pursuant to the National Institute of Standards and Technology's Advanced Technology Program.
  **10.10  Amendment 1 to the ATP Participation Agreement between Affymetrix, Inc. and
            Molecular Dynamics, Inc. effective January 13, 1996.
 **+10.11  Governance Agreement between Affymetrix, Inc. and Glaxo Wellcome plc dated
            July 6, 1995.
  **10.12  Services Agreement between Affymax Research Institute and Affymetrix, Inc.
            effective October 1, 1993.

  **10.13  Loan Agreement between Affymax Technologies N.V. and Affymetrix, Inc. dated
            December 1, 1994.
  **10.14  Lease between Solar Oakmead Joint Venture and Affymetrix, Inc. dated October
            20, 1995.
  **10.15  Sublease between Salutar, Inc. and Affymetrix, Inc. dated October 20, 1995.
  **10.16  Sublease between Affymax Research Institute and Affymetrix, Inc. dated
            February 1, 1994.
 **+10.17  Manufacturing and Supply Agreement between Affymetrix, Inc. and RELA, Inc.
            dated November 27, 1995.
  **10.18  Loan and Pledge Agreement between Stephen P.A. Fodor and Affymetrix, Inc.
            effective December 7, 1993.
  **10.19  Agreement between Stephen P.A. Fodor and Affymetrix, Inc. dated November 1,
            1994.
  **10.20  Form of Director and Officer Indemnification Agreement
 **+10.21  Demonstration Agreement between Affymetrix, Inc. and Glaxo Wellcome, Inc.
            dated May 1, 1996
    10.22  Lease between Harry Locklin and Affymetrix, Inc. dated December 5, 1994.
     11.1  Statement of computation of net loss per share
     23.1  Consent of Ernst & Young LLP, independent auditors
   **23.2  Consent of Heller Ehrman White & McAuliffe
     23.3  Consent of Townsend and Townsend and Crew LLP
   **24.1  Power of Attorney (included on page II-5)
   **24.2  Power of Attorney of Alejandro C. Zaffaroni
     24.3  Power of Attorney of Barry C. Ross


------------
**  Previously filed.
 +  Confidential treatment requested.

ITEM 17.  UNDERTAKINGS
    A. The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    C. The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURE


    Pursuant to the requirements of the Securities Act of 1933, Affymetrix, Inc. has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Clara, California on May 20, 1996.


                                          AFFYMETRIX, INC.
                                          By                  *

                                            ------------------------------------

                                             JOHN D. DIEKMAN, Ph.D.
                                            CHIEF EXECUTIVE OFFICER AND CHAIRMAN


    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                         CAPACITY                        DATE
-----------------------------------------------------  ------------------------------------------  ---------------

                                    *                  Director, and Chief Executive
     ------------------------------------------         Officer (Principal Executive Officer)       May 20, 1996
               John D. Diekman, Ph.D.

                                    *
     ------------------------------------------        Director and President                       May 20, 1996
              Stephen P.A. Fodor, Ph.D.

                                    *
     ------------------------------------------        Director                                     May 20, 1996
                  Paul Berg, Ph.D.

                                    *
     ------------------------------------------        Director                                     May 20, 1996
                   Douglas M. Hurt

                                    *
     ------------------------------------------        Director                                     May 20, 1996
                Vernon R. Loucks, Jr.

                                    *
     ------------------------------------------        Director                                     May 20, 1996
                Barry C. Ross, Ph.D.

                                    *
     ------------------------------------------        Director                                     May 20, 1996
                   David B. Singer

                                    *
     ------------------------------------------        Director                                     May 20, 1996
                    John A. Young

                                    *
     ------------------------------------------        Director                                     May 20, 1996
            Alejandro C. Zaffaroni Ph.D.

                  /S/ KENNETH J. NUSSBACHER            Chief Financial Officer
     ------------------------------------------         (Principal Financial and                    May 20, 1996
                Kenneth J. Nussbacher                   Accounting Officer)

        *By:       /S/ KENNETH J. NUSSBACHER
          -------------------------------------                                                     May 20, 1996
                  Kenneth J. Nussbacher
                   (ATTORNEY-IN-FACT)

                               INDEX TO EXHIBITS


 EXHIBIT                                                                                              PAGE
----------                                                                                          ---------

      1.1   Form of Underwriting Agreement........................................................

    **3.1   Amended and Restated Articles of Incorporation........................................

    **3.2   Amended and Restated Articles, to be effective upon closing...........................

    **3.3   Bylaws................................................................................

    **3.4   Form of Certificate of Amendment of Amended and Restated Articles of Incorporation....

    **4.1   Specimen Common Stock Certificate.....................................................

    **5.1   Opinion of Heller Ehrman White & McAuliffe............................................

   **10.1   1993 Stock Plan, as amended...........................................................

   **10.2   1996 Nonemployee Directors Stock Option Plan..........................................

  **+10.3   Collaboration Agreement by and between Hewlett-Packard Company and Affymetrix, Inc.
            dated November 11, 1994...............................................................

  **+10.4   Development and Supply Agreement between Affymetrix, Inc. and Genetics Institute, Inc.
            dated November 15, 1994...............................................................

  **+10.5   Supply Agreement with Genetics Institute, Inc. dated December 8, 1995.................

  **+10.6   Technology License Agreement among Affymax N.V., Affymax Technologies, N.V., the
            Affymax Research Institute, and Affymetrix, Inc. dated January 1, 1993................

   **10.7   Severance Agreement and Release between Affymetrix, Inc. and David B. Singer dated
            June 15, 1995.........................................................................

   **10.8   Loan and Pledge Agreement between David B. Singer and Affymetrix, Inc. effective
            December 7, 1993......................................................................

  **+10.9   ATP Participation Agreement between Affymetrix, Inc. and Molecular Dynamics, Inc.
            dated January 12, 1995 pursuant to the National Institute of Standards and
            Technology's Advanced Technology Program..............................................

   **10.10  Amendment 1 to the ATP Participation Agreement between Affymetrix, Inc. and Molecular
            Dynamics, Inc. effective January 13, 1996.............................................

  **+10.11  Governance Agreement between Affymetrix, Inc. and Glaxo Wellcome plc dated July 6,
            1995..................................................................................

   **10.12  Services Agreement between Affymax Research Institute and Affymetrix, Inc. effective
            October 1, 1993.......................................................................

   **10.13  Loan Agreement between Affymax Technologies N.V. and Affymetrix, Inc. dated December
            1, 1994...............................................................................

   **10.14  Lease between Solar Oakmead Joint Venture and Affymetrix, Inc. dated October 20,
            1995..................................................................................

   **10.15  Sublease between Salutar, Inc. and Affymetrix, Inc. dated October 20, 1995............

   **10.16  Sublease between Affymax Research Institute and Affymetrix, Inc. dated February 1,
            1994..................................................................................

  **+10.17  Manufacturing and Supply Agreement between Affymetrix, Inc. and RELA, Inc. dated
            November 27, 1995.....................................................................

   **10.18  Loan and Pledge Agreement between Stephen P.A. Fodor and Affymetrix, Inc. effective
            December 7, 1993......................................................................

   **10.19  Agreement between Stephen P.A. Fodor and Affymetrix, Inc. dated November 1, 1994......

   **10.20  Form of Director and Officer Indemnification Agreement................................

  **+10.21  Demonstration Agreement between Affymetrix, Inc. and Glaxo Wellcome, Inc. dated May 1,
            1996..................................................................................

     10.22  Lease between Harry Locklin and Affymetrix, Inc. dated December 5, 1994...............

     11.1   Statement of computation of loss per share............................................

     23.1   Consent of Ernst & Young LLP, independent auditors....................................

   **23.2   Consent of Heller Ehrman White & McAuliffe............................................

     23.3   Consent of Townsend and Townsend and Crew LLP.........................................

   **24.1   Power of Attorney (included on page II-5).............................................

   **24.2   Power of Attorney of Alejandro C. Zaffaroni...........................................

     24.3   Power of Attorney of Barry C. Ross....................................................


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**  Previously filed.
 +  Confidential treatment requested.

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                AFFYMETRIX, INC.

                                    VOLUME I

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
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---------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                AFFYMETRIX, INC.

                                   VOLUME II

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